   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1997

                                                     REGISTRATION NO. 333-12619
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 ------------
                                POST-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------
                       HYPERION TELECOMMUNICATIONS, INC.
            (Exact name of registrant as specified in its charter)

         DELAWARE                     4813                   25-1669404
      (State or other           (Primary Standard         (I.R.S. Employer
      jurisdiction of       Industrial Classification    Identification No.)
     incorporation or             Code Number)
       organization)

                             MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ------------
                         DANIEL R. MILLIARD, PRESIDENT
                       HYPERION TELECOMMUNICATIONS, INC.
                             MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ------------
                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:
                      CARL E. ROTHENBERGER, JR., ESQUIRE
                              BUCHANAN INGERSOLL
                           PROFESSIONAL CORPORATION
                         21ST FLOOR, 301 GRANT STREET
                        PITTSBURGH, PENNSYLVANIA 15219
                                (412) 562-8826

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                 ------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                     SUBJECT TO COMPLETION NOVEMBER 5, 1997

                       HYPERION TELECOMMUNICATIONS, INC.
     329,000 WARRANTS TO PURCHASE AN AGGREGATE OF 613,427 SHARES OF CLASS B COMMON STOCK AND 613,427 SHARES OF CLASS B COMMON STOCK ISSUABLE UPON
                            EXERCISE OF THE WARRANTS
                                  -----------

  This Prospectus is being used in connection with the offering from time to time by certain holders (the "Selling Securityholders") of warrants (the "Warrants" or "Class B Warrants"), each to purchase 1.8645 shares of Class B common stock, $.01 par value per share (the "Class B Common Stock"), of Hyperion Telecommunications, Inc., a Delaware corporation (together with its subsidiaries, the "Company" or "Hyperion"), at an exercise price of $.01 per share (subject as to both the number of shares and the exercise price to anti-dilution provisions), and the shares of Class B Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"). This Prospectus may also be used by the Company in connection with the issuance from time to time of the Warrant Shares. The Warrants may be exercised at any time after the earlier to occur of (i) May 1, 1997 or (ii) in the event of a Change of Control (as defined), the date the Company mails notice thereof to holders of the Warrants. Unless exercised, the Warrants will expire on April 1, 2001.

  The Warrants and the Warrant Shares may be offered by the Selling Securityholders in transactions in the over-the-counter-market at prices obtainable at the time of sale or in privately negotiated transactions at prices determined by negotiation. The Selling Securityholders may effect such transactions by selling the Warrants or the Warrant Shares to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Warrants or the Warrant Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Additionally, agents or dealers may acquire Warrants, Warrant Shares or interests therein as a pledgee and may, from time to time, effect distributions of the Warrants, Warrant Shares or interests in such capacity. See "The Selling Securityholders" and "Plan of Distribution." The Selling Securityholders, the brokers and dealers through whom sales of the Warrants or Warrant Shares are made and any agent or dealer who distributes Warrants or Warrant Shares acquired as pledgee may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized by them on the sale of the Warrants or Warrant Shares may be considered to be underwriting compensation.

  The Company will receive proceeds from the exercise of the Warrants. Except for the sale of the Warrant Shares upon exercise of the Warrants, the Company is not selling any of the Warrants or Warrant Shares and will not receive any of the proceeds from the sale of the Warrants or Warrant Shares being sold by the Selling Securityholders. The cost of registering the Warrants and the Warrant Shares is being borne by the Company.

  The Company has not and does not currently intend to apply for the listing of the Warrants or the Warrant Shares on any securities exchange or for quotation through the Nasdaq National Market.

            PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY MATTERS
             DISCUSSED UNDER THE CAPTION "RISK FACTORS" ON PAGE 11.

                                  -----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

  No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

  This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                THE DATE OF THIS PROSPECTUS IS NOVEMBER   , 1997

                             AVAILABLE INFORMATION

  In accordance with Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Hyperion is subject to the informational requirements of the Exchange Act and files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and will also be available at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

  The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

  Copies of all or any portion of the reports and other information referred to above and the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain prescribed fees. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov), which is maintained by the Commission and which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                               PROSPECTUS SUMMARY

  The following information is qualified in its entirety by the more detailed information and financial statements and notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. For a description of certain terms used in this Prospectus, see the Glossary attached to this Prospectus as Appendix A. Unless the context otherwise requires, references in this Prospectus (i) to the "Company" or "Hyperion" mean Hyperion Telecommunications, Inc. together with its subsidiaries, and (ii) to the "networks," the "Company's networks" or the "Operating Companies' networks" mean the 22 telecommunications networks in which the Company, as of September 1, 1997, had ownership interests through 17 Operating Companies (which, as defined herein, are (a) wholly owned or majority-owned subsidiaries of the Company or (b) joint ventures, partnerships, corporations or limited liability companies managed by the Company and in which the Company holds an equity interest of 50% or less). Unless otherwise specified, information regarding the networks that is contained in this Prospectus is as of September 1, 1997, at which time the Company had ownership interests in 22 networks, including the networks in Albany and Binghamton, New York (in which, however, the Company no longer holds an ownership interest as a result of the consummation of the TWEAN Agreement on September 12, 1997; see "--Recent Developments"). As of the date of this Prospectus, 17 of the networks were 50% or less owned by the Company. As described more fully herein, the Company designs, constructs, manages and operates networks on behalf of the Operating Companies, and it is through these networks that the Company and the Operating Companies provide telecommunications services. See "--Ownership of the Company and the Operating Companies." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included or incorporated by reference in this Prospectus, including Management's Discussion and Analysis of Financial Condition and Results of Operations, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, persons reading this Prospectus should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward looking statements. Persons reading this Prospectus should carefully consider the factors set forth herein under the caption "Risk Factors."

                                  THE COMPANY

  The Company is a leading facilities-based provider of local telecommunications services with state-of-the-art fiber optic networks located in regionally clustered markets primarily within the eastern half of the United States. As of June 30, 1997, Hyperion's 17 operating networks served 35 cities with approximately 3,640 route miles of fiber optic cable connecting 1,603 buildings and 106 local exchange carrier ("LEC") central offices. The Company's 22 networks (which includes five under construction) have generally been developed by partnering with a local cable operator or utility provider (the "Local Partner"), which has enabled the Company to finance its network expansion at a significantly lower cost than other competitive local exchange carriers ("CLECs") and to rapidly construct high-capacity fiber optic networks which provide the Company broader coverage than other CLECs in its markets. According to Company estimates, this broad network coverage enables the Company to directly reach approximately 60% of the business access lines currently in service in its markets. In the markets where the Company's 22 networks are operating or under construction, as of June 30, 1997, the Company believes its addressable market opportunity was approximately $16.2 billion annually, substantially all of which is currently serviced by the incumbent LECs and interexchange carriers ("IXCs"). This addressable market estimate does not include the enhanced data services market which the Company has entered, or the Internet access market which it plans to enter in the near future.

  The Company's current service offerings include switched local dial tone (in 13 markets), enhanced data services (in seven markets), including frame relay, high speed Internet access, video conferencing, dedicated access and long distance access. The Company also plans to be an Internet Service Provider ("ISP") in a majority of its markets by the end of fiscal 1998. In addition, the Company will begin selling long distance services by the end of 1997 through a resale agreement with an IXC and expects to begin offering facilities-based long distance services through the regional interconnection of the Company's networks in the near future. With 75% of all U.S. telecommunications intraLATA and interLATA toll traffic terminating, on average, within 300 miles of its origination point, the Company believes that the breadth of its networks, their regional clustering, and the current and planned interconnection of the networks will enable the Company to originate and terminate a significant proportion of its customers' communications traffic over its own networks, rather than relying primarily on the network of the incumbent LEC.

  Hyperion's targeted customer base consists of small, medium and large businesses, governmental and educational end users and IXCs. Some of these end user customers include America Online, Sprint, Hershey Medical Center and HCA International. The Company services its customers through a dedicated sales force of approximately 70 highly trained professionals focused on selling the Company's portfolio of service offerings. The Company expects to increase its sales force and marketing efforts significantly by the end of the fiscal year. Management believes that the Company's ability to utilize its extensive network clusters to offer a single source solution for all of its customers' telecommunications needs provides it with a significant competitive advantage over other CLECs. Further, Hyperion believes it can continue to attract end user customers by offering (i) a single point of contact for billing, installation and service coordination, (ii) high-capacity fiber optic network connection directly to all or substantially all of a customer's premises due to the breadth of the Company's network coverage and (iii) high quality, solutions-oriented customer service. The Company also believes that major IXCs such as AT&T, MCI and Sprint will seek to offer their business customers an integrated package of switched local and long distance services using the networks of CLECs such as Hyperion. The Company believes that it is well positioned to capitalize on this opportunity as its networks generally offer the broadest coverage in their markets, which is attractive to both end user customers and major IXCs.


  The Company initiated its switched services deployment plan in 1997 and currently provides switched services in 13 markets, nine of which were placed in operation during the last five months, with switching for the remaining two operating markets (excluding Albany and Binghamton, New York) expected to be operational by the end of 1997. In the markets it currently serves, the Company estimates that there are approximately 11 million business access lines in service. The Company has experienced initial success in the sale of access lines with approximately 16,000 access lines sold as of September 30, 1997, of which approximately 5,500 lines are installed and the remainder are scheduled for service by the end of 1997. The timing of certain installations may be extended due to necessary upgrading of customer facilities, the complexity of installation or customer scheduling requirements. Delivery of on-network switched services is expected to provide faster, more reliable access line provisioning and more responsive customer service and monitoring. The Company believes that its large upfront capital investment in its networks, coupled with the selective use of unbundled network elements, will provide higher operating margins than can be achieved by other CLECs.

  Since inception in October 1991 through June 30, 1997, the Company and its partners have invested approximately $339.4 million to build and develop the network infrastructure and to fund operations. As of June 30, 1997, the gross property, plant and equipment of the Company, its networks and the Company's Network Operations and Control Center (the "NOCC"), including the Company's investment in Telergy (see "--Recent Developments"), was approximately $286.0 million. The Company anticipates that its future capital expenditure requirements will be largely based on a selective network build-out strategy that combines both on-network and off-network connections to customers.

  The Company has increased, and intends to continue to increase, its ownership interests in Operating Companies when it can do so on attractive economic terms. This goal has been facilitated by the substantial completion of a number of Hyperion's networks along with the desire of certain of its current Local Partners to reduce their telecommunications investments and focus on their core cable operations. For example, the Company has entered into agreements to increase or has recently increased its ownership interest to 100% in Operating Companies in five of its markets. See "--Ownership of the Company and the Operating Companies." As a result, since December 31, 1995, the Company's weighted average ownership interest (based on gross property, plant and equipment) in its Operating Companies has, after giving effect to pending definitive agreements, increased to 66.4% from 34.5%.

GROWTH STRATEGY

  The Company's objective is to be the leading local telecommunications services provider to small, medium and large businesses, governmental and educational end users and IXCs within its markets. To achieve this objective, the Company has pursued a facilities-based strategy to provide extensive, high capacity network coverage and to broaden the range of telecommunications products and services it offers to targeted customers. The principal elements of the Company's growth strategy include the following:

  Provide Bundled Package of Telecommunications Services. The Company believes that a significant portion of business and government customers prefer a single-source telecommunications provider that delivers a full range of efficient and cost effective solutions to meet their telecommunications needs. These customers require reliability, high quality, broad geographic coverage, end-to-end service, solutions-oriented customer service and the timely introduction of new and innovative services. The Company believes it will be able to continue to compete effectively for end users by offering superior reliability, product diversity, service and custom solutions to end user needs at competitive prices. The Company also offers its local services to IXCs and has entered into national service agreements with AT&T and MCI to be their preferred supplier of dedicated access and switched access transport services. See "Business--AT&T Certification" and "--Recent Developments--Preferred Provider Alliance with MCI."

  Expand Solutions-Oriented Sales Effort. The Company provides an integrated solutions approach to satisfy its end users' communications requirements through a well trained and focused team of direct sales and engineering support professionals. In its marketing efforts, the Company emphasizes its extensive fiber optic network, which provides the reach and capacity to address the needs of its customers more effectively than many of its competitors who rely solely upon leased facilities or who have limited network build-outs in their markets. The Company intends to double the size of its current direct sales force of over 70 persons by the end of the year and increase the number of its customer care professionals from 44 to approximately 70 as it increases the breadth of its product offerings to satisfy the growing communications needs of its customers. Further, by the end of 1997, the Company expects to initiate direct marketing and sales of local communications services on an unbundled loop basis to retail and small business customers in certain markets, generally offering such services under either the Hyperion name or a co-branded name that includes the name of the particular Local Partner.

  Continue to Increase Broad Based Network Clusters and Interconnect
Networks. The Company intends to build on its extensive networks by (i) expanding its networks into nearby areas that are under-served by its competitors, (ii) establishing new networks in close proximity to existing markets and (iii) interconnecting the networks within its regional clusters. The Company believes that clustering and interconnecting its large networks enables it to (i) carry a greater amount of traffic on its own networks, which leverages the fixed cost structure of its networks, thereby increasing revenues and margins, (ii) take advantage of economies of scale in management, network operations and sales and marketing, (iii) increase the number of customers that the Company's networks can service and (iv) increase the networks' ability to provide reliable, end-to-end connectivity on a regionally focused basis.

  Create Additional Partnerships with Utility Companies. The Company intends to continue to construct new networks either through partnerships or long-term fiber lease agreements with utility companies, which significantly reduces the cost and time required to construct a fiber optic network. This approach enables the

Company to offer services more rapidly as well as lower the overhead costs associated with operating and maintaining a network. Utility companies are attractive partners for the Company due to their (i) contiguous and broad geographic coverage with extensive conduits and rights-of-way in both business and residential areas, (ii) significant access to capital resources, (iii) existing relationships with business and residential customers and (iv) reputation for reliability and quality customer service. In turn, the Company believes that it is an attractive partner for utility companies because it can offer them a significant stake in its networks, both from a financial and operational perspective, and provide network operations management expertise.

RECENT DEVELOPMENTS

  12 7/8% Senior Exchangeable Redeemable Preferred Stock Offering. On October 9, 1997, Hyperion issued $200.0 million aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 (the "Preferred Stock") primarily to qualified institutional investors in a private placement (the "Preferred Stock Offering"). The net proceeds of approximately $194.5 million from this issuance will be used to fund the acquisition of increased ownership interests in certain of its networks, for capital expenditures, including the construction and expansion of new and existing networks, and for general corporate and working capital purposes. Pending such uses, the net proceeds will be invested in cash, short-term investments and other cash equivalents. Through October 15, 2002, dividends on the Preferred Stock may be paid, at Hyperion's option, in cash or additional shares of Preferred Stock.

  Offering of Senior Secured Notes. On August 27, 1997, the Company announced the sale of $250.0 million aggregate principal amount of 12 1/4% Senior Secured Notes due 2004 (the "Senior Secured Notes") in a private placement exempt from registration (the "Senior Secured Note Offering"). The Company secured the Senior Secured Notes through the pledge of the common stock of certain of its wholly-owned subsidiaries. Of the net proceeds of the Senior Secured Note Offering of approximately $243.3 million, $83.4 million was placed in an escrow account to provide for payment in full when due of the first six scheduled interest payments on the Senior Secured Notes, with the remainder of the net proceeds to be used to fund the acquisition of increased ownership interests in certain of its networks, the continued expansion of its networks, and working capital.

  Preferred Provider Alliance with MCI. On June 13, 1997, the Company entered into agreements (collectively, the "MCI Preferred Provider Agreement") with MCImetro Access Transmission Services, Inc. (together with its affiliate, MCI Communications, "MCI"). Pursuant to these agreements, the Company is designated MCI's preferred provider of new end user dedicated access circuits and of end user dedicated access circuits resulting from conversions from the incumbent LEC in the Company's markets. In addition, Hyperion has a right of first refusal to provide MCI all new dedicated local network access circuits such as POP-to-POP or POP-to-LSO connections.

  Entergy Agreement. On April 24, 1997, the Company and Entergy Corporation ("Entergy") formed three joint ventures in which the Company, through three of its wholly owned Subsidiaries, and Entergy each own a 50% interest (the "Entergy-Hyperion Joint Ventures"). The Entergy-Hyperion Joint Ventures will offer competitive telecommunications services primarily to commercial customers in the Little Rock, Arkansas, Jackson, Mississippi, and Baton Rouge, Louisiana, metropolitan areas (the "Entergy Networks"). In addition, they intend to offer a full range of switched telecommunications services, dedicated access to long distance carriers and private line services.

  Fiber Interconnection of Northeast Cluster. Pursuant to agreements with Telergy, Inc. ("Telergy"), the Company will lease dark fiber to connect certain of its New York networks. Telergy has commenced construction of a fiber optic backbone network which is scheduled to be completed in stages, with completion of Buffalo to Syracuse in September 1997, completion of Syracuse to Albany expected by the end of 1997, and final completion of Albany to New York City expected by the end of 1999.

  Changes in Network Ownership.

  . The Company has entered into purchase agreements (collectively, the "New Jersey Agreement") dated October 31, 1997 with subsidiaries of Tele-Communications, Inc. ("TCI") and Sutton Capital Associates, Inc. ("Sutton") to increase its ownership interests in the New Brunswick and Morristown, NJ networks to 100%.

  . On August 11, 1997, the Company entered into agreements (collectively, the "TCI Agreement") with certain subsidiaries of TCI pursuant to which the Company will purchase all of TCI's interest in the Operating Company that owns the Louisville and Lexington networks.

  . On August 4, 1997, the Company entered into an agreement with Lenfest Telephony ("Lenfest") to increase its interest in the Harrisburg Operating Partnership to 100%.

  . On May 8, 1997, the Company entered into agreements (collectively, the "TWEAN Agreement") with Time Warner Entertainment Advance/Newhouse and Advance/Newhouse Partnership (collectively "TWEAN") to, among other things, consolidate the Company's interests in New York state by increasing its ownership interest in the Syracuse network to 100%. On September 12, 1997, the Company consummated the TWEAN Agreement and thereby (i) increased its ownership interests in the Buffalo and Syracuse networks to 60% and 100%, respectively, and (ii) eliminated its ownership interests in the Albany and Binghamton networks.

  . Upon the consummation of the TCI Agreement, the Company will increase its ownership interest in the Buffalo network to 100%.

  These transactions are consistent with the Company's goal to own at least a 50% interest in each of its Operating Companies and to dispose of its interests in those in which acquiring a controlling interest is not economically attractive. The Company may consider similar transactions from time to time in its other markets. For an additional discussion of Recent Developments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Recent Developments."

OWNERSHIP OF THE COMPANY AND THE OPERATING COMPANIES

  The Company is an 88% owned subsidiary of Adelphia Communications Corporation ("Adelphia"), the seventh largest cable television company in the United States which, as of June 30, 1997, owned or managed cable television systems that served approximately 1.9 million subscribers in 12 states. The balance of the Company is currently owned by senior executives of the Company. As of September 1, 1997, the Company's 22 networks were owned through (i) partnerships or limited liability companies with Local Partners (the "Operating Partnerships"),
(ii) three wholly owned subsidiaries of the Company, (iii) one corporation in which the Company is a minority shareholder and (iv) one company in which the Company is the majority equityholder (the entities described in clauses (ii), (iii) and (iv) are collectively referred to as the "Operating Corporations," and the Operating Corporations and the Operating Partnerships are collectively referred to as the "Operating Companies"). The Company is responsible for the network design, construction, management and operation of the Operating Companies, for which it receives management fees.

  The Company's executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.

  The following is an overview of the Company's networks and respective ownership interests as of September 1, 1997.

                                ACTUAL OR     ACTUAL   PRO FORMA
                              EXPECTED DATE  HYPERION  HYPERION
COMPANY NETWORKS             OF OPERATION(A) INTEREST INTEREST(B)        LOCAL PARTNER(S)
----------------             --------------- -------- -----------  ----------------------------
     Northeast Cluster
Vermont....................       11/94       100.0%     100.0%(h) (c)
Syracuse, NY...............        8/92        50.0      100.0(h)  Time Warner/Advance(d)
Buffalo, NY................        1/95        40.0      100.0(h)  Tele-Communications, Inc.
                                                                   Time Warner/Advance(c)
Albany, NY.................        2/95        50.0        --      Time Warner/Advance(d)
Binghamton, NY.............        3/95        20.0        --      Time Warner/Advance(d)
   Mid-Atlantic Cluster
Charlottesville, VA........       11/95       100.0      100.0     (c)
Scranton/Wilkes-Barre, PA..       12/97       100.0      100.0     (c)
Harrisburg, PA.............        4/95        50.0      100.0     Lenfest Telephony
Philadelphia, PA...........        8/96        50.0       50.0     PECO Energy(e)
Allentown/Bethlehem/Easton/
 Reading, PA ("ABER")......       12/97        50.0       50.0     PECO Energy(e)
York, PA...................        5/97        50.0       50.0     Susquehanna Cable
Richmond, VA...............        9/93        37.0       37.0     Media One
Morristown, NJ.............        7/96        19.7       19.7     Tele-Communications, Inc.(f)
New Brunswick, NJ..........       11/95        19.7       19.7     Tele-Communications, Inc.(f)
     Mid-South Cluster
Lexington, KY..............        6/97        50.0      100.0(h)  Tele-Communications, Inc.(g)
Louisville, KY.............        3/95        50.0      100.0(h)  Tele-Communications, Inc.(g)
Nashville, TN..............       11/94        95.0       95.0(h)  InterMedia Partners
Baton Rouge, LA............       12/97        50.0       50.0     Entergy
Jackson, MS................       12/97        50.0       50.0     Entergy
Little Rock, AR............       12/97        50.0       50.0     Entergy
      Other Networks
Wichita, KS................        9/94        49.9       49.9     Gannett
Jacksonville, FL...........        9/92        20.0       20.0(h)  Media One
Weighted Average
Ownership(i)...............                    56.8       66.4

--------
(a) Refers to the date on which (i) the network is connected to at least one IXC POP, (ii) the network is capable of accepting traffic from IXCs and end users, (iii) the Company's central office is fully functional and (iv) the initial network SONET fiber ring has been completed.

(b) Gives effect to pending agreements which provide for the Company to increase or decrease its ownership interests in its networks. The Company is permitted to reenter the markets in which it has eliminated its ownership interests and intends to reenter the Albany market by April 1998. As of the consummation of the TWEAN Agreement on September 12, 1997, the Company's interests in the Buffalo and Syracuse networks increased to 60% and 100%, respectively, and the Company's interests in the Albany and Binghamton networks were eliminated. See "Recent Developments."

(c) Adelphia or its affiliates lease fiber capacity to the Operating Companies in these networks.

(d) The interests in the Albany, Binghamton and Syracuse networks are all owned by one Operating Company.

(e) The interests in the Philadelphia and ABER networks are owned by one Operating Company.

(f) The interests in the Morristown and New Brunswick networks are owned by one Operating Company. Sutton Capital Associates also owns a minority interest in the Operating Company.

(g) The interests in the Lexington and Louisville networks are owned by one Operating Company.

(h) Represents a network that is owned by an Operating Company or a subsidiary, all of the Capital Stock of which is or will be pledged by the Company as security for the Senior Secured Notes.

(i) Based upon gross property, plant and equipment of the Company and the Operating Companies.

                        SUMMARY DESCRIPTION OF WARRANTS

Total Number of Warrants....  329,000 Warrants, which when exercised would entitle the holders thereof to acquire an aggregate of 613,427 shares of Class B Common Stock of the Company, representing approximately 5.78% of the outstanding Common Stock of the Company on a fully-diluted basis as of the date of issuance of the Warrants.

Expiration of Warrants......  The Warrants will expire automatically on
                              April 1, 2001 (the "Expiration Date"). The
                              Company will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company fails to give this Notice, the Warrants will not expire until 90 days after the Company gives such notice.

Exercise....................  Each Warrant, when exercised, will entitle the holder thereof to purchase 1.8645 shares of the Class B Common Stock of the Company at an exercise price of $.01 per share. The Warrants are exercisable at any time on or after the earlier to occur of (i) May 1, 1997 and (ii) in the event a Change of Control occurs, the date the Company mails notice thereof to holders of the Warrants. The number of shares of Class B Common Stock of the Company for which, and the price per share at which, a Warrant is exercisable are subject to adjustment upon the occurrence of certain events, as provided in the warrant agreement relating to the Warrants (the "Warrant Agreement"). See "Description of Warrants."

                         THE OFFERING OF WARRANT SHARES

Shares of Class B Common
Stock to be Offered by
Hyperion Upon Exercise of
the Warrants................
                              613,427(1)

Shares of Class B Common
Stock to be Outstanding
after the Offering of
Warrant Shares..............
                              10,613,427(1)

Shares of Class A Common
Stock Outstanding as of
November 1, 1997............  122,000

Use of Proceeds.............  Any proceeds received by the Company upon the exercise of the Warrants will be used for
                              general corporate purposes.
--------
(1) Subject to adjustment upon the occurrence of certain events, as provided in the Warrant Agreement. See "Description of Warrants."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
  The following summary consolidated financial data for each of the four years in the period ended March 31, 1997 have been derived from the audited consolidated financial statements of the Company and the related notes thereto. The unaudited information for the fiscal year ended March 31, 1993 is derived from other Company information. These data should be read in conjunction with the consolidated financial statements and related notes thereto for each of the three years in the period ended March 31, 1997 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data with respect to the fiscal year ended March 31, 1994 have been derived from audited consolidated financial statements of the Company not included herein. The data as of June 30, 1997 and for the three months ended June 30, 1996 and 1997 are unaudited; however, in the opinion of management, such data reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such interim periods. Operating results for the three months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending March 31, 1998.

                                                                            THREE MONTHS
                                 FISCAL YEAR ENDED MARCH 31,               ENDED JUNE 30,
                          ----------------------------------------------  ------------------
                           1993     1994      1995      1996      1997      1996      1997
                          -------  -------  --------  --------  --------  --------  --------
                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA (A)(B):
 Telecommunications
  service and management
  fee revenue...........  $    89  $   417  $  1,729  $  3,322  $  5,088  $  1,102  $  1,520
 Operating expenses:
 Network operations.....       19      330     1,382     2,690     3,432       859     1,180
 Selling, general and
  administrative........      921    2,045     2,524     3,084     6,780     1,027     2,380
 Depreciation and
  amortization..........       30      189       463     1,184     3,945       695     1,372
                          -------  -------  --------  --------  --------  --------  --------
 Operating loss.........     (881)  (2,147)   (2,640)   (3,636)   (9,069)   (1,479)   (3,412)
 Gain on sale of
  investment............       --       --        --        --     8,405     8,405        --
 Interest income........       --       17        39       199     5,976     1,433       763
 Interest expense and
  fees .................       --   (2,164)   (3,321)   (6,088)  (28,377)   (6,169)   (8,077)
 Equity in net loss of
  joint ventures........     (194)    (528)   (1,799)   (4,292)   (7,223)   (1,636)   (2,540)
 Net (loss) income......   (1,075)  (4,725)   (7,692)  (13,620)  (30,547)      551   (13,266)
OTHER COMPANY DATA (A):
 EBITDA (c).............  $  (851) $(1,958) $ (2,177) $ (2,452) $ (5,124) $   (784) $ (2,040)
 Capital expenditures
  and Company
  investments (d).......    3,891    8,607    10,376    18,899    79,396     6,568    36,797
 Cash used in operating
  activities............     (725)  (2,121)   (2,130)     (833)   (4,823)   (2,657)   (2,407)
 Cash (used in) provided
  by investing
  activities............   (3,806)  (8,607)  (10,376)  (18,899)  (72,818)    5,050   (36,797)
 Cash provided by
  financing activities..    4,645   10,609    12,506    19,732   137,455   129,749       698

                                                        AS OF JUNE 30, 1997
                                                      -------------------------
                                                       ACTUAL   AS ADJUSTED (E)
                                                      --------  ---------------
                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (A):
Cash and cash equivalents............................ $ 21,308     $375,708
Restricted cash (f)..................................       --       83,400
Total assets.........................................  169,907      614,407
Long term debt and exchangeable redeemable preferred
stock................................................  222,251      666,751
Stockholders' equity (deficiency)....................  (63,493)     (63,493)

--------
(a) Financial information for the Company and its consolidated Subsidiaries. As of June 30, 1997, 18 of the Company's networks were owned by joint ventures in which it owns an interest of 50% or less, and for which the Company reports its interest pursuant to the equity method of accounting consistent with generally accepted accounting principles.
(b) Statement of Operations Data does not reflect the issuance of the Senior Secured Notes or the Preferred Stock Offering. Interest expense and fees on a pro forma basis, assuming the issuance of the Senior Secured Notes occurred on April 1, 1996 would have been $59.0 and $15.7 million for the year ended March 31, 1997 and the three months ended June 30, 1997, respectively. Preferred stock dividends on a pro forma basis, assuming the Preferred Stock Offering occurred on April 1, 1996 and 1997 would have been $27.0 and $6.4 million for the year ended March 31, 1997 and the three months ended June 30, 1997, respectively.
(c) Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative indicator of operating performance to operating income or an alternative to cash flows from operating activities as a measure of liquidity as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(d) For the fiscal years ended March 31, 1993, 1994, 1995, 1996 and 1997 and the three months ended June 30, 1996 and 1997, the Company's capital expenditures (including capital expenditures relating to its wholly owned Operating Companies) were $2.0, $3.1, $2.9, $6.1, $24.6, $1.8 and $18.8 million, respectively, and the Company's investments in its less than wholly owned Operating Companies and the South Florida Partnership were $1.9, $5.5, $7.5, $12.8, $34.8, $4.8 and $18.0 million, respectively, for the same periods. Furthermore, during the fiscal year ended March 31, 1997, the Company invested $20.0 million in fiber assets and a senior secured note. See the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.
(e) As adjusted to give effect to the Preferred Stock Offering and the issuance of the Senior Secured Notes, as if each such event occurred as of June 30, 1997.
(f) $83.4 million of the proceeds from the issuance of the Senior Secured Notes was placed in an escrow account for the purchase of U.S. government securities to provide for payment in full when due of the first six scheduled interest payments on the Senior Secured Notes.

                             SUMMARY OPERATING DATA

  The following summary operating data is unaudited information that represents data for 100% of the Operating Companies' networks and is derived from Company information. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Supplementary Operating Company Financial Analysis." As of June 30, 1997, 18 of the Company's networks were 50% or less owned by the Company. The Company reports its interest in such 50% or less owned networks pursuant to the equity method of accounting consistent with generally accepted accounting principles. As a result, the financial information set forth below is not indicative of the Company's overall financial position and investors should not place undue reliance on such information.

NETWORK DATA
(UNAUDITED)(A):
                                                                        THREE MONTHS
                                FISCAL YEAR ENDED MARCH 31,            ENDED JUNE 30,
                          -------------------------------------------  ----------------
                           1993    1994     1995     1996      1997     1996     1997
                          ------  -------  -------  -------  --------  -------  -------
                                      (DOLLARS IN THOUSANDS)
OPERATIONS DATA:
 Network revenues.......  $  195  $   962  $ 3,056  $ 7,763  $ 15,223  $ 2,932  $ 5,343
 Operating expenses:
 Network operations.....     504      789    1,946    4,871     8,069    1,490    2,532
 Selling, general and
 administrative.........     353    1,145    2,439    5,316     8,827    1,957    3,995
 Depreciation and
 amortization...........     207      839    2,467    6,137    14,305    2,709    4,855
                          ------  -------  -------  -------  --------  -------  -------
 Operating loss.........  $ (869) $(1,811) $(3,796) $(8,561) $(15,978) $(3,224) $(6,039)
                          ======  =======  =======  =======  ========  =======  =======
OTHER OPERATING DATA:
 EBITDA (b).............  $ (662) $  (972) $(1,329) $(2,424) $ (1,673) $  (515) $(1,184)
 Capital expenditures...   4,947   13,790   24,658   45,177   128,270   13,887   49,595

                                                                        AS OF
                                           AS OF MARCH 31,             JUNE 30,
                               --------------------------------------- --------
                                1993   1994    1995    1996     1997     1997
                               ------ ------- ------- ------- -------- --------
                                       (DOLLARS IN THOUSANDS)
ASSET AND LIABILITY DATA:
 Gross property, plant &
 equipment (c)................ $6,952 $21,907 $49,107 $97,318 $228,384 $277,467
 Capital lease obligations
 (d)..........................  1,244   3,291  11,166  18,163   47,423   57,091

                                                  AS OF MARCH 31, AS OF JUNE 30,
                                                  --------------- --------------
                                                   1996    1997        1997
                                                  ------  ------      ------
OTHER NETWORK DATA:
 Networks in operation...........................      13      15         17
 Networks under construction.....................       4       6          5
 Cities served (e)...............................      19      33         35
 Route miles (e).................................   2,210   3,461      3,640
 Fiber miles (e)................................. 106,080 166,131    174,708
 Buildings connected.............................     822   1,270      1,603
 LEC-COs collocated (f)..........................      44     104        106
 Voice grade equivalent circuits................. 186,292 466,056    531,144
 Switches installed (g)..........................       5       7         13
 Employees (h)...................................     155     261        323

--------
(a) Unless otherwise stated, the data presented represents the summation of all of the networks' financial and operating information for each of the categories presented. Network Data is derived from the Operating Companies' records and presents information for the Company's networks, but does not include information for the South Florida Partnership in which the Company sold its investment during fiscal 1997.
(b) Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative indicator of operating performance to operating income or an alternative to cash flows from operating activities as a measure of liquidity as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(c) Represents total property, plant and equipment (before accumulated depreciation) of the networks, the NOCC and the Company.
(d) Represents fiber lease financings with the respective Local Partners for each network.
(e) Excludes networks under construction.
(f) LEC-CO collocated means that the Company has interconnected its network at the LEC-CO.
(g) Represents Lucent Technologies ("Lucent") 5ESS switches or remote switch modules which deliver full switch functionality.
(h) Employees includes employees of both the Operating Companies and the Company.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing Warrants or Warrant Shares in this offering.

  Certain information included or incorporated by reference in this Prospectus, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. These statements appear in a number of places in this Prospectus, including "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and include statements regarding the intent, belief and current expectations of the Company and its directors and officers. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, and inventories, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward looking statements. See "--Forward Looking Statements."

  Absence of a Public Market for Warrants and Warrant Shares. The Warrants were issued by the Company as part of a private placement of units in April 1996 (the "Private Placement"). Neither the Warrants nor the Warrant Shares are listed on any securities exchange or for quotation through the Nasdaq National Market. Accordingly, there can be no assurance as to the liquidity of or the development any market for the Warrants or the Warrant Shares.

  Negative Cash Flow and Operating Losses; Limited History of Operations. The Company has experienced significant losses since its inception, with operating losses of approximately $2.1 million, $2.6 million, $3.6 million, $9.1 million, $1.5 million and $3.4 million for the fiscal years ended March 31, 1994, 1995, 1996 and 1997 and the three months ended June 30, 1996 and 1997, respectively. The Company expects to continue to incur substantial operating losses in the foreseeable future as it pursues its plans to expand its networks, service offerings and customer base. There can be no assurance that such losses will not continue indefinitely. The Company currently accounts for its ownership interests in the Operating Companies in which it does not have majority ownership interest using the equity method and, therefore, the Company's consolidated financial statements include only the Company's pro rata share of such Operating Companies' and the South Florida Partnership's net losses as equity in net losses of joint ventures.

  The Company was formed in October 1991 and, as of June 30, 1997, only 11 of its 17 operational networks had been in operation for more than 24 months and five networks were not yet in operation. Prospective investors therefore have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. The development of the Company's businesses and the installation and expansion of its networks require significant expenditures, a substantial portion of which are made before any revenues may be realized. Certain of the expenditures, including marketing, sales and general and administrative costs, are expensed as incurred, while certain other expenditures, including network design and construction, negotiation of rights-of-way and costs to obtain legal and regulatory approval, are deferred until the applicable network is operational. The Company will continue to incur significant expenditures in connection with the construction, acquisition, development and expansion of the Company's and Operating Companies' networks, services and customer base.

  In light of the Company's limited operating history, its history of significant operating losses and its expectation that it will continue to incur significant expenses and operating losses for the foreseeable future, there can be no assurance that the Company will be able to implement its growth strategy or achieve or sustain profitability.

  Substantial Leverage. As of June 30, 1997, the Company's total amount of debt outstanding was $222.3 million and the Company had a stockholders' deficiency of $63.5 million. As of June 30, 1997, as adjusted to give effect to the issuance of the Senior Secured Notes and the Preferred Stock, the Company's total amount of debt and redeemable preferred stock outstanding would have been $672.3 million (such amount at September 30, 1997 would increase by approximately $6.8 million related to the Accreted Value (as defined) with respect to the Senior Notes issued pursuant to the Senior Notes Indenture dated as of April 15, 1996 (the "Senior Notes"). In addition, in each year since its inception, despite increasing revenues, the Company's earnings have been inadequate to cover its combined fixed charges and preferred stock dividends by a substantial and increasing margin. Moreover, the Company anticipates that earnings will be insufficient to cover combined fixed charges and preferred stock dividends for the foreseeable future. Commencing on October 15, 2001, semi-annual cash interest payments of $21.4 million will be due and payable on the Senior Notes, commencing on March 1, 1998, semi-annual cash payments of $15.3 million on the Senior Secured Notes will become due and payable, and commencing on October 15, 2002, quarterly cash dividends of $12.2 million on the Preferred Stock (assuming that all dividends prior to such date are paid in additional shares of Preferred Stock) will become due and payable.

  Because the Company currently has, and anticipates that it will continue to have, a substantial consolidated cash flow deficit, its ability to (i) make cash interest payments on the Senior Notes commencing on October 15, 2001 and to repay its obligations on the Senior Notes at maturity, (ii) make cash interest payments on the Senior Secured Notes commencing on March 1, 1998, and to repay its obligations on the Senior Secured Notes at maturity and (iii) make cash dividend payments on the Preferred Stock commencing on October 15, 2002, and to redeem the Preferred Stock at maturity, will be dependent on developing one or more sources of cash flow prior to the date on which such cash payment obligations arise. To accomplish this, the Company may seek to
(i) refinance all or a portion of the Senior Notes, the Senior Secured Notes and/or the Preferred Stock (or the Exchange Debentures, as the case may be),
(ii) sell all or a portion of its interests in one or more of the Operating Companies, (iii) negotiate with its current Local Partners to permit any excess cash generated by its Operating Companies to be distributed to partners rather than invested in the businesses of such Operating Companies and/or (iv) invest in companies that will make substantial cash distributions. There can be no assurance that (i) there will be a market for the debt or equity securities of the Company in the future, (ii) the Company will be able to sell assets in a timely manner or on commercially reasonable terms or in an amount that will be sufficient to make cash interest or dividend payments and to repay the Senior Notes, the Senior Secured Notes and/or the Preferred Stock (or the Exchange Debentures, as the case may be) when due, (iii) the Company will be able to persuade its Local Partners that cash generated by the operations of the Operating Companies should be distributed to partners, members or shareholders or (iv) the Company will be able to locate and invest in companies that will be mature enough to make substantial cash contributions to the Company prior to the time such payments are due.

  Significant Future Capital Requirements. Expansion of the Company's existing networks and services and the development of new networks and services require significant capital expenditures. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's networks,
(ii) the expansion and improvement of the Company's NOCC and existing networks and (iii) the design, construction and development of additional networks. The Company plans to make substantial capital investments and investments in Operating Companies in connection with the installation of 5ESS switches or remote switching modules in all of its existing operating markets and will install additional 5ESSs or remote switching modules in each of the Company's future operational markets. To date, the Company has installed switches which service 13 of its markets and expects that it will complete the installation of switches in all of its markets by the end of 1997. In addition, the Company intends to increase spending on marketing and sales significantly in the foreseeable future in connection with the expansion of its sales force and marketing efforts generally. The Company estimates that it will require approximately $175 million to $200 million to fund anticipated capital expenditures, working capital requirements and operating losses of the Company, investments in existing Operating Companies and the acquisition of 100% of the ownership interests in the Buffalo, Louisville, Lexington and Syracuse networks, through the fiscal year ended March 31, 1999. The Company currently expects that the proceeds from the Preferred Stock Offering together with cash on hand, anticipated bank and vendor financings, internal cash flow, fiber lease financings and investments to be made by its Local Partners should be adequate to fund through March 31, 1999 anticipated capital expenditures, operating losses and working capital for existing networks. However, there can be no assurance (i) that the Company's future cash requirements will not vary significantly from those presently planned due to a variety of factors including acquisition of additional networks, continued acquisition of increased ownership in its networks and material variances from expected capital expenditure requirements for existing networks or (ii) that anticipated financings, Local Partner investments and other sources of capital will become available to the Company. Accordingly, there can be no assurance that the Company will not seek to raise additional capital prior to March 31, 1999. In addition, expansion of the Company's networks will include the geographic expansion of the Company's existing clusters and the development of new markets. The Company expects to continue to build new networks in additional markets with utility partners, which have broader geographic coverage and require higher capital outlays than those with cable partners in the past.

  The Company also has funded the purchase of certain partnership interests and expects to fund additional purchases of the partnership interests. See "-- Risks Associated with Joint Ventures," "Prospectus Summary--Recent Developments" and "Business--Operating Agreements--Local Partner Agreements."

  The Company expects to fund its capital requirements through existing resources, credit facilities and vendor financings at the Company and Operating Company levels, internally generated funds, equity invested by Local Partners in Operating Companies and additional debt or equity financings, as appropriate, and expects to fund its repurchase of partnership interests of Local Partners through existing resources, internally generated funds and additional debt or equity financings, as appropriate. There can be no assurance, however, that the Company will be successful in generating sufficient cash flow or in raising sufficient debt or equity capital on terms that it will consider acceptable, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The expectations of required future capital expenditures are based on the Company's current estimates. There can be no assurance that actual expenditures will not significantly exceed current estimates or that the Company will not accelerate its capital expenditure spending.

  Holding Company Structure; Inability to Access Cash Flow. The Company is a holding company with substantially all of its operations conducted through the Operating Companies, and the Company expects to develop new networks and operations in the future through joint ventures. In addition, as of June 30, 1997, 18 of the Company's 22 networks were owned by Joint Ventures in which the Company owned 50% or less of the equity interests, and future Joint Ventures may be developed in which the Company will own less than 50% of the equity interests. Accordingly, the Company's cash flow and, consequently, its ability to service its debt, including the Senior Notes, the Senior Secured Notes, the Exchange Debentures, if any, any other indebtedness and its obligations with respect to the Preferred Stock, is dependent on the Company receiving its pro rata share of the cash flow of the Operating Companies and the payment of funds by those Operating Companies in the form of management fees, loans, dividends, distributions or otherwise. The Operating Companies are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Senior Notes, the Senior Secured Notes, the Preferred Stock or to make any funds available therefor, whether in the form of loans, dividends, distributions or otherwise. Furthermore, the Company may be unable to access its portion of the cash flow of certain of the Operating Companies because it holds a 50% or less ownership interest in certain of such entities and, therefore, does not have the requisite control to cause such entities to make distributions or pay dividends to the partners or equity holders. In addition, such entities will be permitted to incur indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans. See "--Risks Associated with Joint Ventures" and "--Substantial Leverage."

  Risk of New Service Acceptance by Customers. The Company is in the process of introducing a number of services, primarily local exchange services, that the Company believes are important to its long-term growth. The success of these services will be dependent upon, among other things, the willingness of customers to accept the Company as a new provider of such new telecommunications services. No assurance can be given that such acceptance will occur, and the lack of such acceptance could have a material adverse effect on the Company.

  Restrictions on the Company's Ability to Pay Dividends. To date, the Company has not paid dividends on its shares of capital stock. The ability of the Company to pay cash dividends on the Preferred Stock, the Common Stock or other capital stock and to redeem the Preferred Stock upon maturity is substantially restricted under various covenants and conditions contained in the indentures with respect to the Senior Notes, (the "Senior Indenture") and the Senior Secured Notes ("the Senior Secured Indenture"). In addition to the limitations imposed on the payment of dividends by the Senior Indenture and the Senior Secured Indenture, under Delaware law the Company is permitted to pay dividends on its capital stock only out of its surplus, or in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. At June 30, 1997, the Company had a stockholders' deficiency of $63.5 million. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on its capital stock.

  Risks Associated with Joint Ventures. Most of the Operating Companies' Local Partner Agreements (as defined) contain mandatory buy/sell provisions that, after a certain number of years, can be initiated by either partner and result in one partner purchasing all of the other partner's interests. Accordingly, there can be no assurance that the Company and its subsidiaries will continue to be in partnership with their current Local Partner, or any other partner, in each of their respective markets, or that the Company or its subsidiaries will have sufficient funds to purchase the partnership interest of such other partner. In addition, if a partner triggers such buy/sell provisions and the Company is unable to purchase the initiating partner's interests, the Company will be forced to sell its interests to the partner, thereby terminating the partnership, which could result in a material adverse effect on the future cash flow of the Company.

  The bankruptcy or insolvency of a Local Partner or an Operating Company could result in the termination of the respective Local Partner Agreement and the related Fiber Lease Agreement (as defined). The effect of such terminations could be materially adverse to the Company and the respective Operating Company. Similarly, all of the Management Agreements (as defined), two of the Local Partner Agreements and five of the Fiber Lease Agreements can be terminated by the respective Local Partner at various times during the next seven years. While the Company believes such agreements will be renewed, there can be no assurance that the Local Partner will not seek to terminate the agreements. See "Business--Operating Agreements." Accordingly, the failure to renew such agreements could materially adversely affect the Company and the respective Operating Companies. In addition, the failure of a Local Partner to make required capital contributions could have a material adverse effect on the Company and the respective Operating Company.

  Neither the Senior Indenture, the Senior Secured Indenture, nor the Preferred Stock Certificate of Designation restricts the amount of indebtedness that can be incurred by Operating Companies in which the Company owns a less than 45% interest. The Company expects that certain of the Operating Companies may begin to incur substantial indebtedness in the foreseeable future. Accordingly, the Company's ability to access the cash flow and assets of such Operating Companies may be severely limited.

  Competition. In each of the markets served by the Company's networks, the services offered by the Company compete principally with the services offered by the incumbent LEC serving that area. Incumbent LECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. In light of the passage of the Telecommunications Act of 1996 (the "Telecommunications Act"), federal and state regulatory initiatives will provide increased business opportunities to CLECs such as the Company, but regulators are likely to provide incumbent LECs with increased pricing flexibility for their services as competition increases. If incumbent LECs are allowed by regulators to lower their rates substantially or selectively, engage in excessive volume and term discount pricing practices for their customers or charge CLECs excessive fees for interconnection to the incumbent LECs' networks, the net income and cash flow of CLECs, including the Operating Companies, could be materially and adversely affected.

  The Telecommunications Act also establishes procedures under which the Regional Bell Operating Companies ("RBOCs") can obtain authority to provide long distance services if they comply with certain interconnection requirements. Some of the RBOCs in the markets served by the Company have filed or plan to file for such authority in 1997 or 1998, including Bell South in Louisiana in late 1997. There has been significant merger activity among the RBOCs in anticipation of entry into the long distance market, including the merger of Bell Atlantic and NYNEX, whose combined territory covers a substantial portion of the Company's markets. If RBOCs are permitted to provide such services, they will ultimately be in a position to offer single source service for local and long distance communications. Thus far, applications by Ameritech (Michigan) and Southwestern Bell (Oklahoma) have been rejected. However, an approval could result in decreased market share for the major IXCs, which are among the Operating Companies' major customers. Such a result could have an adverse effect on the Company.

  The Company also faces, and will continue to face, competition from other current and potential market entrants, including other CLECs, AT&T, MCI, Sprint and other IXCs, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers and private networks built by large end users. The Telecommunications Act facilitates such entry by requiring incumbent LECs to allow new entrants to acquire local services at wholesale prices for resale, and to purchase unbundled networks at cost-based rates. Substantially all of the Company's markets are served by one or more CLECs other than the Company. In addition, all three major IXCs are expected to enter the market for local telecommunications services. Both AT&T and MCI have announced that they have begun to offer local telephone services in some areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service. Although the Company has good relationships with the IXCs, there are no assurances that any of these IXCs will not build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use the Company's services when entering the market for local exchange services.

  The Company also competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business.

  Many of the Company's current and potential competitors, particularly incumbent LECs, have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company. See "Competition" for more detailed information on the competitive environment faced by the Company.

  Regulation and Risks of the Telecommunications Act. The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation by the Federal Communications Commission (the "FCC"), nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its network facilities. However, the Operating Companies that provide intrastate services are generally subject to certification and tariff filing requirements by state regulators and may also be subject to state reporting, customer service, service quality, unbundling and universal service or other requirements. Challenges to these tariffs and certificates by third parties or independent action by state public service commissions could cause the Company to incur substantial legal and administrative expenses.

  Although the Telecommunications Act eliminates legal barriers to entry, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry, including access charge and universal service issues, would not have a material adverse effect on the Company. In particular, the Company's belief that the entire $97 billion local exchange market may ultimately be open to CLEC competition depends upon favorable interpretation of the Telecommunications Act, and the ability of the Company and the Operating Companies to compete in these new market segments may be adversely affected if incumbent LECs are granted greater pricing flexibility and other regulatory relief that enables them to impose costs on potential competitors or otherwise restrict the Company's ability to serve its customers and attract new customers. In addition, the Telecommunications Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's markets. See "Regulation-- Overview" for more detailed information on the regulatory environment in which the Company and the Operating Companies operate.

  While the Telecommunications Act requires incumbent LECs, including RBOCs, to enter into agreements to interconnect with, and generally to sell unbundled network elements or to resell services to CLECs, LEC-CLEC interconnection agreements may have short terms, requiring the CLEC to renegotiate the agreements continually. LECs may not provide timely provisioning or adequate service quality thereby impairing a CLEC's reputation with customers who can easily switch back to the LEC. In addition, the prices set in the agreements may be subject to significant rate increases if state regulatory commissions establish prices designed to pass on to the CLECs part of the cost of providing universal service.

  Dependence upon Network Infrastructure; Risk of System Failure; Security Risks. The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its network infrastructure. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which may cause interruptions in service or reduced capacity for the Company's customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

  Control by Principal Stockholder. Adelphia owns 88% of the outstanding capital stock of the Company, with the remaining 12% owned by Messrs. Milliard, Drenning, Fajerski and Fowler, all of whom are senior executives of the Company. See "Certain Relationships and Transactions." Accordingly, Adelphia is able to control the vote on corporate matters requiring stockholder approval, including, but not limited to, electing directors, amending the Company's certificate of incorporation and approving mergers or sales of substantially all of the Company's assets. In addition, pursuant to a stockholder agreement, as amended, between the Company, Adelphia and Messrs. Drenning, Fajerski and Fowler (the "Management Stockholders"), Adelphia has the power to control certain corporate transactions of the Company, including its ability to enter into joint ventures and other business relationships and Adelphia has the right, under certain circumstances, to purchase the interests of the Management Stockholders. As a result, the Company may be subject to possible conflicts of interest arising from the relationship with Adelphia in connection with the pursuit of business opportunities in the telecommunications industry. Although directors of the Company, who are also directors of Adelphia, have certain fiduciary obligations to the Company under Delaware law, such directors are in positions that may create conflicts of interest. There can be no assurance that any such conflict will be resolved in favor of the Company. Three directors of Adelphia serve on the Special Nominating Committee of the Board of Directors of the Company, which is empowered to expand the number of seats on the Company's Board of Directors up to twelve and to fill the vacancies created thereby. See "Management--Board Committees." In addition, Adelphia has agreed to vote its shares of the Common Stock of the Company to elect the Management Stockholders to the Company's Board of Directors. See "Certain Relationships and Transactions."

  Dependence on Key Personnel. The success of the Company and its growth strategy depends in large part on the Company's ability to attract and retain key management, marketing and operations personnel. Currently, the Company's businesses are managed by a small number of management and operating personnel with certain other services, including financial and certain accounting services, provided by Adelphia. There can be no assurance that the Company will attract and retain the qualified personnel needed to manage, operate and further develop its business. In addition, the loss of the services of any one or more members of the Company's senior management team could have a material adverse effect on the Company.

  Expansion Risk; Additional Personnel. The Company is experiencing a period of rapid expansion which the Company believes will accelerate in the foreseeable future. The operating complexity of the Company, as well as the responsibilities of management personnel, have increased as a result of this expansion. The Company's ability to manage such growth effectively will require it to continue to expand and improve its operational and financial systems and to expand, train and manage its employee base. In addition, the Company and the Operating Companies intend to significantly increase the hiring of additional sales and marketing personnel. There can be no assurance that such new personnel will be successfully integrated into the Company or the Operating Companies, as the case may be, or whether a sufficient number of qualified personnel will be available at all. The Company's inability to effectively manage its hiring of additional personnel and expansion could have a material adverse effect on its business and results of operations.

  Dependence on Business from IXCs. For the fiscal year ended March 31, 1997, approximately 61% of the Operating Companies' combined revenues were attributable to access services provided to MCI, AT&T and other IXCs. The loss of access revenues from IXCs in general or the loss of MCI or AT&T as a customer could have a material adverse effect on the Company's business. See "Business--Company Strategy."

  In addition, the Telecommunications Act establishes procedures under which RBOCs can obtain authority to compete with the IXCs in the long distance market, and there have been indications that certain RBOCs in markets served by the Company may seek such authority in the near future. See "--Competition" and "Competition." Due to the Operating Companies' dependence on business from IXCs, any loss of market share by the IXCs could have a material adverse effect on the Company.

  Need to Obtain and Maintain Permits and Rights-of-Way. There can be no assurance that the Company or the Operating Companies, through Local Partners, Adelphia or their own efforts, will be able to maintain existing permits and rights-of-way or to obtain and maintain the other permits and rights-of-way needed to develop and operate existing and future networks. In addition, the Company and the Operating Companies may require pole attachment or conduit use agreements with incumbent LECs, utilities or other LECs to operate existing and future networks, and there can be no assurance that such agreements will be obtained or will be obtainable on reasonable terms. Failure to obtain or maintain such permits, rights-of-way and agreements could have a material adverse effect on the Company's ability to operate and expand its networks. See "Business--Operating Agreements--Fiber Lease Agreements."

  The amount of lease payments could be affected by the costs the Local Partners incur for attachments to poles, or use of conduit, owned by incumbent LECs or electric utilities. Various state public utility commissions ("State PUCs"), and the FCC are reviewing whether use of Local Partner facilities for telecommunications purposes (as occurs when the Operating Companies lease fiber optic capacity from Local Partners) should entitle incumbent LECs and electric utilities to higher pole attachment or conduit occupancy fees. Such increased fees could result in an increase in the amount of the lease payments made by the Operating Companies to the Local Partners and could have a significant impact on the profitability of the Operating Companies.

  Rapid Technological Changes. The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of fiber optic telecommunications networks nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the businesses of the Company cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.

  Lack of Dividend History. The Company has never declared or paid any cash dividends on its Common Stock and does not expect to declare any such dividends on its Common Stock in the foreseeable future. Payment of any future dividends on its Common Stock will depend upon earnings and capital requirements of the Company, the Company's debt facilities and other factors the Board of Directors considers appropriate. The Company intends to retain its earnings, if any, to finance the development and expansion of its business, and therefore does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Company's ability to declare dividends on its Common Stock is also restricted by certain covenants in the Senior Indenture, Senior Secured Indenture and the Preferred Stock Certificate of Designation.

  Forward Looking Statements. The statements contained in this Prospectus that are not historical facts are "forward looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management cautions the reader that these forward-looking statements, such as the Company's plans to build and acquire networks in new areas, the market opportunity presented by larger metropolitan areas, its anticipated installation of local exchange service line and revenues from designated markets during 1997, and statements regarding the development of the Company's business, the markets for the other statements contained above and herein in this Prospectus regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, the Company's ability to successfully market its services to current and new customers, access markets, identify, finance and complete suitable acquisitions, design and construct fiber optic networks, install cable and facilities, including switching electronics, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements.

  Anti-Takeover Provisions. The Company's Certificate of Incorporation and Bylaws, the provisions of the Delaware General Corporation Law and the Indentures with respect to the Senior Secured Notes and the Senior Notes may make it difficult in some respects to effect a change of control of the Company and replace incumbent management. The existence of these provisions may have a negative impact on the price of the Common Stock, may discourage third party bidders from making a bid for the Company, or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Board has the authority to fix the rights and preferences of and issue shares of the Company's Preferred Stock, which may have the effect of delaying or preventing a change of control of the Company without action by its stockholders.

  The Company and its Operating Companies are subject to regulation by State PUCs in the states in which they operate. Certain State PUCs have passed or are considering passing regulations that would require an investor who acquires a specified percentage of the Company's or the relevant Operating Company's securities, to obtain approval to own such securities from such State PUC. See "Regulation--State Regulation."

                                USE OF PROCEEDS

  Except for the sale of the Warrant Shares upon the exercise of the Warrants, the Company is not selling any of the Warrants or the Warrant Shares and will not receive any of the proceeds from the sale of the Warrants and the Warrant Shares by the Selling Securityholders. Any proceeds received by the Company upon the exercise of the Warrants will be used for general corporate purposes.

                                DIVIDEND POLICY

  The Company has no plans to pay dividends on the Common Stock. The Company presently intends to retain earnings to reduce outstanding indebtedness and to fund the growth of the Company's business. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's results of operations, financial condition, cash requirements, restrictions in financing agreements, business conditions and other factors. The Company's ability to declare dividends on its Common Stock is also restricted by certain covenants in the Senior Indenture, Senior Secured Indenture and the Preferred Stock Certificate of Designation.

                                CAPITALIZATION

  The effect from the sale of the Warrant Shares upon exercise of the Warrants will be approximately $6.1 thousand in gross proceeds to the Company.

  The following table sets forth the cash and capitalization of the Company as of June 30, 1997 and as adjusted to reflect the receipt of net proceeds from the Preferred Stock Offering and the Senior Secured Note Offering. This table should be read in conjunction with the Company's consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                                                            JUNE 30, 1997
                                                       -------------------------
                                                        ACTUAL   AS ADJUSTED (A)
                                                       --------  ---------------
                                                        (DOLLARS IN THOUSANDS)
Cash and cash equivalents, excluding restricted cash.  $ 21,308     $375,708
Restricted cash (b)..................................       --        83,400
                                                       --------     --------
  Total cash and cash equivalents, including re-
   stricted cash.....................................  $ 21,308     $459,108
                                                       ========     ========
Long-term debt:
  13% Senior Discount Notes due 2003.................  $193,900     $193,900
  12 1/4% Senior Secured Notes due 2004..............       --       250,000
  Note Payable--Adelphia.............................    25,855       25,855
  Other debt.........................................     2,496        2,496
                                                       --------     --------
   Total long-term debt..............................  $222,251     $472,251
                                                       --------     --------
Senior exchangeable redeemable preferred stock due
 2007, $.01 par value, 380,000 shares authorized, and
 200,000 shares outstanding, as adjusted
 (aggregate liquidation preference $200,000,000).....  $    --      $194,500
Common stockholders' equity (deficiency):
  Class A Common Stock, $.01 par value, 300,000,000
   shares
   authorized, 122,000 shares issued and outstanding
   (c)...............................................         1            1
  Class B Common Stock, $.01 par value, 150,000,000
   shares
   authorized, 10,000,000 shares issued and outstand-
   ing (d)...........................................       100          100
  Additional paid-in capital.........................       182          182
  Class B Common Stock Warrants......................    11,087       11,087
  Loans to stockholders..............................    (3,000)      (3,000)
  Accumulated deficit................................   (71,863)     (71,863)
                                                       --------     --------
   Total common stockholders' equity (deficiency)....   (63,493)     (63,493)
                                                       --------     --------
   Total capitalization..............................  $158,758     $603,258
                                                       ========     ========

--------
(a) Reflects the effect of $194.5 million in estimated net proceeds from the Preferred Stock Offering and, $243.3 million in net proceeds from the sale of the Senior Secured Notes.
(b) $83.4 million of the proceeds from the sale of the Senior Secured Notes were placed in an escrow account for the purchase of U.S. government securities to provide for payment in full when due of the first six scheduled interest payments on the Senior Secured Notes.
(c) Excludes (i) 10,613,427 shares of Class A Common Stock reserved for issuance upon conversion of outstanding Class B Common Stock and Class B Common Stock issuable upon the exercise of outstanding Class B Warrants,
    (ii) 2,378,000 shares of Class A Common Stock reserved for issuance under the Company's 1996 Plan (as defined) and (iii) 281,040 shares of Class A Common Stock issuable to MCI pursuant to the MCI Preferred Provider Agreement. See "Management--Long-Term Compensation Plan" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."
(d) Excludes 613,427 shares of Class B Common Stock issuable upon the exercise of outstanding Class B Warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data as of and for each of the four years in the period ended March 31, 1997 have been derived from the audited consolidated financial statements of the Company and the related notes thereto. The unaudited information as of and for the fiscal year ended March 31, 1993 is derived from other Company information. These data should be read in conjunction with the consolidated financial statements and related notes thereto for each of the three years in the period ended March 31, 1997 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The balance sheet data as of March 31, 1994 and 1995 and the statement of operations data with respect to the fiscal year ended March 31, 1994 have been derived from audited consolidated financial statements of the Company not included herein. The data as of June 30, 1997 and for the three months ended June 30, 1996 and 1997 are unaudited; however, in the opinion of management, such data reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such interim periods. Operating results for the three months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending March 31, 1998.

                                                                            THREE MONTHS
                                 FISCAL YEAR ENDED MARCH 31,               ENDED JUNE 30,
                          ----------------------------------------------  ------------------
                           1993     1994      1995      1996      1997      1996      1997
                          -------  -------  --------  --------  --------  --------  --------
                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA (A)(B):
 Telecommunications
  service and management
  fee revenue...........  $    89  $   417  $  1,729  $  3,322  $  5,088  $  1,102  $  1,520
 Operating expenses:
 Network operations.....       19      330     1,382     2,690     3,432       859     1,180
 Selling, general and
  administrative........      921    2,045     2,524     3,084     6,780     1,027     2,380
 Depreciation and
  amortization..........       30      189       463     1,184     3,945       695     1,372
                          -------  -------  --------  --------  --------  --------  --------
 Operating loss.........     (881)  (2,147)   (2,640)   (3,636)   (9,069)   (1,479)   (3,412)
 Gain on sale of
  investment............       --       --        --        --     8,405     8,405        --
 Interest income........       --       17        39       199     5,976     1,433       763
 Interest expense and
  fees..................       --   (2,164)   (3,321)   (6,088)  (28,377)   (6,169)   (8,077)
 Equity in net loss of
  joint ventures........     (194)    (528)   (1,799)   (4,292)   (7,223)   (1,636)   (2,540)
 Net (loss) income......   (1,075)  (4,725)   (7,692)  (13,620)  (30,547)      551   (13,266)
 Net (loss) income per
  weighted average share
  of common stock.......    (0.11)   (0.47)    (0.77)    (1.36)    (2.88)     0.05     (1.24)
 Common Stock dividends.       --       --        --        --        --        --        --
 Ratio of earnings
  available to cover
  combined fixed charges
  and preferred stock
  dividends (c).........       --       --        --        --        --        --        --
OTHER COMPANY DATA (A):
 EBITDA (d).............  $  (851) $(1,958) $ (2,177) $ (2,452) $ (5,124) $   (784) $ (2,040)
 Capital expenditures
  and Company
  investments (e).......    3,891    8,607    10,376    18,899    79,396     6,568    36,797
 Cash used in operating
  activities............     (725)  (2,121)   (2,130)     (833)   (4,823)   (2,657)   (2,407)
 Cash (used in) provided
  by investing
  activities............   (3,806)  (8,607)  (10,376)  (18,899)  (72,818)    5,050   (36,797)
 Cash provided by
  financing activities..    4,645   10,609    12,506    19,732   137,455   129,749       698

                                                        AS OF MARCH 31,
                                           ----------------------------------------------      AS OF
                                            1993     1994      1995      1996      1997    JUNE 30, 1997
                                           -------  -------  --------  --------  --------  -------------
                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (A):
 Cash and cash equivalents..............   $   118  $    --  $     --  $     --  $ 59,814    $ 21,308
 Total assets...........................     4,316   14,765    23,212    35,269   174,601     169,907
 Long term debt.........................     4,814   19,968    35,541    50,855   215,675     222,251
 Stockholders' equity (deficiency)......    (1,286)  (6,011)  (13,703)  (27,323)  (50,254)    (63,493)

--------
(a) Financial information for the Company and its consolidated Subsidiaries. As of June 30, 1997, 18 of the Company's networks were owned by joint ventures in which it owns an interest of 50% or less, and for which the Company reports its interest pursuant to the equity method of accounting consistent with generally accepted accounting principles.
(b) Statement of Operations Data does not reflect the issuance of the Senior Secured Notes or the Preferred Stock Offering. Interest expense and fees on a pro forma basis, assuming the issuance of the Senior Secured Notes occurred on April 1, 1996, would have been $59.0 and $15.7 million for the year ended March 31, 1997 and the three months ended June 30, 1997, respectively. Preferred stock dividends on a pro forma basis, assuming the Preferred Stock Offering occurred on April 1, 1996 and 1997 would have been $27.0 and $6.4 million for the year ended March 31, 1997 and the three months ended June 30, 1997, respectively.
(c) For purposes of calculating the ratio of earnings available to cover combined fixed charges and preferred stock dividends (i) earnings consist of loss before income taxes and extraordinary items plus fixed charges excluding capitalized interest and (ii) fixed charges consist of interest, whether expensed or capitalized, plus amortization of debt issuance costs. For the years ended March 31, 1993, 1994, 1995, 1996 and 1997 and for the three months ended June 30, 1997, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by $1.1, $4.8, $7.7, $13.8, $30.3 and $13.3 million, respectively. On a pro forma basis, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by $87.9 and $27.3 million for the year ended March 31, 1997 and for the three months ended June 30, 1997, respectively.
(d) Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative indicator of operating performance to operating income or an alternative to cash flows from operating activities as a measure of liquidity as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(e) For the fiscal years ended March 31, 1993, 1994, 1995, 1996 and 1997 and the three months ended June 30, 1996 and 1997, the Company's capital expenditures (including capital expenditures relating to its wholly owned Operating Companies) were $2.0, $3.1, $2.9, $6.1, $24.6, $1.8 and $18.8 million, respectively, and the Company's investments in its less than wholly owned Operating Companies and the South Florida Partnership were $1.9, $5.5, $7.5, $12.8, $34.8, $4.8 and $18.0 million, respectively, for the same periods. Furthermore, during the fiscal year ended March 31, 1997, the Company invested $20.0 million in fiber assets and a senior secured note. See the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  The Company, through its Operating Companies, provides a competitive alternative to the telecommunications services offered by the incumbent LECs in its markets. Since its inception in October 1991 through June 30, 1997, the Company experienced substantial growth, building from its original two partnerships covering two networks to 17 Operating Companies and 22 networks. At June 30, 1997, 17 of these 22 networks were operational. The Operating Companies' customers are principally small, medium and large businesses, governmental and educational end users and IXCs. The Company believes that its strategy of utilizing Local Partners to develop its networks has allowed the Company to build networks with greater coverage, lower upfront and ongoing costs and superior service and reliability.

  As of June 30, 1997, the Company's Operating Companies were made up of three wholly owned subsidiaries, one majority-owned partnership and 13 joint ventures (through which the Company has an interest in 18 networks) where the Company owns 50% or less of the aggregate equity interests in such Operating Companies. Results of majority-owned subsidiaries are consolidated into the Company's financial statements. The Company's pro rata share of the results of the Operating Companies where the Company owns 50% or less and the Company's ownership interest in TCG of South Florida (the "South Florida Partnership"), until it was sold on May 16, 1996, are recorded under the caption "Equity in net loss of joint ventures" in the Company's Consolidated Financial Statements utilizing the equity method of accounting. Correspondingly, the Company's initial investments in these Operating Companies and the South Florida Partnership are carried at cost and are subsequently adjusted for the Company's pro rata share of the Operating Companies' and the South Florida Partnership's net losses, additional capital contributions to the Operating Companies and the South Florida Partnership, and distributions from the Operating Companies and the South Florida Partnership to the Company. The Company is responsible for the design, construction, management and operation of the networks owned by all of the Operating Companies and receives management fees from the Operating Companies for its management and network monitoring services. Management fees are determined by Local Partner Agreements and vary depending upon the market. Management fees are accounted for as revenues of the Company. To date, the Company's principal source of revenues has been derived through management fees from its Operating Companies, although in the future the Company expects that majority-owned Operating Companies revenues will represent an increasing proportion of the Company's revenue.

  Since its inception, the Company, in conjunction with its Local Partners, has made substantial investments in designing, constructing and enhancing the Operating Companies' fiber optic networks. As of June 30, 1997, the Company's networks had approximately 3,640 route miles, approximately 174,708 fiber miles and were connected to approximately 1,603 buildings and 106 LEC central offices in 17 operating networks. As of June 30, 1997, the Operating Companies had installed 13 switches or remote modules. The Company expects to offer switched services in all of its markets during 1997. The Company's NOCC in Coudersport, Pennsylvania provides for remote control, monitoring and diagnosis of all Operating Company networks. Funding for the development of the Operating Companies has come from investments by the Company and the Local Partners as well as from Fiber Lease Financings which enable the Company to finance the building of fiber optic plant through long-term leases. Excluding investments in the South Florida Partnership, which was sold on May 16, 1996, the combined capital invested by the Company and the local partners through June 30, 1997 in the Operating Companies' networks, the NOCC and other activities totaled approximately $339.4 million. Due to savings achieved in the construction of fiber optic networks by working with Local Partners, the Company believes that building a comparable level of network infrastructure without Local Partners would require a substantially greater level of capital investment.

  In the markets where the Company's 22 networks are operating or are under construction, as of June 30, 1997, the Company believes its addressable market opportunity was approximately $16.2 billion annually, substantially all of which is currently serviced by the incumbent LECs and IXCs. This addressable market estimate does not include the enhanced data services markets which the Company has entered or the Internet access market which it plans to enter in the near future.

RESULTS OF OPERATIONS

 Three Months Ended June 30, 1997 in comparison with Three Months Ended June 30, 1996

  Revenues increased 38% to $1.5 million for the three months ended June 30, 1997, from $1.1 million for the same quarter in the prior fiscal year. Growth in revenues of $0.4 million resulted primarily from increased revenues from telecommunications services from majority and wholly owned Operating Companies as compared to the same quarter in the prior fiscal year due to increases in the customer base and the impact of consolidation of the Nashville Operating Company for the current fiscal quarter.

  Network operations expense increased 37% to $1.2 million for the three months ended June 30, 1997 from $0.9 million for the same quarter in the prior fiscal year. The increase was attributable to the expansion of operations at the NOCC and the consolidation of the Nashville Operating Company for the current fiscal quarter.

  Selling, general and administrative expense increased 132% to $2.4 million for the three months ended June 30, 1997 from $1.0 million for the same quarter in the prior fiscal year. The increase was due to both corporate and NOCC overhead cost increases to accommodate the growth in the number of operating companies managed and monitored by the Company.

  Depreciation and amortization expense increased 97% to $1.4 million during the three months ended June 30, 1997 from $0.7 million for the same quarter in the prior fiscal year primarily as a result of increased depreciation resulting from higher depreciable asset base at the NOCC and the majority and wholly owned Operating Companies.

  Gain on Sale of Investment for the three months ended June 30, 1996 was due to the sale of the Company's 15.7% partnership interest in TCG of South Florida to Teleport Communications Group, Inc. on May 16, 1996 for an aggregate sales price of $11.6 million. This sale resulted in a gain of $8.4 million. There were no such similar transactions in the three months ended June 30, 1997.

  Interest income for the three months ended June 30, 1997 decreased 47% to $0.8 million from $1.4 million for the same quarter in the prior fiscal year as a result of reduced cash and cash equivalents due to utilization of the proceeds of the Senior Notes and Class B Warrants.

  Interest expense and fees increased 31% to $8.1 million during the three months ended June 30, 1997 from $6.2 million for the same period in the prior fiscal year. The increase was attributable to higher interest expense associated with the accretion of the Senior Notes.

  Equity in net loss of joint ventures increased by 55% to $2.5 million during the three months ended June 30, 1997 from $1.6 million for the same quarter in the prior fiscal year as the nonconsolidated Operating Companies increased operations. The net losses of the Operating Companies for the three months ended June 30, 1997 were primarily the result of increased revenues only partially offsetting startup and other costs and expenses associated with design, construction, operation and management of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network.

  The number of nonconsolidated Operating Companies paying management fees to the Company increased from 11 at June 30, 1996 to 14 at June 30, 1997. These Operating Companies and networks under construction paid management and monitoring fees to the Company, which are included in revenues, aggregating approximately $0.8 million for the three months ended June 30, 1996 and 1997. The nonconsolidated Operating Companies' net losses, including networks under construction, for the three months ended June 30, 1996 and 1997 aggregated approximately $3.6 million and $6.3 million respectively.

  Net (loss) income changed from net income of $0.6 million for the three months ended June 30, 1996 to a net loss of $13.3 million for the same quarter in the current fiscal year. The increased net loss was primarily attributable to a higher operating loss, interest expense associated with the Senior Notes, increased equity in the net losses of the Company's joint ventures and increased depreciation and amortization combined with lower interest income and no gain on sale of investment.

 Fiscal 1997 in comparison with Fiscal 1996

  Revenues increased 53% to $5.1 million for the fiscal year ended March 31, 1997 ("Fiscal 1997") from $3.3 million in the prior fiscal year. Growth in revenues of $1.8 million resulted primarily from continued expansion in the number and size of Operating Companies and the resultant increase in management fees of $0.8 million over the prior fiscal year. Revenues from majority and wholly owned Operating Companies also increased approximately $1.0 million as compared to the prior fiscal year due to increases in the customer base and the impact of consolidation of the Nashville Operating Company.

  Network operations expense increased 28% to $3.4 million in Fiscal 1997 from $2.7 million in the prior fiscal year. Substantially all of the increase was attributable to the expansion of operations at the NOCC, as well as the increased number and size of the Operating Companies which resulted in increased employee related costs and equipment maintenance costs.

  Selling, general and administrative expense increased 120% to $6.8 million in Fiscal 1997 from $3.1 million in the prior fiscal year. Approximately $0.9 million of the $3.7 million increase was due to an increase in the amount of allocated costs from Adelphia. These costs include charges for office space, senior management support and shared services such as finance activities, information systems, computer services, investor relation activities, payroll and taxation. Such costs were estimated by Adelphia and do not necessarily represent the actual costs that would be incurred if the Company was to secure such services on its own. In addition, $0.7 million of the increase was due to a write off of costs in connection with the postponement of the Company's contemplated initial public offering in November 1996. The remainder of the increase was due to increased administrative and sales and marketing efforts as well as corporate and NOCC overhead cost increases due to growth in the number of Operating Companies managed and monitored by the Company.

  Depreciation and amortization expense increased 233% to $3.9 million during Fiscal 1997 from $1.2 million in the prior fiscal year primarily as a result of the amortization of $1.0 million of costs incurred in connection with the issuance of the Senior Notes and increased depreciation resulting from higher capital expenditures at the NOCC and the majority and wholly owned Operating Companies.

  Gain on sale of investment is due to the sale of the Company's 15.7% partnership interest in the South Florida Partnership to Teleport
Communications Group Inc. on May 16, 1996 for an aggregate sales price of approximately $11.6 million. This sale resulted in a gain of $8.4 million.

  Interest income for Fiscal 1997 increased to $6.0 million from $0.2 million in the prior fiscal year as a result of interest income earned on investment of the proceeds of the Senior Notes and the Class B Warrants (defined herein).

  Interest expense and fees increased 366% to $28.4 million during Fiscal 1997 from $6.1 million in the prior fiscal year. The increase was attributable to $23.5 million of non-cash interest expense associated with the Senior Notes partially reduced by lower affiliate interest expense due to decreased borrowings from Adelphia.

  Equity in net loss of joint ventures increased by 68% to $7.2 million during Fiscal 1997 from $4.3 million in the prior fiscal year as more nonconsolidated Operating Companies began operations. The net losses of the Operating Companies for Fiscal 1997 were primarily the result of revenues only partially offsetting startup and other costs and expenses associated with design, construction, operation and management of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network.

  The number of nonconsolidated networks paying management fees to the Company increased from 13 at March 31, 1996 to 14 at March 31, 1997. These networks paid management and monitoring fees to the Company, which are included in revenues, aggregating approximately $3.2 million for Fiscal 1997, an increase of approximately $0.8 million over the prior fiscal year. The nonconsolidated networks' net losses, including networks under construction, for Fiscal 1997 aggregated approximately $17.1 million.

  Net loss increased by 124% to $30.5 million during Fiscal 1997 from $13.6 million in the prior fiscal year. The increase was primarily attributable to greater interest expense associated with the Senior Notes, increased equity in the net losses of the Company's joint ventures, increased depreciation and amortization, and increased selling, general, and administrative expenses partially offset by higher interest income and the gain recognized on the sale of the Company's investment in the South Florida Partnership.

  Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") decreased 109% to ($5.1) million in Fiscal 1997 from ($2.5) million for the prior fiscal year. Increased revenues from management fees and the majority and wholly owned Operating Companies were more than offset by increased operating costs. EBITDA and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative indicator of operating performance to operating income or an alternative to cash flows from operating activities as a measure of liquidity as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.

 Fiscal 1996 in comparison with Fiscal 1995

  Revenues increased 92.1% to $3.3 million for the year ended March 31, 1996 ("Fiscal 1996") from $1.7 million for the prior fiscal year. Approximately $1.0 million of the increase resulted from continued expansion in the number and size of Operating Companies and the resulting increase in management fees, and $0.6 million of the increase resulted from the Vermont Operating Company generating revenues during the entire fiscal year.

  Network operations expense increased 94.6% to $2.7 million in Fiscal 1996 from $1.4 million for the prior fiscal year. Approximately $0.8 million of the increase was attributable to the Vermont Operating Company reporting expenses relating to its operations for the entire fiscal year and $0.4 million was attributable to the expansion of operations at the NOCC, including systems upgrades.

  Selling, general and administrative expense increased 22% to $3.1 million in Fiscal 1996 from $2.5 million for the prior fiscal year. Of the increase, approximately $0.4 million was attributable to corporate overhead increases to accommodate the growth in the number of Operating Companies managed by the Company, and $0.1 million was attributable to the full twelve-months of operations at the Vermont Operating Company.

  Depreciation and amortization expense increased 156% to $1.2 million in Fiscal 1996 from $0.5 million for the prior fiscal year primarily as a result of increased capital expenditures at the Vermont Operating Company and the NOCC.

  Interest expense and fees increased 83% to $6.1 million in Fiscal 1996 from $3.3 million for the prior fiscal year. The increase was directly attributable to increased borrowings from Adelphia which were used to fund investments in Operating Companies and the South Florida Partnership, capital expenditures and the Company's operations. All of the Company's interest expense was non-cash and was added to amounts due to Adelphia.

  Equity in net loss of joint ventures increased by 139% to $4.3 million in Fiscal 1996 from $1.8 million for the prior fiscal year as two more nonconsolidated Operating Companies began operations. The net loss for the nonconsolidated Operating Companies and the South Florida Partnership for the year ended March 31, 1996 aggregated approximately $14.5 million. The net losses of the Operating Companies for the year ended March 31, 1996 were primarily the result of revenues only partially offsetting startup and other costs and expenses associated with the design, construction, operation and management of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network.

  The number of nonconsolidated networks paying management fees to the Company increased from nine at March 31, 1995 to 13 at March 31, 1996. Such 13 networks paid management and monitoring fees to the Company aggregating approximately $2.4 million for Fiscal 1996, an increase of approximately $1.0 million over Fiscal 1995.

  Net loss increased to $13.6 million for Fiscal 1996 from $7.7 million for Fiscal 1995. The increase was primarily attributable to greater interest expense, increased equity in the net losses of the Company's joint ventures, and increased depreciation and amortization.

  EBITDA decreased 13% to ($2.5) million in Fiscal 1996 from ($2.2) million for the prior fiscal year. Increased revenues from management fees and the Vermont Operating Company were more than offset by increased operating costs.

SUPPLEMENTARY OPERATING COMPANY FINANCIAL ANALYSIS

  The Company believes that working with Local Partners to develop markets enables the Company to build larger networks in a rapid and cost effective manner. In pursuit of this strategy, the Company currently has joint ventures with Local Partners where the Company owns 50% or less of each partnership or corporation. As a result of the Company's ownership position in these joint ventures, a substantial portion of the Operating Companies' results are reported by the Company on the equity method of accounting for investments which only reflects the Company's pro rata share of net income or loss of the Operating Companies. Because all of the assets, liabilities and results of operations of the Operating Companies are not presented in the Company's consolidated financial statements, financial analysis of these Operating Companies based upon the Company's results does not represent a complete measure of the growth or operations of the Operating Companies.

  In order to provide an additional measure of the growth and performance of all of the Company's networks, management of the Company analyzes a variety of financial information including revenues, EBITDA and capital expenditures. Revenues and EBITDA of the Operating Companies indicate the level of activity in the Company's networks. Capital expenditures of the Operating Companies along with network construction statistics, such as route miles and buildings connected, indicate the extensiveness of the Company's construction and expansion efforts in those markets. The financial information set forth below, however, is not indicative of the Company's overall financial position.

  The Operating Companies have shown substantial growth in revenues since the Company's inception in October 1991. Total combined revenues for the Operating Companies have doubled each year since the Company's inception.

   Revenues during Fiscal 1997 of $15.2 million were $7.5 million or 96% higher than Fiscal 1996 primarily due to the Buffalo, Vermont, Richmond, Louisville, Jacksonville and Wichita markets. Revenues during Fiscal 1996 of $7.8 million were $4.7 million or 154% higher than during Fiscal 1995 due to the expansion of the existing networks and the initial generation of revenues in the Buffalo and Louisville networks. Revenues continued to increase in all markets during the three months ended June 30, 1997 as compared with the corresponding period in the prior year.

  There can be no assurance that the Operating Companies will continue to experience revenue growth at this rate, or at all. Furthermore, there can be no assurance that the Company will be able to benefit from such growth in revenues if such growth occurs.

  EBITDA increased for Fiscal 1997 by $0.8 to ($1.7) million, as compared to Fiscal 1996. The increase was due to higher revenues in most of the networks which had commenced operations in the prior fiscal year, offset by increased operating expenses in those networks, and start up costs in several new networks, particularly Philadelphia and New Jersey. Excluding the start up losses in the Philadelphia and New Jersey markets, EBITDA would have been $1.4 million for Fiscal 1997. For Fiscal 1996, EBITDA decreased by $1.1 million to ($2.4) million from ($1.3) million in Fiscal 1995. The decrease was primarily due to increases in operating expenses in several networks, including Vermont, Buffalo, New Jersey, Harrisburg, Charlottesville and Louisville, offset somewhat by increased EBITDA in the Syracuse, Richmond, Nashville and Wichita networks. EBITDA continued to decrease during the three months ended June 30, 1997 as compared to the corresponding period in the prior year due to start up costs associated with entering the switched services market.

  The Operating Companies' capital expenditures for Fiscal 1996 and Fiscal 1997 have grown consistently, reflecting the addition of new networks and the expansion and growth of existing networks. Capital expenditures for the three months ended June 30, 1997 also increased substantially over the corresponding period in the previous year. There can be no assurance, however, that the Company and Operating Companies will continue to be able to fund the Company's significant requirements for future capital expenditures of the Operating Companies.

 Supplementary Operating Company Financial Information by Cluster (unaudited)

                                                 REVENUES
                               ------------------------------------------------
                                                           THREE MONTHS ENDED
                                                                JUNE 30,
                               FISCAL   FISCAL    FISCAL   --------------------
                                1995     1996      1997        1996       1997
                               -------  -------  --------  ---------  ---------
                                          (DOLLARS IN THOUSANDS)
Northeast..................... $ 1,393  $ 3,991  $  5,553  $   1,271  $   1,527
Mid-Atlantic..................     267      735     2,227        345      1,194
Mid-South.....................      44      473     1,264        239        426
Other Networks................   1,352    2,564     6,179      1,077      2,196
                               -------  -------  --------  ---------  ---------
  Total....................... $ 3,056  $ 7,763  $ 15,223  $   2,932  $   5,343
                               =======  =======  ========  =========  =========
                                                  EBITDA
                               ------------------------------------------------
                                                           THREE MONTHS ENDED
                               FISCAL   FISCAL    FISCAL        JUNE 30,
                               -------  -------  --------  --------------------
                                1995     1996      1997        1996       1997
                               -------  -------  --------  ---------  ---------
                                          (DOLLARS IN THOUSANDS)
Northeast..................... $  (183) $  (765) $    594  $     215  $    (457)
Mid-Atlantic..................    (308)    (766)   (3,681)      (752)    (1,160)
Mid-South.....................    (605)    (878)     (503)      (231)      (181)
Other Networks................    (233)     (15)    1,917        253        614
                               -------  -------  --------  ---------  ---------
  Total....................... $(1,329) $(2,424) $ (1,673) $    (515) $  (1,184)
                               =======  =======  ========  =========  =========
                                           CAPITAL EXPENDITURES
                               ------------------------------------------------
                                                           THREE MONTHS ENDED
                               FISCAL   FISCAL    FISCAL        JUNE 30,
                               -------  -------  --------  --------------------
                                1995     1996      1997        1996       1997
                               -------  -------  --------  ---------  ---------
                                          (DOLLARS IN THOUSANDS)
Northeast..................... $ 8,167  $ 6,978  $ 28,654  $   2,030  $   5,822
Mid-Atlantic..................   3,923   14,351    67,892      7,803     20,879
Mid-South.....................   4,002    7,321    19,455      1,611     10,262
Other Networks................   8,566   16,527    12,269      2,443     12,632
                               -------  -------  --------  ---------  ---------
  Total....................... $24,658  $45,177  $128,270    $13,887    $49,595
                               =======  =======  ========  =========  =========

LIQUIDITY AND CAPITAL RESOURCES

  The development of the Company's business and the installation and expansion of the Operating Companies' networks, combined with the construction of the Company's NOCC, have resulted in substantial capital expenditures and investments during the past several years. Capital expenditures by the Company were $2.9 million, $6.1 million $24.6 million, $1.8 million and $18.8 million for Fiscal 1995, Fiscal 1996, Fiscal 1997, and the three months ended June 30, 1996 and 1997, respectively. Further, investments made in the Company's nonconsolidated Operating Companies and the South Florida Partnership by the Company were $7.5 million, $12.8 million, $34.8 million, $4.8 million and $18.0 million in Fiscal 1995, Fiscal 1996, Fiscal 1997, and the three months ended June 30, 1996 and 1997, respectively. Also, during Fiscal 1997, the Company invested $20.0 million in fiber assets and a senior secured note in furtherance of its strategy to interconnect its networks in the northeastern United States. The Company expects that it will continue to have substantial capital and investment requirements. The Company also expects to have to continue to fund operating losses as the Company develops and grows its business.

  The Company recently received a firm commitment for a $25.0 million long term lease facility from AT&T Capital Corporation. The lease facility provides for financing for certain of the Operating Companies' switching equipment and is expected to be available by the end of 1997.

  Through June 30, 1997, Adelphia had made loans and advances totalling approximately $68.3 million, including accrued interest, to the Company and leased $3.4 million in fiber network construction to certain Operating Companies. During April 1996, the Company repaid $37.8 million of such loans and advances. In addition, Local Partners have invested approximately $91.2 million as their pro rata investment in those networks through June 30, 1997. These amounts exclude previous investments in the South Florida Partnership which were sold on May 16, 1996. These partners have also provided additional capital of $56.4 million for the construction of the Company's networks through the partnership agreements by funding the fiber construction of the network and leasing the fiber to the partnership under long-term, renewable agreements. In addition, the Company used $120.1 million to fund its pro rata investment in the networks, capital expenditures and operations. Collectively, these investments and the Fiber Lease Financings have totaled $339.4 million from the Company's inception through June 30, 1997.

  The Company has experienced substantial negative cash flow since its inception. A combination of operating losses, the substantial capital investments required to build the Company's wholly owned networks and its state-of-the-art NOCC, and incremental investments in the Operating Companies has resulted in substantial negative cash flow. For the fiscal years ended March 31, 1995, 1996 and 1997 and the three months ended June 30, 1996 and 1997, cash used in operating activities totalled $2.1 million, $0.8 million, $4.8 million, $2.7 million and $2.4 million, respectively, cash used in (provided by) investing activities totalled $10.4 million, $18.9 million, $72.8 million, $(5.1) million and $36.8 million, respectively, and cash provided by financing activities totalled $12.5 million, $19.7 million, $137.5 million, $129.7 million and $0.7 million, respectively. Prior to April 15, 1996, funding of the Company's cash flow deficiency was principally accomplished through additional borrowings from Adelphia. Prior to April 15, 1996, interest and fees on this unsecured credit facility were based upon the weighted average cost of unsecured borrowings of Adelphia. The average interest rate charged for all periods was 11.3% through April 15, 1996 (excluding fees charged which were based on the amount borrowed) and 16.5% for the period since April 16, 1996.

  On April 15, 1996, the Company issued $329.0 million of Senior Notes and 329,000 Class B Warrants to purchase an aggregate of 613,427 shares of its common stock. Proceeds to the Company, net of discounts, commissions, and other transaction costs were approximately $168.6 million. Such net proceeds were used to fund the Company's capital expenditures, working capital requirements, operating losses and its pro-rata investments in joint ventures, to pay $25.0 million of indebtedness owing to Adelphia and to make loans of $3.0 million to certain key members of management. Proceeds from the Senior Notes and Class B Warrants were also used to repay amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12.8 million incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia. As of April 15, 1996, approximately $25.9 million of outstanding indebtedness owed to Adelphia was evidenced by an unsecured subordinated note due April 16, 2003 (the "Adelphia Note"), that accrues interest at 16.5% and is subordinated to the Senior Notes. Interest on the Adelphia Note is payable quarterly in cash, through the issuance of identical subordinated notes, or in any combination thereof, at the option of the Company. Interest accrued on the Adelphia Note was $5.9 million as of June 30, 1997.

  On May 16, 1996, the Company completed the sale of its 15.7% partnership interest in the South Florida Partnership to Teleport Communications Group Inc. for an aggregate sales price of approximately $11.6 million resulting in a pre-tax gain of approximately $8.4 million. Amounts related to the South Florida Partnership included in the Company's investments and equity in net loss of joint ventures as of the sale date and for the year ended March 31, 1997 were approximately $3.2 million and ($0.2) million, respectively. As part of the transaction, the Company was released from its covenant not to compete with respect to the South Florida market. The Company plans to use the proceeds from the sale to continue to expand and develop its existing markets, complete new networks under construction and enter additional markets.

  Pursuant to an agreement dated July 25, 1996, the Company purchased general and limited partnership interests in the Nashville, Tennessee Operating Partnership from InterMedia and Robin Media on August 1, 1996. The aggregate purchase price was $5.0 million. As a result of this acquisition, the Company's ownership interest in this partnership increased to 95%.

  During the year ended March 31, 1997, the Company purchased approximately 341 miles of SONET ring fiber backbone used by the Vermont Operating Company from Adelphia for $6.5 million, Adelphia's historical cost for such assets. Prior to such purchase, the Company had been leasing such fiber backbone in the Vermont network from Adelphia at an annual rate of approximately $1.0 million.

  The competitive local telecommunication service business is a capital-intensive business. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's networks, (ii) the expansion and improvement of the Company's NOCC and existing networks and
(iii) the design, construction and development of additional networks. The Company plans to make substantial capital investments and investments in Operating Companies in connection with the deployment of switches in all of its operating markets by the end of 1997. In addition, the Company intends to increase spending on marketing and sales significantly in the foreseeable future in connection with the expansion of its sales force and marketing efforts generally. The Company estimates that it will require approximately $175 million to $200 million to fund anticipated capital expenditures, working capital requirements and operating losses of the Company, investments in its existing Operating Companies and the acquisition of 100% of the ownership interests in the Buffalo, Louisville, Lexington and Syracuse networks through the fiscal year ending March 31, 1999. In addition, expansion of the Company's networks will include the geographic expansion of the Company's existing clusters and the development of new markets. The Company expects to continue to build new networks in additional markets, which the Company anticipates will include additional networks with utility partners and, in the future, the Company may increase its ownership in the Operating Companies and acquire existing networks. The Company expects that it will have adequate resources to fund such expenditures through the net proceeds from the Preferred Stock Offering and the Senior Secured Note Offering, the remaining proceeds from the Senior Notes, anticipated bank and/or vendor financings by the Operating Companies, internal sources of funds, including cash flow from operations generated by the Company, and additional debt or equity financings, as appropriate. There can be no assurance, however, as to the availability of funds from internal cash flow or from the private or public equity or debt markets. In addition, the expectations of required future capital expenditures are based on the Company's current estimate. There can be no assurance that actual expenditures will not significantly exceed current estimates or that the Company will not accelerate its capital expenditures program.

  In addition, the Company expects that pro rata investments by the Company and its Local Partners as well as Fiber Lease Financings and anticipated bank or vendor financings will be adequate to fund the requirements of the Operating Companies for capital expenditures, operating losses and working capital for existing networks, networks currently under construction and certain of the Company's planned additional markets during calendar years 1997 and 1998. There can be no assurance as to the availability of funds from internal cash flow, the Local Partners or other external sources or as to the terms of such financings. In addition, the indenture relating to the Senior Notes provides certain restrictions upon the Company's ability to incur additional indebtedness. The Company's inability to fund pro rata investments required for the Operating Companies could result in a dilution of the Company's interest in the individual Operating Companies or could otherwise have a material adverse effect upon the Company and/or the Operating Companies.

 Recent Developments

  On October 9, 1997, the Company completed the Preferred Stock Offering and on August 27, 1997, the Company completed the Senior Secured Note Offering. See "Prospectus Summary--Recent Developments."

  On February 20, 1997, the Company entered into several agreements regarding the lease of dark fiber in New York state. Pursuant to these agreements and in consideration of a payment of $20.0 million, the Company received (i) a $20 million Senior Secured Note due February 2002 from Telergy, Inc., and (ii) a fully prepaid lease from a Telergy affiliate for at least 25 years (with two additional ten-year extensions), as a preferred customer, for 24 strands of dark fiber installed or to be installed in a New York fiber optic telecommunications backbone network. The fiber optic backbone network will cover approximately 500 miles from Buffalo to Syracuse to Albany to New York City, New York, and will provide interconnection capability for the Company's operating networks in the state of New York.

  On April 24, 1997, the Company and Entergy Corporation formed three joint ventures, in which the Company, through three of its wholly owned Subsidiaries, and Entergy each own a 50% interest. The Entergy-- Hyperion Joint Venture will offer competitive telecommunications services primarily to commercial customers in the Little Rock, Arkansas, Jackson, Mississippi and Baton Rouge, Louisiana metropolitan areas. In addition, they intend to offer a full range of switched telecommunications services, dedicated access to long distance carriers and private line services. The Company expects the networks for these three cities to total approximately 350 route miles of fiber optic cable.

  On June 13, 1997, the Company entered into the MCI Preferred Provider Agreement pursuant to which the Company is designated MCI's preferred provider of new end user dedicated access circuits and of end user dedicated access circuits resulting from conversion from the incumbent LEC in the Company's markets. In addition, Hyperion has a right of first refusal to provide MCI all new dedicated local network access circuits such as POP-to-POP or POP-to-LSO connections. These arrangements will apply to virtually all of the Company's current networks and the term of these arrangements is five years with a five year renewal option. The agreements allow MCI to purchase local loop transport services from Hyperion where Hyperion is collocated with the incumbent LEC. The agreement also provides that the parties negotiate in good faith the terms of a separate agreement for the utilization of the Company's local switches and operating support systems to provide MCI branded local service. In connection with the transaction, the Company has issued a warrant to MCI to purchase 281,040 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of the Company, which expires June 13, 2000, at the lower of (i) $20 per share of Class A Common Stock or (ii) the public offering price of the Company's Class A Common Stock if the Company completes an initial public offering of its Class A Common Stock. MCI could receive additional warrants to purchase Class A Common Stock with an exercise price equal to the fair market value of the Class A Common Stock at the time of issuance if MCI meets certain agreed upon purchase volume revenue thresholds. Collectively, the warrants would entitle MCI to purchase Class A Common Stock of the Company representing between 2.5% and 8.5% of the Common Stock of the Company, with adjustments for future issuances of common stock.

  On August 4, 1997 the Company signed an Equity Contribution and Exchange Agreement with Lenfest Telephony, Inc. ("Lenfest") whereby Lenfest will receive 225,115 shares of Class A Common Stock of the Company in exchange for its partnership interest in the Harrisburg, Pennsylvania network. The transaction is subject to normal closing conditions and receipt of regulatory approvals.

  On August 11, 1997, the Company entered into the TCI Agreement pursuant to which the Company will purchase all of TCI's interest in the Buffalo, New York, Louisville, Kentucky and Lexington, Kentucky markets. Upon consummation of the transactions contemplated by the TCI Agreement, which is subject to normal closing conditions and receipt of regulatory approval, the Company will own 100% of each of the Louisville, Lexington and Buffalo networks.

  On September 12, 1997, the Company closed the TWEAN Agreement whereby the Company consolidated its Operating Companies' interests in the state of New York by (i) increasing its ownership interest in the Buffalo network to 60% and in the Syracuse network to 100% and (ii) eliminating its ownership interests in the Albany and Binghamton networks. In addition, the agreement provides that neither party will be subject to the non-competition provisions contained in the existing partnership agreements with respect to the markets from which they are withdrawing.

  The Company has entered into purchase agreements (collectively, the "New Jersey Agreement") dated October 31, 1997 with subsidiaries of Tele-Communications, Inc. ("TCI") and Sutton Capital Associates, Inc. ("Sutton"), local partners in the New Brunswick and Morristown, NJ networks, whereby the Company will pay TCI and Sutton $26.0 million and $0.3 million, respectively, for their partnership interests in these New Jersey networks. Upon consummation of these transactions, which are subject to normal closing conditions and receipt of regulatory approval, the Company's ownership interest in these networks will increase to 100%.

IMPACT OF INFLATION

  The Company does not believe that inflation has had a significant impact on the Company's consolidated operations or on the operations of the Operating Companies over the past three fiscal years.

                                   BUSINESS

INDUSTRY OVERVIEW

  Deregulation, technological change and the increasingly information intensive nature of the United States economy have significantly expanded the role of telecommunications in business. In particular these changes have accelerated the growth of certain aspects of the telecommunications market. For example, industry sources estimate that voice traffic is growing at a rate of approximately seven percent per year while data communications are growing at three to five times that rate due to the increase in computerized transaction processing and video applications, the movement to distributed data processing and the rise of decentralized management structures, all of which require the transmission of large amounts of information with speed, accuracy and reliability.

  The present structure of the U.S. telecommunications market resulted largely from the divestiture of the "Bell System" in 1984 (the "Divestiture"). As part of the Divestiture, seven RBOCs were created to offer services in geographically defined areas called LATAs. The RBOCs were separated from the long distance provider, AT&T, resulting in the creation of two distinct industries: local exchange and interexchange (commonly known as long distance). The Divestiture facilitated direct, open competition in the long distance segment of the telecommunications market; however, it did not promote competition in the local telecommunications market. Nonetheless, several factors have served to promote competition in the local telecommunications market and the emergence of competitive access providers ("CAPs"), including
(i) the incumbent LECs' monopoly position and regulated pricing structure, which provided little incentive for incumbent LECs to reduce prices, improve service or upgrade their networks, (ii) customer demand for an alternative to the incumbent LEC monopoly, which demand grew rapidly and was spurred in part by the development of competitive activities in the long distance market and increasing demand for high quality, reliable services, (iii) the advancement of fiber optic and digital electronic technologies (such as ATM and SONET), which combined the ability to transmit voice, data and video at high speeds with greatly increased capacity and reliability as compared to the incumbent LECs' copper-based networks and (iv) the significant fees, called "access charges," IXCs are required to pay to incumbent LECs for originating and terminating calls on the incumbent LEC networks.

  Established in the mid 1980s, CAPs were among the first competitors in the local telecommunications market. CAPs provided non-switched services (i.e., dedicated special access and private line) by installing fiber optic facilities connecting IXC POPs within a metropolitan area and, in some cases, connecting end users (primarily large businesses and government agencies) with IXCs. CAPs used the substantial capacity and economies of scale inherent in fiber optic cable to offer customers service that was generally less expensive and of a higher quality than could be obtained from incumbent LECs. In addition, CAPs offered customers shorter installation and repair intervals and improved service reliability in comparison to incumbent LECs.

  More recently, as a result of legal and regulatory developments, in particular the enactment of the Telecommunications Act, certain CAPS have expanded their various offerings to include switched local exchange services, services that have been traditionally offered to residential and business customers by the local telephone company. Such companies are referred to as competitive local exchange companies (as previously defined, "CLECs"). The combination of CAP and CLEC services is generically referred to as "local services".

THE COMPANY

  The Company is a leading facilities-based provider of local telecommunications services with state-of-the-art fiber optic networks located in regionally clustered markets primarily within the eastern half of the United States. As of June 30, 1997, Hyperion's 17 operating networks served 35 cities with approximately 3,640 route miles of fiber optic cable connecting 1,603 buildings and 106 LEC central offices. The Company's 22 networks (which includes five under construction) have generally been developed by partnering with a Local Partner, which has enabled the Company to finance its network expansion at a significantly lower cost than other CLECs and to rapidly construct high capacity networks which provide the Company broader coverage than other CLECs in its markets. According to Company estimates, this broad network coverage enables the Company to directly reach approximately 60% of the business access lines currently in service in its markets. In the markets where the Company's 22 networks are operating or under construction, as of June 30, 1997, the Company believes its addressable market opportunity was approximately $16.2 billion annually, substantially all of which is currently serviced by the incumbent LECs and IXCs. This addressable market estimate does not include the enhanced data services market which the Company has entered, or the Internet access market which it plans to enter in the near future.

  The Company's current service offerings include switched local dial tone (in 13 markets), and enhanced data services (in seven markets), including frame relay, high speed Internet access, video conferencing, dedicated access and long distance access. The Company also plans to be an ISP in a majority of its markets by the end of fiscal 1998. In addition, the Company will begin selling long distance services by the end of 1997 through a resale agreement with an IXC and expects to begin offering facilities-based long distance services through the regional interconnection of the Company's networks in the near future. With 75% of all U.S. telecommunications intraLATA and interLATA toll traffic terminating, on average, within 300 miles of its origination point, the Company believes that the breadth of its networks, their regional clustering, and their current and planned interconnection will enable the Company to originate and terminate a significant proportion of its customers' communications traffic over its own networks, rather than relying primarily on the network of the incumbent LEC.

  Hyperion's targeted customer base consists of small, medium and large businesses, governmental and educational end users and IXCs. Some of the Company's customers include America Online, Sprint, Hershey Medical Center and HCA International. The Company services it customers through a dedicated sales force of approximately 70 highly trained professionals focused on selling the Company's portfolio of service offerings. The Company expects to increase its sales force and marketing efforts significantly by the end of the fiscal year. Management believes that the Company's ability to utilize its extensive network clusters to offer a single source solution for all of its customers' telecommunications needs provides it with significant competitive advantage over other CLECs. Further, Hyperion believes it can continue to attract end user customers by offering (i) a single point of contact for billing, installation and service coordination, (ii) high-capacity fiber optic network connection directly to all or substantially all of a customer's premises due to the breadth of the Company's network coverage and (iii) high quality, solutions-oriented customer service. The Company also believes that major IXCs such as AT&T, MCI and Sprint will seek to offer their business customers an integrated package of switched local and long distance services using the networks of CLECs such as Hyperion. The Company believes that it is well positioned to capitalize on this opportunity as its networks generally offer the broadest coverage in their markets, which is attractive to both end user customers and major IXCs.

  The Company initiated its switched services deployment plan in 1997 and currently provides switched services in 13 markets, nine of which were placed in operation during the last five months, with switching for the remaining two operating markets (excluding Albany and Binghamton, New York) expected to be operational by the end of 1997. In the markets it currently serves, the Company estimates that there are approximately 11 million business access lines in service. The Company has experienced initial success in the sale of access lines, with approximately 16,000 access lines sold as of September 30, 1997, of which approximately 5,500 lines are installed. The timing of certain installations may be extended due to necessary upgrading of customer facilities, the complexity of installation or customer scheduling requirements. Delivery of on-network switched services is expected to provide faster, more reliable access line provisioning and more responsive customer service and monitoring. The Company believes that its large upfront capital investment in its networks, coupled with the selective use of unbundled network elements, will provide higher operating margins than can be achieved by other CLECs.

  Since inception in October 1991 through June 30, 1997, the Company and its partners have invested approximately $339.4 million to build and develop the network infrastructure and to fund operations. As of June 30, 1997, the gross property, plant and equipment of the Company, its networks and the Company's NOCC, including the Company's investment in Telergy (see "Prospectus Summary-- Recent Developments"), was approximately $286.0 million. The Company anticipates that its future capital expenditure requirements will be largely based on a selective network build-out strategy that combines both on-network and off-network connections to customers.

  The Company has, and intends to continue to, increase its ownership interests in Operating Companies when it can do so on attractive economic terms. This goal has been facilitated by the substantial completion of a number of Hyperion's networks along with the desire of certain of its current Local Partners to reduce their telecommunications investments and focus on their core cable operations. For example, the Company has entered into agreements to increase or has recently increased its ownership interest to 100% in Operating Companies for five of its markets. See "Prospectus Summary-- Ownership of the Company and the Operating Companies." As a result, since December 13, 1995, the Company's weighted average ownership interest (based on gross property, plant and equipment), after giving effect to pending definitive agreements, in its Operating Companies has increased to 66.4% from 34.5%.

  The Company operates in a single, domestic industry segment-telecommunications services. Information about the amounts of revenues, operating profit or loss and identifiable assets of the Company as of and for each of the three years in the period ended March 31, 1997, and for the three months ended June 30, 1997 is set forth in the Company's consolidated financial statements and notes thereto included herein.

  The Company has worked with Local Partners in order to significantly reduce the cost and time to construct a fiber optic network, enable the Company to rapidly begin offering services and lower the overhead associated with operating and maintaining the Company's networks. Advantages of building the Company's networks with Local Partners include (i) sharing the cost of building a fiber optic network, which the Company believes reduces the cost of aerial fiber construction by approximately 62% in the case of cable partners and 40% in the case of utility partners, (ii) reducing the time and cost of obtaining access to rights-of-way and building entrances and (iii) leveraging the Local Partners' existing fiber optic network maintenance and installation infrastructure. Through the partnerships, the Company has financed its expansion at a lower cost relative to its competitors by utilizing pro rata equity investments and Local Partner financings of a significant portion of fiber construction. Local Partners generally provide funding for the fiber build in a network and lease the fiber capacity back to the partnership under long-term agreements, while the partnership funds other capital expenditures, including switching infrastructure and electronics. The Company estimates that approximately 70% of its network construction will be aerial and in many cases, where conduit is available, the Company can achieve similar savings in underground construction. These estimates are based upon historical experience, and there can be no assurance that the Company will be able to achieve similar results in future efforts. These cost savings are achieved primarily through the sharing of pole attachment costs ("Pole Attachment Costs") and the elimination of costs of the engineering and rearrangement of cables to prepare telephone poles for the attachment of new fiber optic cable ("Make Ready Costs"). An analysis of the estimated cost savings for the Company for one mile of aerial construction is set forth in the following table.

                                      WITH LOCAL     WITH LOCAL       WITHOUT
COSTS                                CABLE PARTNER UTILITY PARTNER LOCAL PARTNER
-----                                ------------- --------------- -------------
                                               (DOLLARS IN THOUSANDS)
Make Ready Costs....................     $  --(a)       $  --(b)       $18.0(c)
Pole Attachment Costs...............       3.4(d)          --(b)         5.0
Fiber Costs and Installation........       8.0(e)        18.5(e)         8.0
Splicing Costs......................       0.6(f)         0.6(f)         0.6
                                         -----          -----          -----
  Total.............................     $12.0(g)       $19.1(g)       $31.6
                                         =====          =====          =====

--------
(a) Assumes a fiber overlash of existing cable plant.
(b) Assumes placing fiber in the space allocated for the local utility partner on the pole.
(c) Assumes an average cost of $200 per pole, 40 poles per mile, to move the telephone and cable television wires in the space allocated for communications providers on the pole and the replacement of two poles per mile.
(d) Assumes the payment of a pro rata portion (approximately 33%) of such costs by the Local Partner with respect to capacity to be available for such partner's use.
(e) Represents the cost of the Operating Company's fiber and its installation on the pole.
(f) Represents the cost of cutting and integrating new fiber components.
(g) In the above analysis, this would be the amount amortized by an applicable fiber lease financing between an Operating Company and its Local Partner.

GROWTH STRATEGY

  The Company's objective is to be the leading local telecommunications services provider to medium and large businesses, governmental and educational end users and IXCs within its target markets. To achieve this objective, the Company has pursued a facilities-based strategy to provide extensive, high capacity network coverage and to broaden the range of telecommunications products and services it offers to targeted customers. The principal elements of the Company's growth strategy include the following:

  Provide Bundled Package of Telecommunications Services. The Company believes that a significant portion of business and government customers prefer a single-source telecommunications provider that delivers a full range of efficient and cost effective solutions to meet their telecommunications needs. These customers require reliability, high quality, broad geographic coverage, end-to-end service, solutions-oriented customer service and the timely introduction of new and innovative services. The Company believes it will be able to continue to compete effectively for end users by offering superior reliability, product diversity, service and custom solutions to end user needs at competitive prices. The Company also offers its local services to IXCs and has entered into national service agreements with AT&T and MCI to be their preferred supplier of dedicated access and switched access transport services. See "--AT&T Certification" and "Prospectus Summary--Recent Developments-- Preferred Provider Alliance with MCI."

  Expand Solutions-Oriented Sales Effort. The Company provides an integrated solutions approach to satisfy its end users' communications requirements through a well trained and focused team of direct sales and engineering support professionals. In its marketing efforts, the Company emphasizes its extensive fiber optic network, which provides the reach and capacity to address the needs of its customers more effectively than many of its competitors who rely solely upon leased facilities or who have limited network build-outs in their markets. The Company intends to double the size of its current 70 person direct sales force by the end of the year and to increase the number of its customer care professionals from 44 to approximately 70 as it increases the breadth of its product offerings to satisfy the growing communications needs of its customers. Further, by the end of 1997, the Company expects to initiate direct marketing and sales of local communications services on an unbundled loop basis to retail and small business customers in certain markets, generally offering such services under either the Hyperion name or a co-branded name that includes the name of the particular Local Partner.

  Continue to Increase Broad Based Network Clusters and Interconnect
Networks. The Company intends to build on its extensive networks by (i) expanding its networks into nearby areas that are under-served by its competitors, (ii) establishing new networks in close proximity to existing markets and (iii) interconnecting the networks within its regional clusters. The Company believes that clustering and interconnecting its large networks enables it to (i) carry a greater amount of traffic on its own networks, which leverages the fixed cost structure of its networks, thereby increasing revenues and margins, (ii) take advantage of economies of scale in management, network operations and sales and marketing, (iii) increase the number of customers that the Company's networks can service and (iv) increase the networks' ability to provide reliable, end-to-end connectivity on a regionally focused basis.

  Create Additional Partnerships with Utility Companies. The Company intends to continue to construct new networks either through partnerships or long-term fiber lease agreements with utility companies, which significantly reduces the cost and time required to construct a fiber optic network. This approach enables the Company to offer services more rapidly as well as lower the overhead costs associated with operating and maintaining a network. Utility companies are attractive partners for the Company due to their (i) contiguous and broad geographic coverage with extensive conduits and rights-of-way in both business and residential areas, (ii) significant access to capital resources, (iii) existing relationships with business and residential customers and (iv) reputation for reliability and quality customer service. In turn, the Company believes that it is an attractive partner for utility companies because it can offer utility companies a significant stake in its networks, both from a financial and operational perspective, and provide network operations management expertise.

COMPANY SERVICES

  The Company initiated its switched services deployment plan in 1997 and currently provides switched services in 13 markets, nine of which were placed in operation during the last five months, with switching for the remaining two operating markets (excluding Albany and Binghamton, New York) expected to be operational by the end of 1997.

 Switched Services

  Local Exchange Services. Switched services providing dial tone to business customers including local calling and intraLATA toll calls. These local services also provide the customer with operator and directory assistance services, 911 service, enhanced local features, which include PBX trunks, business access lines, and ISDN, and custom calling features such as call waiting, call forwarding, and voice mail.

  Long Distance Services. Switching and transport of interexchange traffic, including voice, data and video billed on a minutes-of-use basis. Long distance services include provision of local access services to IXCs for the local origination and completion of long distance calls. The Company also plans to offer a full range of long distance services, including "toll free" services.

 Traditional Access Services

  Special Access and Private Line Services. Non-switched dedicated connections, including high capacity interconnections between (i) POPs of an IXC, (ii) the POPs of different IXCs, (iii) large end users and their selected IXCs and (iv) different locations of particular customers. These services are billed at a flat, non-usage sensitive, monthly rate.

  Collocated Special Access Services. A dedicated line carrying switched transmissions from the IXC POP, through the LEC-CO to the end user.

  Switched Access Transport Services. A dedicated line carrying switched transmissions from the LEC-CO to an IXC POP.

  Long Distance Transport Services. Non-switched, high capacity intraLATA services sold on a wholesale basis to IXCs and cellular and PCS operators.

 Enhanced Data Services

  The Company and the Operating Companies currently offer, or intend to offer, their customers a broad array of high bandwidth, enhanced data services, including frame relay, ATM transport services, business Internet and intranet access and high speed video conferencing. The Company currently offers, or intends to offer, enhanced services to customers in all of its networks through its partnerships with !NTERPRISE, a wholly owned subsidiary of U S WEST.

MARKET SIZE

  The following table sets forth the Company's estimate, based upon an analysis of industry sources including industry projections and FCC data, of the total local telecommunications revenue for calendar year 1995 in the markets where the Company's 22 networks are located. The estimates, however, do not include the enhanced data services market which the Company has entered or the Internet access market which it plans to enter in the near future. See "--Company Services." There is currently limited direct information relating to these markets and therefore a significant portion of the information set forth below is based upon estimates and assumptions made by the Company. Management believes that these estimates are based upon reliable information and that its assumptions are reasonable. There can be no assurance, however, that these estimates will not vary substantially from the actual market data.

                           TRADITIONAL                                   TOTAL REVENUE
CLUSTER                  ACCESS SERVICES SWITCHED SERVICES LONG-DISTANCE   POTENTIAL
-------                  --------------- ----------------- ------------- -------------
                                             (DOLLARS IN MILLIONS)
Northeast...............     $  269           $2,765          $1,466         $4,500
Mid-Atlantic............        617            4,647           2,494          7,758
Mid-South...............        175            1,381             740          2,296
Other Networks..........        139            1,007             540          1,686
                             ------           ------          ------        -------
  Total.................     $1,200           $9,800          $5,240        $16,240
                             ======           ======          ======        =======

OWNERSHIP OF THE COMPANY AND THE OPERATING COMPANIES

 Overview

  The Company is an 88% owned subsidiary of Adelphia Communications Corporation ("Adelphia"), the seventh largest cable television company in the United States which as of June 30, 1997, owned or managed cable television systems that served approximately 1.9 million subscribers in 12 states. The balance of the Company is currently owned by senior executives of the Company. As of September 1, 1997, the Company's 22 networks were owned through (i) partnerships or limited liability companies with Local Partners (the "Operating Partnerships"), (ii) three wholly owned subsidiaries of the Company, (iii) one corporation in which the Company is a minority shareholder and (iv) one company in which the Company is the majority equityholder (the entities described in clauses (ii), (iii) and (iv) are collectively referred to as the "Operating Corporations," and the Operating Corporations and the Operating Partnerships are collectively referred to as the "Operating Companies"). The Company is responsible for the network design, construction, management and operation of the Operating Companies, for which it receives management fees.

  The following is an overview of the Company's networks and respective ownership interests as of September 1, 1997.

                                ACTUAL OR     ACTUAL   PRO FORMA
                              EXPECTED DATE  HYPERION  HYPERION
COMPANY NETWORKS             OF OPERATION(A) INTEREST INTEREST(B)        LOCAL PARTNER(S)
----------------             --------------- -------- -----------  ----------------------------
     Northeast Cluster
Vermont....................       11/94       100.0%     100.0%(h) (c)
Syracuse, NY...............        8/92        50.0      100.0(h)  Time Warner/Advance(d)
Buffalo, NY................        1/95        40.0      100.0(h)  Tele-Communications, Inc.
                                                                   Time Warner/Advance(c)
Albany, NY.................        2/95        50.0        --      Time Warner/Advance(d)
Binghamton, NY.............        3/95        20.0        --      Time Warner/Advance(d)
   Mid-Atlantic Cluster
Charlottesville, VA........       11/95       100.0      100.0     (c)
Scranton/Wilkes-Barre, PA..       12/97       100.0      100.0     (c)
Harrisburg, PA.............        4/95        50.0      100.0     Lenfest Telephony
Philadelphia, PA...........        8/96        50.0       50.0     PECO Energy(e)
Allentown/Bethlehem/Easton/
 Reading, PA ("ABER")......       12/97        50.0       50.0     PECO Energy(e)
York, PA...................        5/97        50.0       50.0     Susquehanna Cable
Richmond, VA...............        9/93        37.0       37.0     Media One
Morristown, NJ.............        7/96        19.7       19.7     Tele-Communications, Inc.(f)
New Brunswick, NJ..........       11/95        19.7       19.7     Tele-Communications, Inc.(f)
     Mid-South Cluster
Lexington, KY..............        6/97        50.0      100.0(h)  Tele-Communications, Inc.(g)
Louisville, KY.............        3/95        50.0      100.0(h)  Tele-Communications, Inc.(g)
Nashville, TN..............       11/94        95.0       95.0(h)  InterMedia Partners
Baton Rouge, LA............       12/97        50.0       50.0     Entergy
Jackson, MS................       12/97        50.0       50.0     Entergy
Little Rock, AR............       12/97        50.0       50.0     Entergy
      Other Networks
Wichita, KS................        9/94        49.9       49.9     Gannett
Jacksonville, FL...........        9/92        20.0       20.0(h)  Media One
Weighted Average Ownership
(i)........................                    56.8       66.4

--------
(a) Refers to the date on which (i) the network is connected to at least one IXC POP, (ii) the network is capable of accepting traffic from IXCs and end users, (iii) the Company's central office is fully functional and (iv) the initial network SONET fiber ring has been completed.

(b) Gives effect to pending agreements which provide for the Company to increase or decrease its ownership interests in its networks. The Company is permitted to reenter the markets in which it has eliminated its ownership interests and intends to reenter the Albany market by April 1998. As of the consummation of the TWEAN Agreement on September 12, 1997, the Company's interests in the Buffalo and Syracuse networks increased to 60% and 100%, respectively, and the Company's interests in the Albany and Binghamton networks were eliminated. See "Prospectus Summary--Recent Developments."

(c) Adelphia or its affiliates lease fiber capacity to the Operating Companies in these networks.

(d) The interests in the Albany, Binghamton and Syracuse networks are all owned by one Operating Company.

(e) The interests in the Philadelphia and ABER networks are owned by one Operating Company.

(f) The interests in the Morristown and New Brunswick networks are owned by one Operating Company. Sutton Capital Associates also owns a minority interest in the Operating Company.

(g) The interests in the Lexington and Louisville networks are owned by one Operating Company.

(h) Represents a network that is owned by an Operating Company or a subsidiary, all of the Capital Stock of which is or will be pledged by the Company as security for the Senior Secured Notes.

(i) Based upon gross property, plant and equipment of the Company and the Operating Companies.

CLUSTER STATISTICS(A)

                                                                                THREE
                                                                   FISCAL YEAR  MONTHS
                                                                      ENDED     ENDED
                                                                    MARCH 31,  JUNE 30,
                         ROUTE  FIBER  BUILDINGS  LEC-COS             1997       1997
CLUSTER                  MILES  MILES  CONNECTED ALLOCATED VGES(B)  REVENUES   REVENUES
-------                  ----- ------- --------- --------- ------- ----------- --------
                                                                        (DOLLARS IN
                                                                        THOUSANDS)
Northeast............... 1,128  54,156     366       14    132,288   $ 5,553    $1,527
Mid-Atlantic............ 1,248  59,885     457       59    170,304     2,227     1,194
Mid-South...............   506  24,283     436       17     64,488     1,264       426
Other Networks..........   758  36,384     344       16    164,064     6,179     2,196
                         ----- -------   -----      ---    -------   -------    ------
  Total................. 3,640 174,708   1,603      106    531,144   $15,223    $5,343
                         ===== =======   =====      ===    =======   =======    ======

--------
(a) Non-financial information is as of June 30, 1997 and does not include networks under construction.

(b) Voice grade equivalents circuits.

OPERATING AGREEMENTS

  Generally, subsidiaries of the Company enter into partnership agreements with Local Partners to take advantage of the benefits of building networks in conjunction with local cable television or utility operators. Typically Operating Partnerships are formed and operated pursuant to three key agreements: (i) a partnership agreement between the Company or one of its wholly owned subsidiaries and a cable operator or utility company (the "Local Partner Agreement"); (ii) a fiber capacity lease agreement between the Local Partner and the Operating Partnership (the "Fiber Lease Agreement"); and (iii) a management agreement between the Operating Partnership and the Company or one of its subsidiaries (the "Management Agreement").

  The following chart summarizes the allocation of responsibilities and certain payments to be made under the Local Partner Agreements, Fiber Lease Agreements and Management Agreements.

                                      LOGO
                          [LOGO OF CHART APPEARS HERE]

 Local Partner Agreements

  Each Local Partner Agreement establishes the structure of the applicable Operating Partnership by determining, among other things, the partner's capital contribution requirements, capital structure, purpose and scope of business activities, transfer restrictions, dissolution procedures, duration and competition restrictions, as well as the voting and buy/sell rights and rights of first refusal of the partners of the Operating Partnership.

  Ownership and Capital Contributions. The initial capital contributions and percentage of ownership of the Operating Partnerships vary. Some of the Local Partner Agreements establish maximum capital contributions such that each partner's ultimate aggregate capital contribution is determined at the Operating Partnership's inception. Initial capital contributions are generally paid on an installment basis as determined by the management committee of the Operating Partnership, which is comprised of representatives of each partner. Additional capital contributions in excess of the initial capital contribution may be required in several Local Partner Agreements, but generally either must be initiated by the manager of the Operating Partnership or approved by at least a majority vote of the management committee. Generally, the percentage of ownership is also fixed at the Operating Partnership's inception. Absent an agreement by the partners, generally, the only circumstances that result in the dilution of such partner's ownership interest are a partner's failure to make a capital contribution or its failure to exercise a right of first refusal.

  Matters Requiring a Vote. Most partner votes of an Operating Partnership require only a majority vote; however, a unanimous or supermajority vote of the partners is required for, among other things, expansion of the scope of the business activities in the defined business area, admission of additional partners and merger or consolidation with any other entity if the Operating Partnership is not the surviving entity.

  Distributions. Generally, the Local Partner Agreements allow for distributions to the partners; however, the Local Partner Agreements vary with regard to the procedure for determining if, when and how much of a distribution should be made. In one Local Partner Agreement, the Company, through its affiliate, controls such determinations. In the remaining Local Partner Agreements, the partners or the partnership's managing committee makes such determinations by either majority approval or unanimous consent. All distributions are required to be made in proportion to each partner's percentage interest in the partnership.

  Transfer of Ownership. The Local Partner Agreements generally prohibit the transfer of partnership interests, including most changes in control. Generally, transfers of entire partnership interests to subsidiaries of a partner's parent corporation and the sale or disposition of all or substantially all of the stock or assets of a partner's parent are expressly permitted in the typical Local Partner Agreement.

  Rights of First Refusal; Buy/Sell Agreements. The partners of most of the Operating Partnerships also retain certain rights of first refusal and buy/sell rights. See "Risk Factors--Risks Associated with Joint Ventures." Generally, after a specified period of time, usually three to six years after the inception of the Operating Partnership, either partner may transfer its interest to an unrelated third party if such partner first offers its interest to the other partner at the same terms and the other partner elects not to purchase the interest. The right of first refusal usually requires that the selling partner sell all, and not less than all, of its partnership interest pursuant to an offer by a bona fide third party. The selling party must first give the other partners the opportunity to purchase (on a pro rata basis) the interest at the same price and under the same terms as the third party's offer.

  Several of the Local Partner Agreements set forth rights of first refusal in connection with the sale of cable television systems. These provisions give partners the right to sell all of their partnership interests in conjunction with the sale of all or substantially all of the assets of, or controlling interest in, the cable television systems operated by the selling partner or its affiliates in the defined business area, on any terms and conditions agreed to among the selling partners, its affiliates and the purchaser; provided, however, that if a partner elects to sell its interest in the partnership to an entity that, at the time of the potential sale, is engaged in a competitive business in the business area, the remaining partner generally has a right of first refusal to purchase the selling partner's interest at a price and terms comparable to the offer made by the competitor. In addition, in most of the Operating Partnerships, either partner can, after a specified period of time, usually five years after the inception of the partnership, make an offer to the other partner(s) to sell its own interest. Within 30 days of submitting a price which generally must be based on a written third party valuation of the partnership interest, the other partner must respond to the offer indicating its election to either accept the offer to buy or sell at the offered price. Certain partners in two of the partnerships have the right after a specified period of time to put their interest in the respective partnership (i) to the other partners at an amount equal to the fair market value of such partner's interest pursuant to one agreement and (ii) to the Company at an amount equal to the partner's capital contributions plus interest less any distributions pursuant to the other agreement.

  Term. Most of the Operating Partnerships were created in the last five years and have a duration of 10 to 25 years unless earlier dissolved. Two of the Local Partner Agreements contain provisions whereby the respective Local Partner can terminate its interest, at such Local Partner's sole discretion, prior to 2003. See "Risk Factors--Risks Associated with Joint Ventures." Generally, each partner and certain of its affiliates are restricted from competing with the Operating Partnership in the defined business area so long as the partner is a partner plus two or three years thereafter.

 Fiber Lease Agreements

  Generally, the Operating Partnerships lease fiber optic capacity from their Local Partners. In some instances, the Operating Partnerships lease existing fiber optic capacity and in other instances, the Operating Partnerships request the Local Partners to construct new fiber optic capacity. In many cases, Local Partners upgrade the capacity of their cable or utility infrastructure, and as a result, share construction costs with the Operating Partnership. Monthly lease payments in both instances are based on the amortization of the Operating Partnership's share of the Local Partner's cost of construction and material costs over the term of the Fiber Lease Agreement. Because construction and material costs are amortized over the then current term of the Fiber Lease Agreement, it is possible for the amount of a monthly lease payment to be significantly lower during a renewal term unless the construction of additional fiber optic cable is scheduled for such renewal term. Typically, the amount of the lease payments in a renewal period equals the amount of monthly maintenance costs for the leased fiber optic cable.

  Substantially all of the Fiber Lease Agreements are in their initial terms. The initial terms vary from five to 25 years in length. The Fiber Lease Agreements contain various renewal options. Generally, either party can terminate the Fiber Lease Agreement at the end of the then current term if the terminating party provides prior written notice to the other party. Several of the Fiber Lease Agreements contain termination rights which provide the lessor with the option to terminate the lease if the lessor becomes subject to telecommunications regulation, an action is brought against the lessor challenging or seeking to adversely modify the lessor's continued validity or authority to operate, legal or regulatory determination renders it unlawful or impossible for the lessor to satisfy its obligations under the lease or in case of an imposition of public utility or common carrier status on the lessor as a result of its performance of the lease.

  Throughout the term of the Fiber Lease Agreements and thereafter, title to the fiber optic cable remains with the Local Partner. Similarly, the Operating Partnerships retain title to all of their own electronics and switches that become a part of the network. A Local Partner cannot sell the fiber subject to the Fiber Lease Agreement to a third party unless its obligations under the Fiber Lease Agreement are assumed by the third party.

  The amount of the lease payments could be affected by the costs the Local Partners incur for attachments to poles, or use of conduit, owned by incumbent LECs or electric utilities. Various State PUCs and the FCC are reviewing whether use of Local Partner facilities for telecommunications purposes (as occurs when the Operating Companies lease fiber optic capacity from Local Partners) should entitle incumbent LECs and electric utilities to raise pole attachment or conduit occupancy fees. Such increased fees could result in an increase in the amount of the lease payments made by the Operating Companies to the Local Partners. In some cases, State PUCs attempt to directly regulate the fiber lease contracts between the Operating Companies and their local partners.

 Management Agreements

  Generally, the Company or a wholly owned subsidiary of the Company provides the Operating Partnerships with the following services pursuant to the Management Agreement for a fee based on the Company's cost of providing such services: general management, monitoring, marketing, regulatory processing, accounting, engineering, designing, planning, construction, maintenance, operations, service ordering and billing. The term of the typical Management Agreement is three or five years and automatically renews for continuous one-year periods unless one party provides the other with written notice that it intends to terminate the agreement.

 Enhanced Data Services Agreements

  Four of the Operating Companies have entered into partnerships with !NTERPRISE, a wholly owned subsidiary of U S WEST (the "!NTERPRISE Partnerships"), in order to provide enhanced services such as frame relay, ATM data transport, business video conferencing, private line data interconnect service and LAN connection and monitoring services. The partners in the !NTERPRISE Partnerships each have a 50% ownership interest and are required to contribute equal amounts in order to retain their shares. The business area serviced by the !NTERPRISE Partnerships is generally the same as that serviced by the applicable Operating Company. The partners and their respective affiliates are also prohibited from competing for as long as the partners are partners plus two years thereafter. In addition, the partners have a right of first refusal with regard to the sale of partnership interests and, under certain circumstances, may put their interest to the !NTERPRISE Partnership. Generally, the !NTERPRISE Partnerships have a 20-year duration. In addition, the Company has recently entered into master sales relationship agreements with respect to three of its markets and is in discussions to expand its relationship with !NTERPRISE to provide enhanced services pursuant to similar such agreements in substantially all of the Company's markets.

AT&T CERTIFICATION

  AT&T has established a certification process called Operational Readiness Testing ("ORT") in order to determine whether a supplier's network, systems and processes are capable of providing a level of service which meets AT&T standards. ORT is a lengthy process comprised of the following components: (i) Operational Readiness Assessment ("ORA"), (ii) Network Validation Testing ("NVT") and (iii) Switch Network Validation Testing ("SNVT"). CLECs must pass AT&T's ORT for access services in order to provide access services to AT&T and AT&T's ORT for switched services in order to provide switched services to AT&T. The Company has passed AT&T's ORA, NVT and SNVT in all of its operating networks.

SALES AND MARKETING

  The Company targets its network sales and marketing activities at business, government and educational end users and resellers, including IXCs. The Company services its customers through a dedicated sales force of over 70 highly trained professionals focused on selling the Company's portfolio of service offerings. The Company intends to double the size of its current direct sales force by the end of the year and increase the number of its customer care professionals from 44 to approximately 70 as it increases the breadth of its product offerings to satisfy the growing communications needs of its customers. Further, by the end of 1997, the Company expects to initiate direct marketing and sales of local communications services on an unbundled loop basis to retail and small business customers in certain markets, generally offering such services under either the Hyperion name or a co-branded name that includes the name of the particular Local Partner. The Company's networks offer their services in accordance with tariffs filed with the FCC for interstate services and state regulatory authorities for intrastate services. The Operating Companies are classified as non-dominant carriers by the FCC and therefore have substantial pricing flexibility and in many cases may enter into customer and product specific agreements.

 End Users

  The Company targets end users which include small, medium and large businesses as well as government and educational institutions. End users are currently marketed through Company direct sales representatives in each market. The national sales organization also provides support for the local sales groups and develops new product offerings and customized telecommunications applications and solutions which address the specific requirements of particular customers. In addition, the Company markets the Operating Companies' products through advertisements, media relations, direct mail and participation in trade conferences. End users typically commit to a service agreement for a term of three to five years which is either renegotiated or automatically converted to a month-to-month arrangement at the end of the contract term. The Company believes it will be able to continue to compete effectively for end users by offering superior reliability, product diversity, service and custom solutions to end user needs at competitive prices. A significant component of an Operating Company's reliability will be its ability to offer customers end-to-end SONET ring construction for many localized applications. The Operating Companies' construction of SONET rings combined with the Company's large network size will enable the Operating Companies to offer fiber optic coverage superior to the incumbent LEC in its markets.

 Resellers

  Resellers utilize the Operating Companies' services primarily as a local component of their own service offerings to end users. The Company has national supplier agreements with all of the major IXCs. The Company believes it can effectively provide IXCs with a full complement of traditional access services as well as switched services. Factors that increase the value of the Company's networks to IXCs include reliability, state-of-the-art technology, route diversity, ease of ordering and customer service. The Company also generally prices the services of an Operating Company at a discount relative to the incumbent LEC. In order to further complement the services provided to the IXCs, the Company integrates its networks with IXC networks to enable the IXC to (i) access service, billing and other data directly from the Company and (ii) electronically send automated service requests to the Company. In pursuing this strategy, the Company has entered into the National Service Agreement with AT&T pursuant to which the Company through its networks will be an AT&T preferred supplier of dedicated special access and switched access transport services. The National Service Agreement requires the Company to provide such services to AT&T at a discount from the tariffed or published LEC rates. See "--AT&T Certification." In addition, the Company has entered into the MCI Preferred Provider Agreement pursuant to which the Company is designated MCI's preferred provider of new end user dedicated access circuits and of end user dedicated access circuits resulting from conversions from the incumbent LEC in the Company's markets. See "Prospectus Summary--Recent Developments."

 Special Purpose Networks

  The Company develops special purpose networks in conjunction with the Operating Companies in order to meet specific customer network requirements. To date, these special purpose networks have included construction of IXC backbone networks, campus networks, private carriage networks and other similar network applications. The terms and conditions for these special purpose networks are generally specified in agreements with three to five year terms which automatically renew on a month-to-month basis. In addition, special customer networks are normally constructed with excess fiber bandwith capacity, which allows the Company to make additional capacity available to other end users.

NETWORK DEVELOPMENT AND DESIGN

  Prior to any network construction in a particular market, the Company's corporate development staff reviews the demographic, economic, competitive and telecommunications demand characteristics of the market. These characteristics generally include market location, the size of the telecommunications market, the number and size of business, educational and government end users and the economic prospects for the area. In addition, the Company also carefully analyzes demand information provided by IXCs, including demand for end user special access and volume of traffic from the LEC-CO and the IXC POPs. The Company also analyzes market size utilizing a variety of data, including available estimates of the number of interstate access and intrastate private lines in the region, which is available from the FCC.

  If a particular market targeted for development is deemed to have sufficiently attractive demographic, economic, competitive and telecommunications demand characteristics, the Company's network planning and design personnel, working in conjunction with the Company's Local Partner, Adelphia, or one of Adelphia's affiliates, design a large regional network targeted to provide access to the identified business, educational and government end user revenue base and to the IXC POPs and the LEC-COs in the geographic area covered by the proposed network.

  The actual network design is influenced by a number of market, cost and technical factors including:

  Availability and ease of fiber deployment
  Location of IXC POPs
  Density of telecommunications revenue based upon IXC information The Company's market information
  Cost of construction

  The objective of the network design is to maximize revenue derived from service to IXC POPs, LEC-COs and important customers in consideration of network construction costs. In most cases, the Local Partner bears the costs of construction for the required fiber, retains ownership of the fiber and leases the fiber to the Operating Company. The fiber lease costs are determined by amortizing the Operating Company's portion of the Local Partner's cost of construction over the term of the Fiber Lease Agreement at an assumed interest rate. This structure generally allows the Operating Company to better match its capital costs to cash flows. See "--Operating Agreements--Fiber Lease Agreements."

NETWORK CONSTRUCTION

  The Company's networks are constructed to cost-effectively access areas of significant end user telecommunications traffic, as well as the POPs of most IXCs and the majority of the LEC-COs. The Company establishes with its Local Partner or Adelphia general requirements for network design including, engineering specifications, fiber type and amount, construction timelines and quality control. The Company's engineering personnel provide project management, including contract negotiation and overall supervision of the construction, testing and certification of all facilities. The construction period for a new network varies depending upon the number of route miles to be installed, the initial number of buildings targeted for connection to the network, the general deployment of the network and other factors. Networks that the Company has installed to date have generally become operational within six to ten months after the beginning of construction.

NETWORK OPERATING CONTROL CENTER

  In Coudersport, Pennsylvania, the Company has built the NOCC, which is equipped with state-of-the-art system monitoring and control technology. The NOCC is a single point interface for monitoring all of the Company's networks and provisioning all services and systems necessary to operate the networks. The NOCC currently supports all of the Company's networks including the management of approximately 1,603 building connections, eight switches or remote switching modules and approximately 3,640 network route miles as of June 30, 1997. The NOCC is designed to accommodate the Company's anticipated growth.

  The NOCC is utilized for a variety of network management and control functions including monitoring, managing and diagnosing the Company's SONET networks, central office equipment, customer circuits and signals and the Company's switches and associated equipment. The NOCC is also the location where the Company provisions, coordinates, tests and accepts all orders for switched and dedicated circuit orders. In addition, the NOCC maintains the database for the Company's circuits and network availability. Network personnel at the NOCC also develop and distribute a variety of software utilized to manage and maintain the networks.

EQUIPMENT SUPPLY

  The Company and the Operating Companies purchase fiber optic transmission and other electronic equipment from Lucent, Fujitsu, Tellabs, and other suppliers at negotiated prices. The Company expects that fiber optic cable, equipment and supplies for the construction and development of its networks will continue to be readily available from Lucent, Fujitsu, Tellabs and other suppliers as required. The Company has negotiated multi-year contracts for equipment with Lucent, Fujitsu, and Tellabs. The Company and the Operating Companies have deployed seven Lucent 5ESS Switches ("5ESSs") and six Lucent remote switching modules, which deliver full switching functionality, in thirteen of their current markets. The Company and the Operating Companies plan to deploy 5ESSs or remote switching modules in all of its existing networks during 1997 and additional 5ESSs or remote switching modules in each of the Company's future networks.

CONNECTIONS TO CUSTOMER LOCATIONS

  Office buildings are connected by network backbone extensions to one of a number of physical rings of fiber optic cable, which originate and terminate at the Operating Company's central office. Signals are sent simultaneously on both primary and alternate protection paths through a network backbone to the Operating Company's central office. Within each building, Operating Company-owned internal wiring connects the Operating Company's fiber optic terminal equipment to the customer premises. Customer equipment is connected to Operating Company-provided electronic equipment generally located where customer transmissions are digitized, combined and converted to an optical signal. The traffic is then transmitted through the network backbone to the Operating Company's central office where it can be reconfigured for routing to its ultimate destination on the network.

  The Operating Company locates its fiber optic equipment in space provided by the building owner or, more typically, on a customer's premises. IXCs often enter into discussions with building owners to allow the Company to serve the IXCs' customers. This network configuration enables the Company to share electronic equipment among multiple customers, causes little interruption for customers during installation and maintenance and allows the Company to introduce new services rapidly and at low incremental cost.

  The following diagram is an illustration of an Operating Company fiber optic transport network in a typical market.

                                     LOGO
                         [LOGO OF CHART APPEARS HERE]

EMPLOYEES

  As of June 30, 1997, the Operating Companies and the Company, respectively, employed 181 and 142 full-time and part-time employees. In support of the Operating Companies' and the Company's operations, the Company also regularly uses the services of its Local Partners, employees and contract technicians for the installation and maintenance of its networks. None of the Operating Companies' or the Company's employees is represented by a collective bargaining agreement. The Company believes that the Operating Companies' and the Company's relations with their respective employees are good.

PROPERTIES

  The Company leases its principal executive offices in Coudersport, Pennsylvania and its offices in Pittsburgh, Pennsylvania. Additionally, the Company owns its NOCC facilities, and leases certain office space from Adelphia, in Coudersport, Pennsylvania.

  All of the fiber optic cable, fiber optic telecommunications equipment and other properties and equipment used in the networks, are owned or leased by the applicable Operating Company. See "--The Company's Markets." Fiber optic cable plant used in providing service is primarily on or under public roads, highways or streets, with the remainder being on or under private property. As of June 30, 1997, the Company's total telecommunications equipment in service consists of fiber optic telecommunications equipment, fiber optic cable, furniture and fixtures, leasehold improvements and construction in progress. Such properties do not lend themselves to description by character and location of principal units.

  Substantially all of the fiber optic telecommunications equipment used in the Company's networks is housed in multiple leased facilities in various locations throughout the metropolitan areas served by the Company. The Company believes that its properties and those of its Operating Companies are adequate and suitable for their intended purpose.

LEGAL PROCEEDINGS

  The Company is not a party to any pending legal proceedings except for claims and lawsuits arising in the normal course of business. The Company does not believe that these claims or lawsuits will have a material effect on the Company's financial condition or results of operations.

                                  COMPETITION

  The Company operates in a highly competitive environment and has no significant market share in any market in which it operates. In each of the markets served by the Company's networks, the services offered by the Company compete principally with the services offered by the incumbent LEC serving that area. Incumbent LECs have long-standing relationships with their customers, have far greater technical and financial resources and provide services that an Operating Company may not currently be authorized by state regulators to offer. See "Regulation--State Regulation." Following the enactment of the Telecommunications Act, there has been significant merger activity among the RBOCs which will result in competitors with even greater financial resources and geographic scope than currently faced by the Company. In addition, in many markets, the incumbent LEC currently is excused from paying license or franchise fees or pays fees materially lower than those required to be paid by the Operating Companies.

  While new business opportunities will be made available to the Company through the Telecommunications Act and other federal and state regulatory initiatives, regulators are likely to provide the incumbent LECs with an increased degree of flexibility with regard to pricing of their services as competition increases. If the incumbent LECs elect to lower their rates and can sustain lower rates over time, this may adversely affect the revenues of the Operating Companies and the Company by placing downward pressure on the rates the Operating Companies can charge. The Company believes this effect will be offset by the increased revenues available by offering new services, but if future regulatory decisions afford the incumbent LECs excessive pricing flexibility or other regulatory relief, such decisions could have a material adverse effect on the Company.

  Competition for the Company's and the Operating Companies' services is based on price, quality, network reliability, service features and responsiveness to customer needs. The Company believes that its management expertise, coupled with its highly reliable, state-of-the-art digital networks and back-office infrastructure, which offer significant transmission capacity at competitive prices, will allow it to compete effectively with the incumbent LECs, which may not yet have fully deployed fiber optic networks in many of the Company's target markets. The Company believes that the Operating Companies price their services at a modest discount compared to the prices of incumbent LECs while providing a higher level of customer service. The Company's networks provide diverse access routing and redundant electronics, design features not widely deployed by the incumbent LEC networks at the present time. However, as incumbent LECs continue to upgrade their networks, any competitive advantage held by the Company due to the superiority of its facilities may diminish.

  Other current or potential competitors of the Company's networks include other CLECs, IXCs, wireless telecommunications providers, microwave carriers, satellite carriers, private networks built by large end users and cable television operators or utilities in markets in which the Company has not partnered with one or the other. Substantially all of the Company's markets are served by one or more CLECs other than the Company. Furthermore, the three major IXCs have announced ambitious plans to enter the local exchange market. There is no assurance that these IXCs will choose to obtain local services from the Operating Companies in the Company's markets. In addition, recent sweeping changes enacted by the Telecommunications Act facilitate entry by such competitors into local exchange and exchange access markets, including requirements that incumbent LECs make available interconnection and unbundled network elements to any requesting telecommunications carrier at cost-based rates, as well as requirements that LECs offer their services for resale. See "Regulation--Telecommunications Act of 1996." Such requirements permit companies to enter the market for local telecommunications services without investing in new facilities, thereby increasing the number of likely competitors in any given market, and enables the IXCs to provide local services by reselling the service of the incumbent LEC, or purchasing unbundled network elements, rather than using services provided by the Company.

                                  REGULATION

OVERVIEW

  Telecommunications services provided by the Company and its networks are subject to regulation by federal, state and local government agencies. At the federal level, the FCC has jurisdiction over interstate and international services. Jurisdictionally, interstate services, which constitute the majority of the Operating Companies' current services, are communications that originate in one state and terminate in another. Intrastate services are communications that originate and terminate in a single state. State regulatory commissions exercise jurisdiction over intrastate services. Additionally, municipalities and other local government agencies may regulate limited aspects of the Company's business, such as use of rights-of-way. Many of the regulations issued by these regulatory bodies may be subject to judicial review, the result of which the Company is unable to predict. The networks are also subject to numerous local regulations such as building codes and licensing.

TELECOMMUNICATIONS ACT OF 1996

  On February 8, 1996, the Telecommunications Act of 1996 was signed into law. It is considered to be the most comprehensive reform of the nation's telecommunications laws since the Communications Act of 1934. The Telecommunications Act has and will continue to result in substantial changes in the marketplace for voice, data and video services. These changes include opening the local exchange market to competition and will result in a substantial increase in the addressable market for the Company's networks. Among its more significant provisions, the Telecommunications Act (i) removes legal barriers to entry in local telephone markets, (ii) requires incumbent LECs to "interconnect" with competitors, (iii) establishes procedures for incumbent LEC entry into new markets, such as long distance and cable television, (iv) relaxes regulation of telecommunications services provided by incumbent LECs and all other telecommunications service providers, and (v) directs the FCC to establish an explicit subsidy mechanism for the preservation of universal service. As a component of the need for explicit subsidy mechanisms for universal service, the FCC was also directed to revise and make explicit subsidies inherent in the current access charge system.

 Removal of Entry Barriers

  Prior to enactment of the Telecommunications Act, many states limited the services that could be offered by a company competing with the incumbent LEC. See "--State Regulation." In these states, the incumbent LEC retained a monopoly over basic local exchange services pursuant to state statute or regulatory policy. In states with these legal barriers to entry, the Company had been limited to the provision of dedicated telecommunications services, which constitutes only a small portion of the local telephone market.

  The Telecommunications Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any entity from providing interstate or intrastate telecommunications services. States retain jurisdiction under the Telecommunications Act to adopt laws necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of telecommunications services and safeguard the rights of consumers.

  This provision of the Telecommunications Act should enable the Operating Companies to provide a full range of local telecommunications services in any state. Although the Operating Companies will be required to obtain certification from the state regulatory commission in almost all cases, the Telecommunications Act should limit substantially the ability of a state commission to deny a request for certification filed by an Operating Company. While this provision of the Telecommunications Act expands significantly the markets available to the Operating Companies, it also reduces the barriers to entry by other potential competitors and therefore increases the level of competition the Operating Companies will face in all their markets. See "Competition." Delays in receiving regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a materially adverse effect upon the Operating Companies.

  Some state commissions are currently considering actions to preserve universal service and promote the public interest. The actions may impose conditions on the certificate issued to an Operating Company which would require it to offer service on a geographically widespread basis through the construction of facilities to serve all residents and business customers in such areas, the acquisition from other carriers of network facilities required to provide such service, or the resale of other carriers' services. The Company believes that state commissions have limited authority to impose such requirements under the Telecommunications Act. The imposition of such conditions by state commissions could increase the cost to the Operating Companies of providing local exchange services, or could otherwise affect the Operating Companies' flexibility to offer services.

 Interconnection with LEC Facilities

  A company cannot compete effectively with the incumbent LEC in the market for switched local telephone services unless it is able to connect its facilities with the incumbent LEC and obtain access to certain essential services and resources under reasonable rates, terms and conditions. Incumbent LECs historically have been reluctant to provide these services voluntarily and generally have done so only when ordered to by state regulatory commissions. The Telecommunications Act imposes a number of access and interconnection requirements on all local exchange providers, including CLECs, with additional requirements imposed on non-rural LECs. These requirements will provide access to certain networks under reasonable rates, terms and conditions. Specifically, LECs must provide the following:

  Telephone Number Portability. Telephone number portability enables a customer to keep the same telephone number when the customer switches local exchange carriers. New entrants are at a competitive disadvantage without telephone number portability because of inconvenience and costs to customers that must change numbers.

  Dialing Parity. All LECs must provide dialing parity, which means that a customer calling to or from a CLEC network cannot be required to dial more digits than is required for a comparable call originating and terminating on the LEC's network.

  Reciprocal Compensation. The duty to provide reciprocal compensation means that LECs must terminate calls that originate on competing networks in exchange for a given level of compensation and that they are entitled to termination of calls that originate on their network for which they must pay a given level of compensation.

  Resale. An incumbent LEC may not prohibit or place unreasonable restrictions on the resale of its services. In addition, incumbent LECs must offer bundled local exchange services to resellers at a wholesale rate that is less than the retail rate charged to end users.

  Access to Rights-of-Way. All LECs, CLECs and other utilities must provide access to their poles, ducts, conduits and rights-of-way on a reasonable, nondiscriminatory basis.

  Unbundling of Network Elements. LECs must offer access to various unbundled elements of their network. This requirement allows new entrants to purchase at cost-based rates elements of an incumbent LEC's network that may be necessary to provide service to customers not located in the new entrants' networks.

  Dependence on RBOCs and incumbent LECs. While the Telecommunications Act generally requires incumbent LECs, including RBOCs, to offer interconnection, unbundled network elements and resold services to CLECs, LEC-CLEC interconnection agreements may have short terms, requiring the CLEC to continually renegotiate the agreements. LECs may not provide timely provisioning or adequate service quality thereby impairing a CLEC's reputation with customers who can easily switch back to the LEC. In addition, the prices set in the agreements may be subject to significant rate increases if state regulatory commissions establish prices designed to pass on to the CLECs part of the cost of providing universal service.

  On July 2, 1996 the FCC released its First Report and Order and Further Notice of Proposed Rulemaking promulgating rules and regulations to implement Congress' statutory directive concerning number portability (the "Number Portability Order"). The FCC ordered all LECs to begin phased development of a long-term service provider portability method in the 100 largest Metropolitan Statistical Areas ("MSAs") no later than October 1, 1997, and to complete deployment in those MSAs by December 31, 1998. Number portability must be provided in those areas by all LECs to all requesting telecommunications carriers. After December 31, 1998, each LEC must make number portability available within six months after receiving a specific request by another telecommunications carrier in areas outside the 100 largest area MSAs in which the requesting carrier is operating or plans to operate. Until long-term service portability is available, all LECs must provide currently available number portability measures as soon as reasonably possible after a specific request from another carrier. As new carriers are at a competitive disadvantage without telephone number portability, the Number Portability Order should enhance the Company's ability to offer service in competition with the incumbent LECs, if these regulations are effective in promoting number portability. The Number Portability Order sets interim criteria for number portability cost recovery. The FCC deferred selecting a long term number portability cost recovery scheme to a further rulemaking proceeding which is not expected to be decided until later this year. Further, the Number Portability Order is subject to Petitions for Reconsideration filed at the FCC. To the extent that the outcome of the Petitions results in new rules that decrease the LEC obligation to provide number portability or increase the CLEC obligation to pay for number portability, changes to the Number Portability Order could decrease the Company's ability to offer service in competition with the LECs.

  On August 8, 1996 the FCC released its First Report and Order and Second Report and Order and Memorandum Opinion and Order promulgating rules and regulations to implement Congress' statutory directive concerning the interconnection obligations of all telecommunications carriers, including obligations of CLEC and LEC networks and LEC pricing of interconnection and unbundled elements (the "Local Competition Orders"). The Local Competition Orders adopted a national framework for interconnection but left to the individual states the task of implementing the FCC's rules. The Local Competition Orders also established rules implementing the Telecommunications Act requirements that LECs negotiate interconnection agreements, and provide guidelines for review of such agreements by state commissions.

  On July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit ("Eighth Circuit") vacated certain portions of the Local Competition Orders, including provisions establishing a pricing methodology, a procedure permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements between LECs and their competitors, and certain provisions relating to the purchase of unbundled access elements. The Operating Companies have negotiated and obtained state commission approval of a number of interconnection agreements with incumbent LECs prior to this Eighth Circuit decision. The Eighth Circuit decision creates uncertainty about individual state rules governing pricing, terms, and conditions of interconnection decisions, and could make negotiating and enforcing such agreements in the future more difficult and protracted. It could also require renegotiation of relevant portions of existing interconnection agreements, or subject them to additional court and regulatory proceedings. It remains to be seen whether the Operating Companies can continue to obtain and maintain interconnection agreements on terms acceptable to them in every state, though most states have already adopted pricing rules, if not interim prices, which are for the most part consistent with the FCC's related pricing provisions. The FCC has petitioned the United States Supreme Court to review the Eighth Circuit decision.

  Although the Number Portability Order, the Local Competition Orders and the underlying statutory requirements are intended to benefit new entrants in the local exchange market, such as the Operating Companies, it is uncertain how effective these requirements will be. Ultimately the success of the Telecommunications Act to bring the benefits of increased competition to consumers will depend in large part upon state regulators' implementation of the Telecommunications Act and the Local Competition Orders as well as numerous rulemakings that should level the playing field between incumbent LECs and new entrants such as the Company. For example if CLECs are unable to obtain favorable agreements with the incumbent LEC regarding call termination and resale of incumbent LEC facilities and services through negotiation with the incumbent LEC or arbitration at state public utility commissions, there is a diminished likelihood that an Operating Company will be successful in its local exchange market. In addition, the ability of CLECs to resell incumbent LEC services obtained at wholesale rates may permit some CLECs to compete with the Operating Companies without investing in facilities.

  Moreover, these requirements place burdens on an Operating Company when it provides switched local exchange services that will benefit potential competitors. In particular, the obligation to offer services for resale means that a company can resell the Operating Company's services without investing in facilities, although unlike incumbent LECs, the Operating Companies are not required to offer services for resale at discounted rates. Similarly, the obligation to provide access to rights-of-way is of limited benefit to most of the Operating Companies, which already have such access through their Local Partners, but benefits other potential competitors to a greater degree.

 LEC Entry into New Markets

  The Company's principal competitor in each market it enters is the incumbent LEC. See "--Competition." Prior to enactment of the Telecommunications Act, incumbent LECs generally were prohibited from providing cable television service pursuant to the "telco/cable cross-ownership prohibition" contained in the Communications Act of 1934, although the prohibition had been stayed by several courts and was not being enforced by the FCC. In addition, the RBOCs generally were prohibited by the MFJ (as defined) from providing interLATA (i.e., long distance) services within the region in which they provide local exchange service.

  The Telecommunications Act repeals the telco/cable cross-ownership prohibition and permits incumbent LECs to provide cable television service. Prior to the Telecommunications Act repeal, some LECs were investing in fiber optic networks on a limited basis through the FCC's "video dialtone" regulatory regime. With the telco/cable cross ownership prohibition removed, LECs are more likely to invest in fiber optic networks because those facilities will be able to generate a revenue stream previously unavailable on a widespread basis to the incumbent LECs. While LEC entry into the video market may be a motivating factor for construction of new facilities, these facilities also can be used by an incumbent LEC to provide services that compete with the Company's networks.

  The Telecommunications Act also eliminates the prospective effect of the MFJ and establishes procedures under which an RBOC can enter the market for interLATA services within its telephone service area. This is referred to as "in-region" interLATA service. (RBOCs are currently permitted to provide interLATA long distance services to customers outside of their local service areas. This is referred to as "out-of-region" long distance service.) Before an RBOC can provide in-region interLATA service, it must enter into a state-approved interconnection agreement with a company that provides local exchange service to business and residential customers predominantly over its own facilities. Alternatively, if no such competitor requests interconnection reasonably expected to lead to facilities-based competition in the residential and business local exchange markets, the RBOC can request authority to provide in-region interLATA services if it offers interconnection under state-approved terms and conditions. The interconnection offered or provided by the RBOC must comply with a "competitive checklist" that is comparable to the interconnection requirements discussed above. See "--Interconnection with LEC Facilities."

  The ability of the RBOCs to provide interLATA services enables them to provide customers with a full range of local and long distance telecommunications services. The provision of interLATA services by RBOCs is expected to reduce the market share of the major long distance carriers, which are the Company's networks' primary customers. Consequently, the entry of the RBOCs into the long distance market may have adverse consequences on the ability of CLECs to generate access revenues from the IXCs. To date Ameritech has sought authority from the FCC to provide in-region interLATA service in Michigan, and Southwestern Bell Telephone Company ("SWBT") has sought similar authority in Oklahoma. The Department of Justice has opposed both requests. On September 30, 1997, BellSouth filed a request with the FCC for in-region interLATA service in South Carolina, and a similar request is expected for Louisiana in the near future. More RBOC requests to provide in-region interLATA service are expected to be filed with the FCC in the near future.

 Relaxation of Regulation

  A long-term goal of the Telecommunications Act is to increase competition for telecommunications services, thereby reducing the need for regulation of these services. To this end, the Telecommunications Act requires the FCC to streamline its regulation of incumbent LECs and permits the FCC to forbear from regulating particular classes of telecommunications services or providers. Since the Company is a non-dominant carrier and, therefore, is not heavily regulated by the FCC, the potential for regulatory forbearance likely will be more beneficial to the incumbent LECs than the Company in the long run.

  In an exercise of its "forbearance authority," the FCC has ruled that following a transition period nondominant interexchange carriers will no longer be able to file tariffs with the FCC concerning their interexchange interstate long distance services (the "IXC Detariffing Order"). The IXC Detariffing Order has been appealed to the U.S. Court of Appeals for the District of Columbia. The IXC Detariffing Order has been stayed and the appeal is still pending.

  Pursuant to the forebearance provisions of the Telecommunications Act, in March 1996, the Company filed a petition requesting that the FCC also forbear from imposing tariff filing requirements on Interstate exchange access services provided by carriers other than incumbent LECs. In June 1997, the FCC granted this request, concluding that allowing providers of exchange access service the option of tariffing or detariffing their services is in the public interest. In granting Hyperion's petition, the FCC requested further comment on whether to mandate the detariffing of exchange access services. This proceeding is pending, and there can be no assurance how the FCC will rule on this issue, or what effect any such ruling may have upon competition within the telecommunications industry generally, or on the competitive position of the Company specifically.

  The Telecommunications Act eliminates the requirement that incumbent LECs obtain FCC authorization before constructing new facilities for interstate services. The Telecommunications Act also limits the FCC's ability to review LEC tariff filings. These changes will increase the speed with which incumbent LECs are able to introduce new service offerings and new pricing of existing services, thereby increasing the incumbent LECs' ability to compete with the Company.

 Universal Service and Access Charge Reform

  One of the primary goals of the original Communications Act of 1934 was to extend telephone service to all the citizens of the United States. This goal has been achieved largely by keeping the rates for basic local exchange service at a reasonable level. It was traditionally thought that incumbent LECs were able to keep basic residential rates reasonable by subsidizing them with revenues from business and IXC customers, and by subsidizing rural service at the expense of urban customers. The existence and level of these subsidies has been widely disputed in recent years because they are so difficult to quantify.

  On May 8, 1997, the FCC issued an order to implement the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service (the "Universal Service Order"). The Universal Service Order affirmed the policy principles for universal telephone service set forth in the Telecommunications Act, including quality service, affordable rates, access to advanced services, access in rural and high-cost areas, equitable and non-discriminatory contributions, specific and predictable support mechanisms, and access to advanced telecommunications services for schools, health care providers and libraries. The Universal Service Order added "competitive neutrality" to the FCC's universal service principles by providing that universal service support mechanisms and rules should not unfairly advantage or disadvantage one provider over another, nor unfairly favor or disfavor one technology over another. The Universal Service Order also requires all telecommunications carriers providing interstate telecommunications services, including the Company, to contribute to universal service support. On August 4, 1997, the FCC released its Universal Service Worksheet, which estimates a universal service contribution of 9% of total interstate and international revenues. Although the actual contribution is expected to be lower, the Company's actual contribution cannot be determined until the FCC finalizes its universal service cost mechanisms. Also, the FCC's existing system for subsidizing universal service remains in effect, and only ILECs are likely to be eligible to receive such subsidies until such time as the FCC determines the new subsidy mechanism, even though CLECs like Hyperion may be obligated to provide universal service.

  In a related proceeding, on May 16, 1997, the FCC issued an order to implement certain reforms to its access charge rules (the "Access Charge Reform Order"). Access charges are charges imposed by LECs on long distance providers for access to the local exchange network, and are designed to compensate the LEC for its investment in the local network. The FCC regulates interstate access and the states regulate intrastate access. The Access Charge Reform Order will require incumbent LECs to substantially decrease over time the prices they charge for switched and special access and change how access charges are calculated. These changes are intended to reduce access charges paid by interexchange carriers to LECs and shift certain usage-based charges to flat-rated, monthly per-line charges. To the extent that these rules begin to reduce access charges to reflect the forward-looking cost of providing access, the Company's competitive advantage in providing customers with access services might decrease. In addition, the FCC has determined that it will give incumbent LECs pricing flexibility with respect to access charges. To the extent such pricing flexibility is granted before substantial facilities-based competition develops, such flexibility could be misused to the detriment of new entrants, including the Company. Until the FCC adopts and releases rules detailing the extent and timing of such pricing flexibility, the impact of these rules on the Company cannot be determined.

  Two aspects of the FCC's Access Charge Reform Order create potential competitive benefits for alternative access providers, including the Company. First, the abolition of the unitary rate structure option for local transport may have an adverse effect on some interexchange carriers, making competitive access services provided by the Company and others more attractive. Second, the FCC ruled that incumbent LECs may no longer impose the transport interconnection charge on competitive providers, such as the Company, that interconnect with the incumbent LEC at the incumbent's end offices.

  Both the Universal Service and Access Charge Reform Orders are subject to petitions seeking reconsideration by the FCC and direct appeals to U.S. Courts of Appeals. Until the time when any such petitions or appeals are decided, there can be no assurance of how the Universal Service and/or Access Charge Reform Orders will be implemented or enforced, or what effect the Orders will have on competition within the telecommunications industry, generally, or on the competitive position of the Company, specifically.

FEDERAL REGULATION

  Through a series of regulatory proceedings, the FCC has established different levels of regulation for "dominant carriers" and "non-dominant carriers." Only incumbent LECs are classified as dominant; all other providers of domestic interstate services, including the Operating Companies, are classified as non-dominant carriers. As non-dominant carriers, the Operating Companies are subject to relatively limited regulation by the FCC. The Operating Companies must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory, subject to the complaint provisions of the Communications Act of 1934, as amended.

  Under the Telecommunications Act, the FCC has authority to forbear from regulation (such as toll regulation) provided that such forbearance is consistent with the public interest. In an exercise of its "forbearance authority," the FCC has ruled that following a transition period, nondominant interexchange carriers will no longer be able to file tariffs with the FCC concerning their interstate long distance services (the "IXC Detariffing Order"). The IXC Detariffing Order has been appealed to the U.S. Court of Appeals for the District of Columbia and the provision requiring interexchange carriers to withdraw their tariffs was stayed by that court on February 13, 1997. That appeal is still pending. On March 21, 1996, the Company filed a petition requesting that the FCC forbear from imposing tariff filing requirements on interstate exchange access services provided by carriers other than LECs. In June 1997, the FCC granted this request, concluding that allowing providers of exchange access service the option of tariffing or detariffing their services is in the public interest. In granting Hyperion's petition, the FCC requested further comment on whether to mandate the detariffing of exchange access services. This proceeding is pending, and there can be no assurance how the FCC will rule on this issue, or what effect any such ruling may have upon competition within the telecommunications industry generally, or on the competitive position of the Company specifically.

  The FCC has adopted rules requiring incumbent LECs to provide "collocation" to CAPs for the purpose of interconnecting their competing networks. These rules enable the Operating Companies to carry a portion of a customer's interstate traffic to an IXC even if the customer is not located on the Company's network. The Company has requested collocation in some, but not all, of its markets. The incumbent LECs have proposed collocation rates that are being investigated by the FCC and State Commissions to determine whether they are excessive. If the FCC or State Commissions orders the incumbent LECs to reduce these rates, collocation will be a more attractive option for CLECs. Under the Local Competition Order, incumbent LECs will also be required to provide both virtual collocation and actual collocation at their switching offices.

  Under the Telecommunications Act, an Operating Company may become subject to additional federal regulatory obligations when it provides local exchange service in a market. All LECs, including CLECs, must make their services available for resale by other carriers, provide nondiscriminatory access to rights-of-way, offer reciprocal compensation for termination of traffic and provide dialing parity and telephone number portability. In addition, the Telecommunications Act requires all telecommunications carriers to contribute to the universal service mechanism established by the FCC and to ensure that their services are accessible to and usable by persons with disabilities. Moreover, the FCC is currently engaged in a number of rulemakings in which it is considering regulatory implications of various aspects of local exchange competition. Any or all of the proceedings may negatively affect CLECs, including the Company. Most recently, the FCC has determined to investigate whether or not to mandate operational support systems reporting standards for the LECs, whether to regulate billing and collection functions, and whether to assert jurisdiction over reciprocal compensation for local calls made to ISPs.

  Because the states are in the process of implementing rules consistent with the Telecommunications Act and rules adopted by the FCC pursuant to the Act, it is uncertain how burdensome or beneficial such rules will be for the Company and the Operating Companies. The obligation to provide services for resale by others potentially limits any competitive advantage held by the Company by virtue of its state-of-the-art facilities because other carriers, including the incumbent LEC and the IXCs, can simply resell the Operating Companies' services. Similarly, the obligation to provide access to rights-of-way benefits certain competitors more than the Company, which already has a significant amount of access through its networks owned with Local Partners. Most of the other obligations impose costs on the Operating Companies that also will be borne by competing carriers so the competitive implication of these requirements should not be significant if they are implemented fairly.

  As part of its decision requiring incumbent LECs to provide virtual collocation, the FCC also granted incumbent LECs flexibility to reduce their rates for interstate access services in markets where a CAP is collocated. This flexibility includes the ability to offer volume and term discounts and to de-average access rates in different "zones" in a state based on the level of traffic. In addition, the FCC has granted two incumbent LECs further flexibility in their most competitive markets and the FCC could grant similar waivers in markets served by the Operating Companies. With the passage of the Telecommunications Act and the anticipated increase in the level of competition faced by incumbent LECs, the FCC could grant incumbent LECs substantial pricing flexibility with regard to interstate access services. The May 21, 1997 Order reforming the FCC's price cap formula affords LECs greater flexibility in establishing rates and provides additional incentives to foster efficiency. It is also anticipated that the prices incumbent LECs charge for access services will be reduced as a result of the FCC's reform of the access charge regime and the adoption of universal service rules. To the extent these regulatory initiatives enable or require incumbent LECs to offer selectively reduced rates for access services, the rates the Operating Companies may charge for access services will be constrained. The Operating Companies' rates also will be constrained by the fact that competitors other than the incumbent LECs are subject to the same streamlined regulatory regime as the Operating Companies and can price their services to meet competition.

STATE REGULATION

  Most state public utility commissions require companies that wish to provide intrastate common carrier services to be certified to provide such services. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest.

  Operating Companies have been certificated or are otherwise authorized to provide telecommunications services in Florida, Kansas, Kentucky, Louisiana, Mississippi, New Jersey, New York, Pennsylvania, Tennessee, Vermont and Virginia. The certificates or other authorizations in Florida, Kentucky, Louisiana, Mississippi, New Jersey, New York, Tennessee, Vermont and Virginia permit the Operating Companies to provide a full range of local telecommunications services, including basic local exchange service. The Operating Companies have interim authority to provide a full range of local telecommunications services in Pennsylvania and applications for permanent certificates are pending in that state. Applications for authority to provide local telecommunications services are pending in Arkansas and Kansas. In light of the Telecommunications Act, the Operating Companies will request removal of any restrictions that now exist on its certificates in the remaining states and anticipate that requests will be granted. See "--Telecommunications Act of 1996--Removal of Entry Barriers." In addition, the Telecommunications Act will enable the Company to enter new states providing a full range of local services upon certification. In certain states, each of the Company, its subsidiaries and the Operating Companies may be subject to additional state regulatory requirements, including tariff filing requirements, to begin offering the telecommunications services for which such entities have been certificated. Many states also may have additional regulatory requirements such as reporting and customer service and quality requirements, unbundling and universal service contributions. In addition, in virtually every state, the Company's certificate or other authorization is subject to the outcome of proceedings by the state commission that address regulation of LECs and CLECs, competition, geographic build-out, mandatory detariffing, and service requirements, and universal service issues.

  Certain of the states where the Operating Companies operate have adopted specific universal service funding obligations. For example, in Kentucky, the Operating Company is required to put into escrow, pending the issuance of final Kentucky universal service rules, an amount equal to six percent of gross receipts from the provision of intrastate service in Kentucky once it begins providing intraexchange service. In Pennsylvania, pending the issuance of final rules, the Operating Company will be required to make a universal service contribution based on an "assessment rate" derived from dividing the Operating Company's gross intrastate operating revenues into the statewide intrastate revenues generated by all other carriers. The Operating Company's contribution to the Pennsylvania universal service fund will be phased in over four years with 25 percent of the assessment rate collected in the first year and equal increments added to the payment in the second, third and fourth years. Vermont imposes a universal service fund surcharge to finance state lifeline, relay and E-911 programs, and potentially affordable service in high cost areas, and also imposes a gross revenues tax, like many other states. In Kansas, the state regulatory commission has ordered telecommunications companies to pay approximately 9% of their intrastate retail revenues to the Kansas Universal Service Fund, beginning March 1, 1997. Proceedings to adopt universal service funding obligation rules are pending or contemplated in the other states in which the Operating Companies conduct business.

  In addition to obtaining certification, an Operating Company must negotiate terms of interconnection with the incumbent LEC before it can begin providing switched services. Under the Telecommunications Act, the FCC has adopted interconnection requirements, certain portions of which have been overturned by the Eighth Circuit. See "--Telecommunications Act of 1996--Interconnection with LEC Facilities." To date, a number of the Operating Companies have negotiated interconnection agreements with one or more of the incumbent LECs. Specifically, state commissions have approved interconnection agreements in Kansas (Southwestern Bell), Kentucky (BellSouth; GTE), New Jersey (Bell Atlantic), Tennessee (BellSouth), Vermont (NYNEX), and Virginia (Bell Atlantic; Sprint-Centel). In addition, two interconnection agreements have been approved by operation of law in Pennsylvania (Bell Atlantic; GTE). Finally, Operating Companies in New York interconnect with NYNEX (BA), pursuant to NYNEX tariffs on file with the New York Public Service Commission, rather than through interconnection agreements. The Operating Companies have signed an interconnection agreement in Arkansas (Southwestern Bell) and are negotiating an interconnection agreement with NYNEX (BA) in New York.

  The Operating Companies are not presently subject to price regulation or rate of return regulation in any state, although there can be no assurance this will not change when the Operating Companies begin providing switched services in some states. In most states, an Operating Company is required to file tariffs setting forth the terms, conditions and prices for intrastate services. In some states, an Operating Company's tariff lists a rate range or sets prices on an individual case basis.

  Several states have allowed incumbent LECs rate, special contract (selective discounting) and tariff flexibility, particularly for services deemed subject to competition. This pricing flexibility increases the ability of the incumbent LEC to compete with an Operating Company and constrains the rates an Operating Company may charge for its services. In light of the additional competition that is expected to result from the Telecommunications Act, states may grant incumbent LECs additional pricing flexibility. At the same time, some incumbent LECs may request increases in local exchange rates to offset revenue losses due to competition.

  An investor who acquires as little as ten percent of the Company's outstanding voting securities may have to obtain approval of certain state public utility commissions before acquiring such an interest, because such ownership might be deemed to constitute an indirect controlling interest in the state Operating Company.

  As the Company expands its operations into other states, it may become subject to the jurisdiction of their respective public service commissions.

  Several northeastern states have required NYNEX to comply with the Telecommunications Act's requirements for in-region interLATA service as a condition to approval of its merger with Bell Atlantic. Such requirements may serve to expedite NYNEX-Bell Atlantic's entry into this market and may also reduce the incentive these RBOCs now have to negotiate and renegotiate interconnection agreements with the Operating Companies since the existence of such agreements is a prerequisite to such entry.

LOCAL GOVERNMENT AUTHORIZATIONS

  An Operating Company may be required to obtain from municipal authorities street opening and construction permits, or operating franchises, to install and expand its fiber optic networks in certain cities. In some cities, the Local Partners or subcontractors may already possess the requisite authorizations to construct or expand the Company's networks. An Operating Company or its Local Partners also may be required to obtain a license to attach facilities to utility poles in order to build and expand facilities. Because utilities that are owned by a cooperative or municipality are not subject to federal pole attachment regulation, there are no assurances that an Operating Company or its Local Partners will be able to obtain pole attachments from these utilities at reasonable rates, terms and conditions.

  In some of the areas where the Operating Companies provide service, their Local Partners pay license or franchise fees based on a percent of fiber lease payment revenues. In addition, in areas where the Company does not use facilities constructed by a Local Partner, the Operating Company may be required to pay such fees. There are no assurances that certain municipalities that do not currently impose fees will not seek to impose fees in the future, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, other companies providing local telecommunications services, particularly the incumbent LECs, currently are excused from paying license or franchise fees or pay fees that are materially lower than those required to be paid by the Operating Company or Local Partner. The Telecommunications Act requires municipalities to charge nondiscriminatory fees to all telecommunications providers, but it is uncertain how quickly this requirement will be implemented by particular municipalities in which the Company operates or plans to operate or whether it will be implemented without a legal challenge initiated by the Company or another CLEC.

  If any of the existing Local Partner Agreements or Fiber Lease Agreements held by a Local Partner or an Operating Company for a particular market were terminated prior to its expiration date and the Local Partner or Operating Company were forced to remove its fiber optic cables from the streets or abandon its network in place, even with compensation, such termination could have a material adverse effect on the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are:

 NAME                          AGE POSITION
 ----                          --- --------
 John J. Rigas...............   73 Chairman and Director
 James P. Rigas..............   39 Vice Chairman, Chief Executive Officer and
                                    Director
 Michael J. Rigas............   43 Vice Chairman and Director
 Timothy J. Rigas............   41 Vice Chairman, Chief Financial Officer,
                                    Treasurer and Director
 Daniel R. Milliard..........   50 President, Chief Operating Officer,
                                    Secretary and Director
 Charles R. Drenning.........   51 Senior Vice President, Engineering
                                    Operations and Director
 Paul D. Fajerski............   48 Senior Vice President, Carrier Sales and
                                    Director
 Randolph S. Fowler..........   46 Senior Vice President, Business Development
                                    and Regulatory Affairs and Director
 Pete J. Metros..............   57 Director
 James L. Gray...............   62 Director

  John J. Rigas is the Chairman of the Board of the Company. He also is the founder, Chairman, Chief Executive Officer and President of Adelphia. Mr. Rigas has owned and operated cable television systems since 1952. Among his business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bank Corp., Inc., Coudersport, Pennsylvania and a member of the Board of Directors of the Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a member of its Pioneer Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the Board of Directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

  John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James
P. Rigas, each of whom currently serves as a director and executive officer of the Company.

  James P. Rigas is Vice Chairman, Chief Executive Officer and a Director of the Company, Executive Vice President, Strategic Planning and a Director of Adelphia and a Vice President and Director of Adelphia's other subsidiaries. He has been with Adelphia since 1986. Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a Juris Doctor degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

  Michael J. Rigas is Vice Chairman and a Director of the Company, Executive Vice President, Operations and a Director of Adelphia and a Vice President and Director of Adelphia's other subsidiaries. He has been with Adelphia since 1981. From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his Juris Doctor degree from Harvard Law School in 1979.

  Timothy J. Rigas is Vice Chairman, Chief Financial Officer, Treasurer and a Director of the Company, Executive Vice President, Chief Accounting Officer, Treasurer and a Director of Adelphia, and a Vice President and Director of Adelphia's other subsidiaries. He has been with Adelphia since 1979. Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

  Daniel R. Milliard is President, Chief Operating Officer, Secretary and a Director of the Company, and Senior Vice President and Secretary and a Director of Adelphia and its other subsidiaries. Mr. Milliard currently spends substantially all of his time on concerns of the Company. He has been with Adelphia since 1982. He served as outside general counsel to Adelphia's predecessors from 1979 to 1982. Mr. Milliard graduated from

American University in 1970 with a B.S. degree in Business Administration. He received an M.A. degree in Business from Central Missouri State University in 1971, where he was an Instructor in the Department of Finance, School of Business and Economics, from 1971-73, and received his Juris Doctor degree from the University of Tulsa School of Law in 1976. He is a member of the Board of Directors of Citizens Bank Corp., Inc. in Coudersport, Pennsylvania and is President of the Board of Directors of the Charles Cole Memorial Hospital.

  Charles R. Drenning has served as Senior Vice President, Engineering Operations effective October 1996, and has been a Director of the Company since October 1991. Prior to joining Hyperion as Vice President, Engineering Operations in October 1991, Mr. Drenning was a District Sales manager for Penn Access Corporation. In addition, he has over 22 years experience with AT&T and the Bell System, where he served in a number of executive level positions in sales and marketing, accounting, data processing, research and development, and strategic planning. Mr. Drenning began his career with AT&T as a member of the technical staff of Bell Laboratories in Columbus, Ohio. His seven years of research work at the laboratories included both hardware and software development for central office switching equipment. Mr. Drenning holds a B.S. in Electrical Engineering and an M.S. in Computer Information Science from Ohio State University. He is a member of the Pennsylvania Technical Institute and IEEE.

  Paul D. Fajerski has served as Senior Vice President, Carrier Sales effective September 1997, and has been a Director of the Company since October 1991. Prior to joining Hyperion as Vice President, Marketing and Sales in October 1991, Mr. Fajerski was a District Sales Manager for Penn Access Corporation, a competitive access provider in Pittsburgh, Pennsylvania. In addition, he has over 13 years experience with AT&T and the Bell System where he served in a number of executive level positions in sales and marketing. Mr. Fajerski holds a B.S. in Business Administration from the College of Steubenville.

  Randolph S. Fowler has served as Senior Vice President, Business Development and Regulatory Affairs effective October 1996, and has been a Director of the Company since October 1991. Prior to joining Hyperion as Vice President, Business Development and Regulatory Affairs in October 1991, Mr. Fowler was Vice President of Marketing for Penn Access Corporation, a competitive access provider in Pittsburgh, Pennsylvania. He previously served for four years as Director of Technology Transfer and Commercial Use of Space in two NASA-sponsored technology transfer programs. In addition, he has over 17 years experience with AT&T and the Bell System, where he served in a number of executive level positions in sales and marketing, operations, human resources, business controls, and strategy development. Mr. Fowler holds a B.S. in Business Administration from the University of Pittsburgh. He has developed and taught courses in Marketing, Network Management, and Regulation for the University of Pittsburgh's Graduate Program in Telecommunications.

  Pete J. Metros became a director of Hyperion on April 1, 1997. Mr. Metros has been President and a member of the Board of Directors of Rapistan Demag Corporation, a subsidiary of Mannesmann AG, since December 1991. From August 1987 to December 1991, he was President of Rapistan Corp., the predecessor of Rapistan Demag Corporation, and of Truck Products Corp., both of which were major subsidiaries of Lear Siegler Holdings Corp. From 1980 to August 1987, Mr. Metros was President of the Steam Turbine, Motor & Generator Division of Dresser-Rand Company. From 1964 to 1980, he held various positions at the General Electric Company, the last of which was Manager--Manufacturing for the Large Gas Turbine Division. Mr. Metros is also on the Board of Directors of Borroughs Corporation of Kalamazoo, Michigan. Mr. Metros has been director of Adelphia Communications Corporation since 1986 and received a B.S. degree from the Georgia Institute of Technology in 1962.

  James L. Gray became a director of Hyperion on April 1, 1997. Mr. Gray has been chairman & CEO of PRIMESTAR Partners since January, 1995. Mr. Gray has more than 20 years of experience in the telecommunications, cable and satellite industries. He joined Warner Cable in 1974, and advanced through several division operating posts prior to being named president of Warner Cable in 1986. In 1992, after the merger of Time Inc. and Warner Communications, Mr. Gray was appointed vice chairman of Time Warner Cable where he served until his retirement in 1993. Mr. Gray has served on the board of several telecommunications companies and associations, including the National Cable Television Association, where he served as a director from 1987 to 1991. He also served as chairman of the executive committee and director of C-SPAN and as a director of E! Entertainment Television, Cable in the Classroom and the Walter Kaitz Foundation. Beginning in 1992, Mr. Gray began serving on PRIMESTAR's board of directors. Mr. Gray received a bachelor's degree from Kent State University in Kent, Ohio and a master's degree in business administration (MBA) from the State University of New York at Buffalo.

  In addition to the above, Edward E. Babcock, Jr., an officer, Assistant Secretary and Vice President, Finance of the Company, serves as Chief Accounting Officer.

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding compensation paid by the Company for services rendered during the Company's last three fiscal years ending March 31, 1997 to the Company's President and the other most highly compensated executive officers whose total annual salary and bonus exceeds $100,000.

                                                 ANNUAL
                                              COMPENSATION
                                            ----------------
                                                              LONG-TERM
                                                             COMPENSATION
                                                              RESTRICTED
NAME AND PRINCIPAL POSITION(A)  FISCAL YEAR  SALARY   BONUS  STOCK AWARDS  ALL OTHER COMPENSATION
------------------------------  ----------- -------- ------- ------------  ----------------------
Daniel R. Milliard(b)...           1997     $238,863 $75,000   $156,000(c)         $5,340(d)
 President, Chief                  1996      207,474      --         --             5,250(d)
 Operating Officer
 and Secretary                     1995      187,412      --         --             5,350(d)
Charles R. Drenning.....           1997     $167,712 $12,500        $--               $--
 Senior Vice President             1996      139,982  25,000         --                --
                                   1995      128,254  17,345         --                --
Paul D. Fajerski........           1997     $167,712 $12,500        $--               $--
 Senior Vice President             1996      139,982  25,000         --                --
                                   1995      128,254  17,345         --                --
Randolph S. Fowler......           1997     $167,712 $12,500        $--               $--
 Senior Vice President             1996      139,982  25,000         --                --
                                   1995      128,254  17,345         --                --

--------
(a) James P. Rigas, Michael J. Rigas and Timothy J. Rigas are not employed by the Company, and the Company does not reimburse Adelphia for any services they provide to the Company.

(b) During the periods presented, Daniel R. Milliard was not employed by the Company, but was compensated by Adelphia for his services to the Company pursuant to an employment agreement with Adelphia. During such periods, the Company reimbursed Adelphia for Mr. Milliard's base salary, insurance premium payments and other benefits paid by Adelphia. During March 1997, the Company entered into an employment agreement with Mr. Milliard. See "--Employment Contracts."

(c) Mr. Milliard was granted a restricted stock bonus award under the 1996 Plan for 104,000 shares of Class A Common Stock pursuant to his employment agreement on March 4, 1997. The 104,000 shares are not subject to vesting, will participate in any dividends, and had a value of approximately $156,000 as of March 4, 1997.

(d) Fiscal 1997, 1996 and 1995 amounts include (i) life insurance premiums paid during each respective fiscal year pursuant to the employment agreement of Daniel R. Milliard with Adelphia, in the premium payment amounts of $4,590 during Fiscal 1997, $4,600 during Fiscal 1996, and $4,500, during Fiscal 1995, on policies owned by Mr. Milliard and (ii) $750 in matching contributions for Mr. Milliard under Adelphia's 401(k) savings plan for each of Fiscal 1997, 1996 and 1995.

BOARD COMMITTEES

  The Special Nominating Committee of the Board of Directors was established in October 1996 and consists of the following members: John J. Rigas, Michael
J. Rigas and Daniel R. Milliard (with Timothy J. Rigas and James P. Rigas as alternates). The Special Nominating Committee is empowered to expand the number of seats on the Board of Directors up to 12 at any time prior to the next annual meeting of the stockholders of the Company, and to fill the vacancies created thereby. In addition on April 1, 1997, the Special Nominating Committee expanded the number of seats on the Board of Directors by two and filled the vacancies created thereby with independent persons who are not employees of the Company or its subsidiaries. The new members of the board are James L. Gray and Pete J. Metros.

DIRECTOR COMPENSATION

  The directors do not currently receive any compensation for services rendered to the Company in their capacities as directors.

LONG-TERM INCENTIVE COMPENSATION PLAN

  The Company's 1996 Long-Term Incentive Compensation Plan (the "1996 Plan") provides for the grant of options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options which do not so qualify, share awards (with or without restrictions on vesting), stock appreciation rights and stock equivalent or phantom units. The number of shares of Class A Common Stock available for the issuance of such options, awards, rights and phantom stock units under the 1996 Plan initially will be 1,750,000. Such number is to increase each year by a number of shares equal to one percent (1%) of outstanding shares of all classes of Common Stock, up to a maximum of 2,500,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The purposes of the 1996 Plan are to encourage ownership of the Class A Common Stock by directors, executive officers, employees and consultants; to induce them to remain employed or involved with the Company; and to provide additional incentive for such persons to promote the success of the Company. Any shares subject to the Plan in excess of 1,000,000 shares will require the consent of the Management Stockholders (as defined below) under the Plan. No stock options, stock awards, stock appreciation rights or phantom stock units have been granted under the Plan, except for 122,000 shares of Class A Common Stock issued to Mr. Milliard pursuant to his employment agreement discussed below, of which 104,000 shares were issued on March 4, 1997 and 18,000 shares were issued on April 1, 1997 as stock bonuses pursuant to such agreement.

EMPLOYMENT CONTRACTS

  The Company and Mr. Milliard have entered into an employment agreement which provides for his employment as President and Chief Operating Officer of the Company. The agreement includes the following provisions: (i) a base salary of at least $230,000, to be increased from time to time to be comparable to salaries paid by comparable companies for comparable positions, (ii) an annual cash bonus, subject to achievement of certain benchmarks, of up to 50% of base salary, (iii) a stock bonus of 104,000 shares of Class A Common Stock, stock options to purchase 25,000 shares of Class A Common Stock at fair market value of the Class A Common Stock on the date of issuance of such options, such options to be granted on the first day of each of the next four fiscal years, commencing April 1, 1997 and the ability to receive, upon attainment of certain benchmarks, stock options to purchase 25,000 shares of Class A Common Stock with an exercise price equal to the fair market value of the Class A Common Stock on the date of issuance of such options, such options to be granted during fiscal 1997 and each of the next four fiscal years; provided, that until an initial public offering of the Class A Common Stock is completed, the Company shall grant stock bonuses in lieu of any stock options required to be granted under the employment agreement, such stock bonuses to be in an amount equal to 72% of the shares of Class A Common Stock that would have been covered by said options, (iv) a cash bonus of $75,000, a portion of which will be used to repay outstanding loans to Adelphia, and (v) certain employee benefits. It is expected that all such stock options will be granted under the 1996 Plan. The initial term of the proposed employment agreement expires on March 31, 2001, unless terminated earlier for cause (as defined therein) or due to death or disability. The agreement also provides that upon a change-in-control (as defined therein) of the Company, the obligations under the agreement, if not assumed, would be cancelled in exchange for a payment by the Company equal to the remaining base salary and options required to be granted under the initial term of the agreement. The employment agreement also contains provisions with respect to confidentiality, non-competition and non-solicitation of customers, suppliers and employees. Mr. Milliard will continue to serve as a director, senior vice president and secretary of Adelphia, although he will receive no additional compensation for serving in such capacities.

  Each of Messrs. Drenning, Fajerski and Fowler (the "Management Stockholders") have employment agreements with the Company which expire on October 20, 1998. The employment agreements provide for base salary, bonuses and benefits, and contain noncompetition and nondisclosure provisions. The employment agreements also provide for base pay and bonuses to be paid to each Management Stockholder that are comparable to industry average base pay and bonuses paid by comparable companies for comparable positions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Board of Directors currently does not, and during Fiscal 1997 did not, have a Compensation Committee. Consequently, all Directors have participated in deliberations concerning executive officer compensation, including decisions relative to their own compensation. See "Certain Relationships and Transactions."

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of November 1, 1997 by (i) each person known by the Company to be a beneficial owner of more than 5% of either the Class A Common Stock or Class B Common Stock, (ii) the directors and executive officers and (iii) all directors and executive officers as a group.

                                                                         TOTAL
                                                  CLASS A   CLASS B      COMMON
                                                   COMMON    COMMON      STOCK
                                                   STOCK     STOCK        (%)
                                                  -------- ----------    ------
Adelphia Communications Corporation (a)(b).......      (b)  8,900,020     87.93
Daniel R. Milliard............................... 122,000           0      1.21
Charles R. Drenning (c)..........................      (b)    366,660      3.62
Paul D. Fajerski (c).............................      (b)    366,660      3.62
Randolph S. Fowler (c)...........................      (b)    366,660      3.62
All executive officers and directors as a group
(eight persons)(a)............................... 122,000  10,000,000(d) 100.00

--------
(a) The business address of Adelphia Communications Corporation is the same as that of the Company. In their capacity as executive officers of Adelphia, the following persons share or may be deemed to share voting and dispositive power over the shares of Common Stock owned by Adelphia, subject to the discretion of the Board of Directors of Adelphia: John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Daniel R. Milliard.

(b) Each share of Class B Common Stock is convertible at any time at the option of the holder into an equal number of shares of Class A Common Stock. Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders.

(c) The business address of each such holder is DDI Plaza Two, 500 Thomas Street, Suite 400, Bridgeville, PA 15017-2838. Includes with respect to
    (i) Mr. Drenning, an aggregate of 80,000 shares of Class B Common Stock held in trust for the benefit of Mr. Drenning's children for which his spouse serves as co-trustee and as to which shares Mr. Drenning has neither the power to dispose nor the power to vote; and (ii) Mr. Fajerski, an aggregate of 80,000 shares held in trust for the benefit of Mr. Fajerski's children for which his spouse serves as co-trustee and as to which shares Mr. Fajerski has neither the power to dispose nor the power to vote.

(d) Includes 8,900,020 shares of Class B Common Stock held by Adelphia, for which the following executive officers and directors of the Company share or may be deemed to share voting and dispositive power over the shares, subject to the discretion of the Board of Directors of Adelphia: John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Daniel R. Milliard.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  The Company was founded in October 1991. From the Company's inception through April 14, 1996, Adelphia, which owns 88% of the Company's outstanding Common Stock, provided all the equity capital to the Company and also made loans and advances totaling approximately $50.9 million. The Company repaid $25 million of such indebtedness to Adelphia from the proceeds of the offering of the Senior Notes and Class B Warrants (the "Class B Warrants") issued pursuant to the Class B Warrant Agreement, between the Company and Bank of Montreal Trust Company, as warrant agent, on April 15, 1996, on which date the remaining $25.9 million, including accrued interest and fees of approximately $1.2 million for the period January 1, 1996 through April 15, 1996, was evidenced by the Adelphia note, an unsecured subordinated note due April 16, 2003 (the "Adelphia Note") that accrues interest at an annual rate of 16.5% and is subordinated to the Senior Notes. Interest on the Adelphia Note is payable quarterly in cash, through the issuance of identical subordinated notes or in any combination thereof, at the option of the Company. Interest (excluding fees relating to amounts borrowed) accrued on the indebtedness to Adelphia at an annual rate of 11.3% prior to April 15, 1996. Proceeds from the Senior Notes and Class B Warrants were also used to repay amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12.8 million incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia. Interest accrued on the Adelphia Note was approximately $5.9 million as of June 30, 1997.

  Messrs. Milliard, Drenning, Fajerski and Fowler, all of whom are senior executives of the Company, cumulatively hold approximately 12% of the Company's outstanding Common Stock prior to this Offering. Messrs. Drenning, Fajerski and Fowler are parties to a stockholder agreement, as amended ("Stockholder Agreement") with Adelphia and together hold approximately 11% of the Company's Common Stock prior to this Offering. The Stockholder Agreement provides, among other things, (i) that upon the earlier of (a) the termination of employment of any Management Stockholder or (b) after October 7, 1998, such Management Stockholder may put his shares to Adelphia for fair market value, unless such put rights are terminated as a result of the registration of the Company's Common Stock under the Securities Act; (ii) for Adelphia to vote its shares in the Company to elect each Management Stockholder to the Board of Directors of the Company; and (iii) for certain buy/sell and termination rights and duties among Adelphia and the Management Stockholders. The Stockholder Agreement terminates automatically upon the date when the Company's Common Stock is registered under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Management Stockholders have the opportunity to sell their shares pursuant to the registration rights agreement discussed below.

  The Company has also entered into Term Loan and Stock Pledge Agreements ("Loan Agreements") with each of the Management Stockholders. Pursuant to the Loan Agreements, each Management Stockholder has borrowed $1 million from the Company. Each of these loans accrues interest at the average rate at which the Company can invest cash on a short-term basis, is secured by a pledge of the borrower's Common Stock in the Company, and matures upon the earlier of (i) October 8, 1998 or (ii) the date when the Company's Common Stock is registered under the Securities Act and the Management Stockholders have the right to sell their shares pursuant to the registration rights agreement discussed below. Each Loan Agreement also provides that any interest accruing on a loan from the date six months after the date of such loan shall be offset by a bonus payment which shall be paid when principal and interest thereon are due and which shall include additional amounts to pay income taxes applicable to such bonus payment.

  The Company and the Management Stockholders have entered into a registration rights agreement, as amended, whereby the Company has agreed to provide the Management Stockholders with one collective demand registration right relating to the Common Stock owned by them or certain permitted transferees. Such demand registration right may be exercised beginning six months after the completion of the Company's initial public offering and terminated upon the earlier of (i) the sale or disposition of all of such Common Stock or (ii) the date on which all such shares of Common Stock become freely tradeable pursuant to Rule 144.

  The Company and Adelphia have entered into a registration rights agreement whereby the Company has agreed to provide Adelphia and certain permitted transferees with two demand registration rights per year under certain conditions, including that any such demand be with respect to shares with a minimum of $10 million in market value, and with certain piggyback registration rights in future public offerings of the Common Stock. Adelphia's demand registration rights terminate at such time as Adelphia ceases to hold at least $10 million in market value of Common Stock.

  The Company, Adelphia and the Management Stockholders have agreed generally, effective until October 7, 1998, that upon or following the consummation of an initial public offering of the Common Stock of the Company, (i) the Shareholder Agreement and Loan Agreements will terminate, (ii) the Management Stockholders will each repay the $1 million borrowed from the Company pursuant to the Loan Agreements with the proceeds from such offering or from margin loans secured by Common Stock owned by such Management Stockholders, and (iii) the Company will pay to the Management Stockholders bonus payments in the amount of interest accruing on the margin loans for certain periods following such public offering and any additional amounts necessary to pay income taxes applicable to such bonus payments.

  During Fiscal 1995, 1996 and 1997, the Company incurred charges from Adelphia of $0.5, $0.4 and $1.2 million, respectively, for the provision to the Company of shared corporate overhead services in areas such as personnel, payroll, management information services, shared use of office, aircraft and network facilities and support equipment. The Company expects that charges for the provision of similar services by Adelphia to the Company, or by the Company to Adelphia, will continue to be incurred or charged by the Company in the future. The transactions related to the provision of these services have been based on allocation of Adelphia's costs incurred for these services, and do not necessarily represent the actual costs that would be incurred if the Company were to secure such services on its own. During Fiscal 1995, 1996 and 1997, the Company paid Adelphia or certain of Adelphia's affiliates, fiber lease payments of $0.3, $1.0 and $0.7 million, respectively.

  During the year ended March 31, 1997, the Vermont Operating Company purchased from Adelphia approximately 341 miles of SONET ring fiber backbone presently used by the Vermont Operating Company for $6.5 million, Adelphia's historical cost for such assets.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of Hyperion and certain provisions of Hyperion's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by Hyperion's Certificate of Incorporation and Bylaws, each as amended, which documents are filed as exhibits with the Commission and are incorporated herein by reference.

  Hyperion's authorized capital stock consists of 300,000,000 shares of Class A Common Stock, par value $.01 per share, 150,000,000 shares of Class B Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

  Shares of Class A Common Stock and Class B Common Stock are substantially identical, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders.

 Class A Common Stock

  The holders of Class A Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends ratably, if any such dividends are declared, from time to time by the Board of Directors out of funds legally available therefor. Stock dividends declared on Class A Common Stock shall be in shares of Class A Common Stock, and stock dividends on Class B Common Stock shall be in shares of Class B Common Stock. In the event of a liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock and Class B Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of the holders of the preferred stock then outstanding. There are no redemption or sinking fund provisions available to the Class A Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Class B Common Stock to be issued upon exercise of the Warrants will be fully paid and non-assessable.

 Class B Common Stock

  The holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by the stockholders. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. In all other respects, the provisions of the Class B Common Stock are identical to those of the Class A Common Stock.

  Neither the holders of Class A Common Stock nor the holders of Class B Common Stock have cumulative voting rights. For a discussion of the effects of the voting rights of Adelphia, see "Risk Factors--Control by Principal Stockholder."

PREFERRED STOCK

  The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time such shares of preferred stock, in one or more classes or series. Each class or series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The ownership and control of the Company by the holders of Common Stock would be diluted if the Company were to issue preferred stock that had voting rights or that was convertible into Common Stock. In addition, the holders of preferred stock issued by the Company would be entitled by law to vote on certain transactions such as a merger or consolidation, and thus the issuance of preferred stock could dilute the voting rights of the holders of Common Stock on such issues.

CLASS B WARRANTS

  The Class B Warrants were issued pursuant to the Class B Warrant Agreement between the Company and Bank of Montreal Trust Company, as warrant agent on April 15, 1996 as part of a private placement by the Company of 329,000 units consisting of $329.0 million aggregate principle amount at maturity of Senior Notes and Class B Warrants to purchase an aggregate of 613,427 shares of common stock of the Company. The following summary of certain provisions of the Class B Warrant Agreement and the Class B Warrants does not purport to be complete and is qualified in its entirety by reference to the Class B Warrant Agreement and the Class B Warrants, including the definitions therein of certain terms. As used in this section, the term "Company" refers only to Hyperion Telecommunications, Inc. and not to its subsidiaries.

  Each Warrant, when exercised, will entitle the holder thereof to purchase
1.8645 shares of Class B Common Stock (the "Class B Warrant Shares") at the exercise price of $0.01 per share. The exercise price and the number of Class B Warrant Shares issuable on exercise of a Class B Warrant are both subject to adjustment in certain cases referred to below. The Class B Warrants are exercisable at any time on or after the earlier to occur of (i) May 1, 1997 and (ii) in the event a Change of Control occurs, the date the Company mails notice thereof to holders of the Senior Notes and to the holders of the Class B Warrants, Class B Warrant Shares and any other securities issued or issuable with respect thereto. Unless exercised, the Class B Warrants will automatically expire on April 1, 2001, the Expiration Date. The Company will give notice of expiration not less than 90 and not more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Class B Warrants. If the Company fails to give such notice, the Class B Warrants will not expire until 90 days after the Company gives such notice. In no event will holders be entitled to any damages or other remedy for the Company's failure to give such notice other than any such extension.

  In connection with the issuance of the Class B Warrants, the Company agreed to file Class B Warrant shelf registration statements under the Securities Act
(i) covering the Warrants, on or prior to October 1, 1996, and (ii) covering the Class B Warrant Shares, on or prior to January 1, 1997, and to use its best efforts to cause such Class B Warrant Shelf registration statements to be declared effective by the Commission on or prior to 90 days after the dates specified for such filings. The Company filed a Class B Warrant shelf registration statement covering the Class B Warrants and the Class B Warrant Shares on September 25, 1996 (the "Class B Warrant Shelf Registration Statement") and the Class B Warrant Shelf Registration Statement was declared effective by the Commission on December 30, 1996. The Company has agreed to keep the Class B Warrant Shelf Registration Statements with respect to the Class B Warrants and the Class B Warrant Shares as described in the immediately preceding paragraph effective until October 1, 1999 and January 1, 2000, respectively. If the Company does not comply with its registration obligations under the Class B Warrant Registration Rights Agreement, it will be required to pay liquidated damages to holders of the Class B Warrants or Class B Warrant Shares under certain circumstances.

DIVIDEND RESTRICTIONS

  The terms of the Senior Indenture, the Senior Secured Indenture and the Certificate of Designation contain restrictions on the ability of the Company to pay dividends on the Common Stock. The payment of dividends on the Common Stock is also subject to the preferences that may be applicable to any then outstanding preferred stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is the American Stock Transfer & Trust Company. The Transfer Agent and Registrar for the Class B Warrants is Bank of Montreal Trust Company, New York, New York.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND DELAWARE LAW

 Delaware General Corporation Law

  Although the Company's Certificate of Incorporation currently provides that the Company is not subject to Section 203 of the Delaware General Corporation Law ("Section 203"), the Company could become subject to Section 203 through stockholder action in the future. Section 203, subject to certain exceptions, prohibits a Delaware corporation, the voting stock of which is generally publicly traded (i.e., listed on a national securities exchange or authorized for quotation on an inter-dealer quotation system of a registered national securities association) or held of record by more than 2,000 stockholders, from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the Board of Directors of the corporation approved either such business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (y) by persons who are directors and also officers and (z) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(iii) at or subsequent to such time, such business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transactions involving the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general,
Section 203 defines an interested stockholder as any entity or person beneficially owning (or within the past three years having owned) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

 Certificate of Incorporation

  In addition to the voting rights of the Class A and Class B Common Stock described above, the Company's Certificate of Incorporation, as amended, by means of a "blank check preferred" provision authorizes the Board of Directors, at any time, to divide any or all of the shares of preferred stock into one or more series and to fix and determine the number of shares and the designation of such series so as to distinguish it from the shares of all other series. Further, the Board of Directors, when issuing a series of preferred stock, may fix and determine the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the preferred stock of such series.

  This blank check preferred provision gives the Board of Directors flexibility in dealing with methods of raising capital and responding to possible hostile takeover attempts. The provision may have the effect of making it more difficult for a third party to acquire the Company, discourage a third party from attempting to acquire the Company or deter a third party from paying a premium to acquire a majority of the outstanding voting stock of the Company. Additionally, depending on the rights and preferences of any series of preferred stock issued and outstanding, the issuance of preferred stock may adversely affect the voting and other rights of the holders of the Common Stock, including the possibility of the loss of voting control to others.

                            DESCRIPTION OF WARRANTS

  The Warrants were issued pursuant to the Warrant Agreement between the Company and Bank of Montreal Trust Company, as warrant agent (the "Warrant Agent") on April 15, 1996 as part of a private placement by the Company of 329,000 units consisting of $329.0 million aggregate principal amount at maturity of Senior Notes and Warrants to purchase an aggregate of 613,427 shares of common stock of the Company (which has been reclassified as Class B Common Stock). The following summary of certain provisions of the Warrant Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the Warrants, including the definitions therein of certain terms. As used in this section, the term "Company" refers only to Hyperion Telecommunications, Inc. and not to its subsidiaries.

GENERAL

  Each Warrant, when exercised, will entitle the holder thereof to purchase
1.8645 Warrant Shares at the Exercise Price of $0.01 per share. The Exercise Price and the number of Warrant Shares issuable on exercise of a Warrant are both subject to adjustment in certain cases referred to below. The Warrants are exercisable at any time on or after the earlier to occur of (i) May 1, 1997 and (ii) in the event a Change of Control occurs, the date the Company mails notice thereof to holders of the Senior Notes and to the holders of the Warrants, Warrant Shares and any other securities issued or issuable with respect thereto. Unless exercised, the Warrants will automatically expire on April 1, 2001, the Expiration Date. The Warrants will entitle the holders thereof to purchase in the aggregate approximately 5.78% of the outstanding Class B Common Stock of the Company on a fully-diluted basis as of the date of issuance of the Warrants. The Company will give notice of expiration not less than 90 and not more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company fails to give such notice, the Warrants will not expire until 90 days after the Company gives such notice. In no event will holders be entitled to any damages or other remedy for the Company's failure to give such notice other than any such extension.

  The Warrants may be exercised by surrendering to the Company the Warrant certificates evidencing such Warrants, if any, with the accompanying form of election to purchase, properly completed and executed, and upon payment of the Exercise Price. Payment of the Exercise Price may be made in cash or by certified or official bank check, payable to the order of the Company, or by surrender of additional Warrants. Upon surrender of the Warrant certificate and payment of the Exercise Price, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole Warrant Shares or other securities or property to which such holder is entitled under the Warrants and Warrant Agreement, including without limitation any cash payment to adjust for fractional interests in Warrant Shares issuable upon such exercise of Warrants. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

  No fractional Warrant Share will be issued upon exercise of the Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable on the exercise of any Warrants (or specified portion thereof), the Company must pay to the holder an amount in cash equal to the then current market price per Warrant Share, as determined on the day immediately preceding the date the Warrant is exercised, multiplied by such fraction, computed to the nearest whole cent.

  Certificates for Warrants will be issued in registered form only, and no service charge will be made for registration of transfer or exchange upon surrender of any Warrant certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant certificates.

  The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive cash dividends. The holders of the Warrants are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company's affairs.

ADJUSTMENTS

  The number and kind of Warrant Shares purchasable upon the exercise of the Warrants and the Exercise Price both will be subject to adjustment in certain events including: (i) the payment by the Company of dividends (or other distributions) on Common Stock of the Company payable in Common Stock of the Company or other shares of the Company's capital stock, (ii) subdivisions, combinations and reclassifications of Common Stock of the Company, (iii) the issuance to all holders of Common Stock of the Company of rights, options or warrants that entitled them to subscribe for Common Stock of the Company, or of securities convertible into or exchangeable for shares of Common Stock of the Company, in either case for a consideration per share of Common Stock which is less than the current market price per share (as defined) of Common Stock of the Company and (iv) the distribution to all holders of Common Stock of the Company of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above and excluding cash dividends or other cash distributions from current or retained earnings).

  No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price, provided, however, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

  In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

RESERVATION OF SHARES

  The Company has authorized and reserved for issuance and will at all times reserve and keep available such number of shares of Class B Common Stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of Class B Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issued thereof.

AMENDMENT

  From time to time, the Company and the Warrant Agent, without consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants requires the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected is required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement as generally described above).

REPORTS

  Whether or not required by the rules and regulation of the Commission, so long as any of the Warrants remain outstanding, the Company shall cause copies of (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports; and (iii) on a quarterly basis, certain financial information and operating data with respect to each Subsidiary and Joint Venture engaged in a Telecommunications Business in the form specified by Section E of the Indenture with respect to the Senior Notes to be filed with the Warrant Agent and the Commission and mailed to the holders at their addresses appearing in the register of Warrants maintained by the Warrant Agent.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Warrants to be resold as set forth herein have been issued in the form of one Global Warrant. The Global Warrant has been deposited with, or on behalf of, DTC, the Depositary and registered in the name of the Global Warrant Holder.

  Warrants that were issued as described below under "Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer to a qualified institutional buyer of Certificated Securities initially issued to a purchaser of the Warrants who does not hold its interest in the Warrants (a "Non-Global Purchaser"), such Certificated Securities may, unless the Global Warrant has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Warrant representing the amount of warrants being transferred

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any Person having a beneficial interest in the Global Warrant may, upon request to the Trustee, exchange such beneficial interest for Warrants in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). All such certificated Senior Notes would be subject to the legend requirements described herein under "Notice of Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Warrants in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Warrant Holder of its Global Warrant, Warrants in such form will be issued to each Person that the Global Warrant Holder and the Depositary identify as being the beneficial owner of the related Warrants.

  Neither the Company nor the Trustee will be liable for any delay by the Global Warrant Holder or the Depositary in identifying the beneficial owners of Warrants and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Warrant Holder or the Depositary for all purposes.

                          THE SELLING SECURITYHOLDERS

  The Selling Securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Warrants and Warrant Shares issued upon exercise of the Warrants. The following table sets forth certain information regarding the Selling Securityholders' ownership of the Company's Common Stock and of the Warrants. No Selling Securityholder has held any position, office or had any other material relationship with the Company, its predecessors or affiliates during the past three years. Although the Selling Securityholders may offer some or all of their respective Warrants or Warrant Shares pursuant to the Prospectus, the following table assumes that all such Warrants or Warrant Shares have been sold upon termination of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their respective Warrants or Warrant Shares since the date on which they provided information thereon in transactions exempt from the registration requirements of the Securities Act. To the knowledge of the Company, except as disclosed in the table below, the Selling Securityholders did not own, nor have any rights to acquire, any other shares of Common Stock as of the date of this Prospectus.

                                        COMMON STOCK                              WARRANTS
--------------------------------------------------------------------------------------------------------------
                     -----------------------------------------------------------------------------------------
                                                     BENEFICIALLY                                 BENEFICIALLY
                             BENEFICIALLY               OWNED     BENEFICIALLY OWNED                 OWNED
  NAME OF SELLING           OWNED PRIOR TO  OFFERED   AFTER THIS     PRIOR TO THIS       OFFERED   AFTER THIS
  SECURITYHOLDER             THIS OFFERING  FOR SALE   OFFERING        OFFERING          FOR SALE   OFFERING
--------------------------------------------------------
                                                 -------------------------
                                   PERCENT                                     PERCENT
                                   OF TOTAL                                   OF TOTAL
                            NUMBER   OUT-                          NUMBER       OUT-
                              OF   STANDING                          OF       STANDING
                            SHARES  SHARES                        WARRANTS    WARRANTS
--------------------------------------------------------------------------------------------------------------
   1. B. B. Sneed              932   0.01        932      0               500       0.15      500      0
   2. Beneficial Standard
    Life High Yield          3,729   0.04      3,729      0             2,000       0.61    2,000      0
   3. Fidelity Investments  44,729   0.42     44,279      0            23,990       7.29   23,990      0
   4. Harriet Rothkopf
    1993 Annuity Trust
    dated 7/24/93               37   0.00         37      0                20       0.01       20      0
   5. Illinois Municipal
    Retirement Fund         10,292   0.10     10,292      0             5,520       1.68    5,520      0
   6. Investors Fiduciary
    Service, Inc.              745   0.01        745      0               400       0.12      400      0
   7. Judith Sidney             93   0.00         93      0                50       0.02       50      0
   8. Lincoln National
    Putnam Mst Fund            372   0.00        372      0               200       0.06      200      0
   9. Lutheran Brotherhood
    Research Corp.          44,748   0.42     44,748      0            24,000       7.29   24,000      0
  10. ManUSA New Money
    High Yield Fund          7,458   0.07      7,458      0             4,000       1.22    4,000      0
  11. Massachusetts Mutual
    Life Insurance             466   0.00        466      0               250       0.08      250      0
  12. Mellon Bank Account
    Set Up Unit             10,720   0.10     10,720      0             5,750       1.75    5,750      0
  13. Northstar Advantage
    High Total Return Fund  19,017   0.18     19,017      0            10,200       3.10   10,200      0
  14. Northstar
    Multisector Fund           279   0.00        279      0               150       0.05      150      0
  15. Northstar Yield Bond
    Fund                       279   0.00        279      0               150       0.05      150      0
  16. PCM Diversified
    Income Trust               932   0.01        932      0               500       0.15      500      0
  17. PCM Global Assets
    Allocation                 792   0.01        792      0               425       0.13      425      0
  18. PCM High Yield Fund    8,828   0.08      8,828      0             4,735       1.44    4,735      0
  19. Penn Capital
    Management                  55   0.00         55      0                30       0.01       30      0
  20. Prospect Street High
    Income Portfolio           932   0.01        932      0               500       0.15      500      0
--------------------------------------------------------------------------------------------------------------

                                         COMMON STOCK                                 WARRANTS
------------------------------------------------------------------------------------------------------------------
                     ---------------------------------------------------------------------------------------------
                                                         BENEFICIALLY                                 BENEFICIALLY
                              BENEFICIALLY                  OWNED     BENEFICIALLY OWNED                 OWNED
  NAME OF SELLING            OWNED PRIOR TO     OFFERED   AFTER THIS     PRIOR TO THIS       OFFERED   AFTER THIS
  SECURITYHOLDER             THIS OFFERING      FOR SALE   OFFERING        OFFERING          FOR SALE   OFFERING
--------------------------------------------------------
                                                 -------------------------
                                       PERCENT                                     PERCENT
                                       OF TOTAL                                   OF TOTAL
                            NUMBER       OUT-                          NUMBER       OUT-
                              OF       STANDING                          OF       STANDING
                            SHARES      SHARES                        WARRANTS    WARRANTS
------------------------------------------------------------------------------------------------------------------
  21. Prudential High
    Yield Fund               41,019      0.39     41,019      0           22,000       6.69    22,000      0
  22. Putnam Asset
    Allocation Fund           1,678      0.02      1,678      0              900       0.27       900      0
  23. Putnam Asset
    Allocation Fund             186      0.00        186      0              100       0.03       100      0
  24. Putnam Convertible
    Opportunities               466      0.00        466      0              250       0.08       250      0
  25. Putnam Diverse
    Income Fund              17,088      0.16     17,088      0            9,165       2.79     9,165      0
  26. Putnam Equity Income
    Fund                         83      0.00         83      0               45       0.01        45      0
  27. Putnam High Income
    Convertible Fund            466      0.00        466      0              250       0.08       250      0
  28. Putnam High Yield
    Advantage                 6,124      0.06      6,124      0            3,285       1.00     3,285      0
  29. Putnam High Yield
    Fund                     29,748      0.28     29,748      0           15,955       4.85    15,955      0
  30. Putnam Managed High-
    Yield Trust                 503      0.00        503      0              270       0.08       270      0
  31. Putnam Master Income
    Fund                      1,752      0.02      1,752      0              940       0.29       940      0
  32. Putnam Master
    Intermediate Income       1,435      0.01      1,435      0              770       0.23       770      0
  33. Putnam Premier
    Income Fund               5,248      0.05      5,248      0            2,815       0.86     2,815      0
  34. Putnam Short Term
    Investment Grade Bond
    Fund                        745      0.01        745      0              400       0.12       400      0
  35. Richard S. Trutanic
    IRA                          27      0.00         27      0               15       0.00        15      0
  36. Richard S. Trutanic
    IRA Rollover                 27      0.00         27      0               15       0.00        15      0
  37. Richard S. Trutanic
    SEP IRA                      27      0.00         27      0               15       0.00        15      0
  38. Sunamerica Asset
    Management High Income
    Fund                      7,458      0.07      7,458      0            4,000       1.22     4,000      0
  39. Any other holder of
    Warrants or Warrant
    Shares (including Cede
    & Co. on behalf of
    such holders) or
    future transferee from
    such holders..........  343,888      3.24    343,888      0          184,440      56.06   184,440      0
  TOTAL                     613,427/1/  5.78%    613,427      0          329,000     100%     329,000      0
------------------------------------------------------------------------------------------------------------------

/1Total/shares reflects the number of shares which may be issued upon exercise of all outstanding warrants. The actual number of Warrant Shares may be lower since the Warrant Agreement provides for rounding to the next lowest whole number upon any given exercise of Warrants; fractional shares will not be issued by the Company.

  The Warrants owned by the Selling Securityholders represent all of the Warrants covered by the Registration Statement. Many of the Selling Securityholders acquired their Warrants in April 1996, pursuant to the private placement by the Company of units, each unit consisting of $1,000 principal amount at maturity of Senior Notes and one Warrant. Cede & Co. may hold Warrants pursuant to a global warrant on behalf of beneficial owners of the Warrants. It is contemplated that this Prospectus may be supplemented from time to time to include information with respect to such Selling Securityholders.

                             PLAN OF DISTRIBUTION

  The Warrants and Warrant Shares may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, if permitted pursuant to the Class B Warrant Registration Rights Agreement, the Selling Securityholders may from time to time offer the Warrants and Warrant Shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders or the purchasers of Warrants and Warrant Shares for whom they may act as agents. The Selling Securityholders and any underwriters, broker/dealers or agents that participate in the distribution of Warrants and Warrant Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Warrants and Warrant Shares by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commission under the Securities Act.

  The Warrants and Warrant Shares may be sold by a Selling Securityholder from time to time, in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Securityholder. The sale of the Warrants and Warrant Shares may be effected
(i) in transactions (which may involve crosses or block transactions) on any national securities exchange or quotation service on which the Warrants or Warrant Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Warrants or Warrant Shares is made, if required, a prospectus supplement will be distributed which will set forth the names of the Selling Securityholders, the aggregate amount and type of Warrants and Warrant Shares being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

  To comply with the securities laws of certain jurisdictions, if applicable, the Warrants and Warrant Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Warrants and Warrant Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

  Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Warrants or Warrant Shares may be limited in its ability to engage in market activities with respect to such Warrants or Warrant Shares. In addition and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Warrants and Warrant Shares by the Selling Securityholders. All of the foregoing may affect the marketability of the Warrants and Warrant Shares.

  All expenses of the registration of the Warrants and Warrant Shares pursuant to the Class B Warrant Registration Rights Agreement will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Securityholders will pay all underwriting discount and selling commissions, if any. The Selling Securityholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Securityholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

  This Prospectus may also be used by the Company in connection with the issuance from time to time of the Warrant Shares.

                                 LEGAL MATTERS

  The validity of the Warrants and Warrant Shares has been passed upon on behalf of the Company by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania.

                                    EXPERTS

  The consolidated financial statements of the Company as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report.............................................. F-2
Consolidated Balance Sheets, March 31, 1996 and 1997, and unaudited
 June 30, 1997............................................................ F-3
Consolidated Statements of Operations, Years Ended March 31, 1995, 1996
 and 1997, and unaudited three months ended June 30, 1996 and 1997........ F-4
Consolidated Statements of Stockholders' Equity (Deficiency), Years Ended
 March 31, 1995, 1996 and 1997, and unaudited three months ended
 June 30, 1997............................................................ F-5
Consolidated Statements of Cash Flows, Years Ended March 31, 1995, 1996
 and 1997, and unaudited three months ended June 30, 1996 and 1997........ F-6
Notes to Consolidated Financial Statements................................ F-7

INDEPENDENT AUDITORS' REPORT

Hyperion Telecommunications, Inc.:

  We have audited the accompanying consolidated balance sheets of Hyperion Telecommunications, Inc. and subsidiaries as of March 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hyperion Telecommunications, Inc. and subsidiaries at March 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
June 13, 1997

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                    MARCH 31,        JUNE 30,
                                                 -----------------  -----------
                                                  1996      1997       1997
                                                 -------  --------  -----------
                                                                    (UNAUDITED)
ASSETS:
-------
Current assets:
  Cash and cash equivalents..................... $   --   $ 59,814   $ 21,308
  Other current assets..........................     282       768      1,158
                                                 -------  --------   --------
    Total current assets........................     282    60,582     22,466
Investments.....................................  21,087    44,685     60,152
Property, plant and equipment--net..............  12,561    53,921     71,633
Other assets--net...............................   1,045    15,376     15,619
Deferred income taxes--net......................     294        37         37
                                                 -------  --------   --------
    Total....................................... $35,269  $174,601   $169,907
                                                 =======  ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIENCY):
------------------------------------
Current liabilities:
  Accounts payable.............................. $ 2,529  $  2,342   $  2,451
  Due to affiliates--net........................   8,707     6,081      6,930
  Other current liabilities.....................     501       757      1,768
                                                 -------  --------   --------
    Total current liabilities...................  11,737     9,180     11,149
13% Senior Discount Notes due 2003..............     --    187,173    193,900
Note payable--Adelphia..........................  50,855    25,855     25,855
Other debt......................................     --      2,647      2,496
                                                 -------  --------   --------
    Total liabilities...........................  62,592   224,855    233,400
                                                 -------  --------   --------
Commitments and contingencies (Note 7)
Stockholders' equity (deficiency):
  Class A Common Stock, $0.01 par value,
   300,000,000 shares authorized and 0, 104,000
   and 122,000 shares outstanding, respectively.     --          1          1
  Class B Common Stock, $0.01 par value,
   150,000,000 shares
   authorized and 10,000,000 shares outstanding.     100       100        100
  Additional paid in capital....................     --        155        182
  Class B Common Stock Warrants.................     --     11,087     11,087
  Loans to Stockholders.........................     --     (3,000)    (3,000)
  Accumulated deficit........................... (27,423)  (58,597)   (71,863)
                                                 -------  --------   --------
    Total stockholders' equity (deficiency)..... (27,323)  (50,254)   (63,493)
                                                 -------  --------   --------
    Total....................................... $35,269  $174,601   $169,907
                                                 =======  ========   ========

                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               THREE MONTHS
                                  YEAR ENDED MARCH 31,        ENDED JUNE 30,
                                ---------------------------  -----------------
                                 1995      1996      1997     1996      1997
                                -------  --------  --------  -------  --------
                                                               (UNAUDITED)
Revenues......................  $ 1,729  $  3,322  $  5,088  $ 1,102  $  1,520
                                -------  --------  --------  -------  --------
Operating expenses:
  Network operations..........    1,382     2,690     3,432      859     1,180
  Selling, general and
  administrative..............    2,524     3,084     6,780    1,027     2,380
  Depreciation and
  amortization................      463     1,184     3,945      695     1,372
                                -------  --------  --------  -------  --------
    Total.....................    4,369     6,958    14,157    2,581     4,932
                                -------  --------  --------  -------  --------
Operating loss................   (2,640)   (3,636)   (9,069)  (1,479)   (3,412)
Other income (expense):
  Gain on sale of investment..      --        --      8,405    8,405       --
  Interest income.............       39       199     5,976    1,433       763
  Interest expense and fees...   (3,321)   (6,088)  (28,377)  (6,169)   (8,077)
                                -------  --------  --------  -------  --------
(Loss) income before income
 taxes and equity in net loss
 of joint ventures ...........   (5,922)   (9,525)  (23,065)   2,190   (10,726)
Income tax benefit (expense)..       29       197      (259)      (3)      --
                                -------  --------  --------  -------  --------
(Loss) income before equity in
 net loss of
 joint ventures ..............   (5,893)   (9,328)  (23,324)   2,187   (10,726)
Equity in net loss of joint
ventures......................   (1,799)   (4,292)   (7,223)  (1,636)   (2,540)
                                -------  --------  --------  -------  --------
Net (loss) income.............  $(7,692) $(13,620) $(30,547) $   551  $(13,266)
                                =======  ========  ========  =======  ========
Net (loss) income per weighted
 average share of
 common stock.................  $ (0.77) $  (1.36) $  (2.88) $  0.05  $  (1.24)
                                =======  ========  ========  =======  ========
Weighted average shares of
 common stock outstanding.....   10,000    10,000    10,591   10,525    10,735
                                =======  ========  ========  =======  ========


                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                     CLASS B
                          CLASS A CLASS B ADDITIONAL  COMMON                           STOCKHOLDERS'
                          COMMON  COMMON   PAID-IN    STOCK     LOANS TO   ACCUMULATED    EQUITY
                           STOCK   STOCK   CAPITAL   WARRANTS STOCKHOLDERS   DEFICIT   (DEFICIENCY)
                          ------- ------- ---------- -------- ------------ ----------- -------------
Balance, March 31, 1994    $--     $100      $--     $   --     $   --      $ (6,111)    $ (6,011)
  Net loss..............    --      --        --         --         --        (7,692)      (7,692)
                           ----    ----      ----    -------    -------     --------     --------
Balance, March 31, 1995     --      100       --         --         --       (13,803)     (13,703)
  Net loss..............    --      --        --         --         --       (13,620)     (13,620)
                           ----    ----      ----    -------    -------     --------     --------
Balance, March 31, 1996.    --      100       --         --         --       (27,423)     (27,323)
  Proceeds from issuance
   of Class B Common
   Stock warrants ......    --      --        --      11,087        --           --        11,087
  Loans to stockholders
   .....................    --      --        --         --      (3,000)         --        (3,000)
  Excess of purchase
   price of acquired
   assets
   over related party
   predecessor owner's
   carrying value.......    --      --        --         --         --          (627)        (627)
  Issuance of Class A
   Common Stock bonus ..      1     --        155        --         --           --           156
  Net loss .............    --      --        --         --         --       (30,547)     (30,547)
                           ----    ----      ----    -------    -------     --------     --------
Balance, March 31, 1997
 .......................      1     100       155     11,087     (3,000)     (58,597)     (50,254)
  Issuance of Class A
   Common Stock bonus
   (unaudited)..........    --      --         27        --         --           --            27
  Net loss (unaudited)..    --      --        --         --         --       (13,266)     (13,266)
                           ----    ----      ----    -------    -------     --------     --------
Balance, June 30, 1997
 (unaudited)............     $1    $100      $182    $11,087    $(3,000)    $(71,863)    $(63,493)
                           ====    ====      ====    =======    =======     ========     ========



                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                              THREE MONTHS
                                 YEAR ENDED MARCH 31,        ENDED JUNE 30,
                              ----------------------------  ------------------
                                1995      1996      1997      1996      1997
                              --------  --------  --------  --------  --------
                                                               (UNAUDITED)
Cash flows from operating
 activities:
  Net (loss) income.......... $ (7,692) $(13,620) $(30,547) $    551  $(13,266)
  Adjustments to reconcile
   net (loss) income to net
   cash used in operating
   activities:
    Depreciation.............      397     1,061     2,604       335     1,054
    Amortization.............       66       123     1,341       360       318
    Equity in net loss of
     joint ventures..........    1,799     4,292     7,223     1,636     2,540
    Non-cash interest
     expense.................    3,321     6,088    23,467     4,915     6,727
    Deferred income taxes....      (37)     (206)      257       --        --
    Gain on sale of
     investment..............      --        --     (8,405)   (8,405)      --
    Issuance of Class A
     Common Stock bonus......      --        --        156       --         27
    Changes in operating
     assets and liabilities,
     net of effects of
     acquisition:
      Other assets--net......     (550)     (227)     (624)      (22)     (951)
      Accounts payable and
       other current
       liabilities...........      566     1,656      (295)   (2,027)    1,144
                              --------  --------  --------  --------  --------
Net cash used in operating
 activities..................   (2,130)     (833)   (4,823)   (2,657)   (2,407)
                              --------  --------  --------  --------  --------
Cash flows from investing
 activities:
   Net cash used for
    acquisition..............      --        --     (5,040)      --        --
   Expenditures for property,
    plant
    and equipment............   (2,850)   (6,084)  (24,627)   (1,818)  (18,766)
   Investment in fiber asset
    and senior secured note..      --        --    (20,000)      --        --
   Proceeds from sale of
    investment...............      --        --     11,618    11,618       --
   Investments in joint
    ventures.................   (7,526)  (12,815)  (34,769)   (4,750)  (18,031)
                              --------  --------  --------  --------  --------
Net cash (used in) provided
 by investing activities.....  (10,376)  (18,899)  (72,818)    5,050   (36,797)
                              --------  --------  --------  --------  --------
Cash flows from financing
 activities:
   Proceeds from Senior
    Discount Notes...........      --        --    163,705   163,705       --
   Proceeds from issuance of
    Class B Common Stock
    warrants.................      --        --     11,087    11,087       --
   Costs associated with debt
    financing................      --        --     (6,555)   (6,221)      --
   Loans to stockholders.....      --        --     (3,000)   (3,000)      --
   Borrowings on (repayment
    of) Note payable--
    Adelphia.................   12,252     9,226   (25,000)  (25,000)      --
   Repayment of debt.........      --        --        --        --       (151)
   Advances from (to)
    affiliates...............      254    10,506    (2,782)  (10,822)      849
                              --------  --------  --------  --------  --------
Net cash provided by
 financing activities........   12,506    19,732   137,455   129,749       698
                              --------  --------  --------  --------  --------
Net increase (decrease) in
 cash and cash equivalents...      --        --     59,814   132,142   (38,506)
Cash and cash equivalents,
 beginning of period.........      --        --        --         --    59,814
                              --------  --------  --------  --------  --------
Cash and cash equivalents,
 end of period............... $    --   $    --   $ 59,814  $132,142  $ 21,308
                              ========  ========  ========  ========  ========

                See notes to consolidated financial statements.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(1)THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Business

  The consolidated financial statements include the accounts of Hyperion Telecommunications, Inc. and its wholly and majority owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company was formed in 1991 and is an 88% owned subsidiary of Adelphia Communications Corporation ("Adelphia"). The remaining 12% is owned by certain key Company officers.

  The Company provides telecommunications service through its subsidiaries and joint ventures, in which it has less than a majority ownership interest. The Company's efforts have been directed primarily toward becoming an owner and manager of competitive local exchange carrier ("CLEC") business telecommunications services in selected mid-sized cities. The Company generally partners with a local cable television or utility company, whose fiber facilities are located in the market areas, to build competitive access fiber optic networks. The Company then operates the networks for a management fee. Each network provides local special access, carrier-to-carrier, and point-to-point telecommunications services to major businesses and government customers. The Company's revenues are derived from a combination of direct business telecommunication services provided by its subsidiaries and management fees from its unconsolidated joint ventures.

  Joint ventures in which the Company does not have a majority interest are accounted for under the equity method of accounting.

 Cash and cash equivalents

  Cash and cash equivalents consist of highly liquid instruments with an initial maturity date of three months or less.

 Property, Plant and Equipment

  Property, plant and equipment is stated at cost less accumulated depreciation. Costs capitalized include amounts directly associated with network engineering, design and construction.

  Provision for depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets beginning in the month the asset is available for use or is acquired.

  The estimated useful lives of the Company's principal classes of property, plant and equipment are as follows:

   Telecommunications networks...................................... 10-20 years
   Network monitoring and switching equipment.......................  5-10 years
   Other............................................................  3-10 years

 Revenue Recognition

  The Company recognizes revenues related to management and network monitoring of the joint ventures in the month that the related services are provided. The Company recognizes revenue from telecommunications services in the month the related service is provided. Revenues on billings to customers for services in advance of providing such services are deferred and recognized when earned.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(1)THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

 Net Loss Per Weighted Average Share of Common Stock

  The computation of net loss per weighted average share of common stock is based upon the weighted average number of common shares and warrants outstanding during the year. All references in the accompanying consolidated financial statements to the number of shares of common stock have been retroactively restated to reflect the stock split (See Note 6).

 Income Taxes

  Deferred income taxes are recognized for the tax effects of temporary differences between financial statement and income tax bases of assets and liabilities and for loss carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets to the net amount that management believes will more likely than not be realized.

 Other Assets

  Costs incurred in developing new networks or expanding existing networks, including network design, negotiating rights-of-way and obtaining legal/regulatory authorizations are deferred and amortized over five years. Pre-operating costs, included in other assets, represent certain nondevelopment costs incurred during the pre-operating phase of a newly constructed network and are amortized over five-year periods commencing with the start of operations. Deferred debt financing costs, included in other assets, are amortized over the term of the related debt. The unamortized amounts at March 31, 1996 and 1997 were $0 and $6,033, respectively. Also included in other assets at March 31, 1997 is a Senior Secured Note (See Note
3).

 Asset Impairments

  The Company reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

 Financial Instruments

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Concentration of credit risk with respect to accounts receivable is limited due to the dispersion of the Company's customer base among different customers and geographic areas.

  The Company's financial instruments include cash and cash equivalents, Note payable--Adelphia, Senior Secured Note, and Senior Discount Notes. The carrying values of the Note payable--Adelphia and the Senior Secured Note approximated their fair values at March 31, 1996 and 1997. The carrying value of the Senior Discount Notes exceeded fair value by approximately $5,400 at March 31, 1997. The fair values of the Note payable--Adelphia and the Senior Secured Note were estimated based upon the terms in comparison with other similar instruments. The fair value of the Senior Discount Notes was based upon quoted market prices.


 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(1)THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Recent Accounting Pronouncements

  Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" has been issued and is effective for periods ending after December 15, 1997, with early application not permitted. The general requirements of SFAS No. 128 are designed to simplify the computation of earnings per share. The new statement requires a calculation of basic and diluted earnings per share. The adoption of SFAS No. 128 is not expected to have any effect on the Company's calculation of earnings per share.

  SFAS No. 130, "Reporting Comprehensive Income", and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," have been issued and are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 defines comprehensive income and outlines certain reporting and disclosure requirements related to comprehensive income. SFAS No. 131 requires certain disclosures about business segments of an enterprise, if applicable. The adoption of SFAS No. 130 and SFAS No. 131 is not expected to have any effect on the Company's financial statements or disclosures.

 Unaudited Interim Information

  In the opinion of management, the accompanying unaudited interim financial information as of June 30, 1997 and for the three months ended June 30, 1996 and 1997 contains all adjustments, consisting of only normal recurring accruals necessary for a fair presentation of the data as of such date and for such periods. This information does not include all footnotes which would be required for complete financial statements prepared in accordance with generally accepted accounting principles. The results of operations for the three months ended June 30, 1997 are not necessarily indicative of the results to be expected for the year ending March 31, 1998.

 Reclassification

  For the fiscal years ended March 31, 1995, 1996, and 1997, certain amounts have been reclassified to conform with the June 30, 1997 presentation.

(2)PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following:

                                                      MARCH 31,
                                                   ----------------   JUNE 30,
                                                    1996     1997       1997
                                                   -------  -------  -----------
                                                                     (UNAUDITED)
  Telecommunications networks..................... $ 6,312  $12,236    $13,475
  Network monitoring and switching equipment......   5,267   19,301     20,442
  Fiber asset under construction (Note 3).........     --    11,500     11,500
  Construction in process.........................   2,245   14,978     31,334
  Other...........................................     388    1,131      1,151
                                                   -------  -------    -------
                                                    14,212   59,146     77,902
  Less accumulated depreciation...................  (1,651)  (5,225)    (6,269)
                                                   -------  -------    -------
    Total......................................... $12,561  $53,921    $71,633
                                                   =======  =======    =======

(3)INVESTMENT IN FIBER ASSET AND SENIOR SECURED NOTE

  On February 20, 1997, the Company entered into several agreements regarding the leasing of dark fiber in New York state in furtherance of its strategy to interconnect its networks in the northeastern United States.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(3)INVESTMENT IN FIBER ASSET AND SENIOR SECURED NOTE, CONTINUED
Pursuant to these agreements and in consideration of a payment of $20,000, the Company received a $20,000 Senior Secured note bearing interest at 22 1/2% (subject to reduction upon early repayment of principal) due February 2002 (subject to early redemption options), from Telergy, Inc. ("Telergy") and a fully prepaid lease from a Telergy affiliate for an initial lease term of 25 years (with two additional ten-year extensions) for 24 strands of dark fiber installed or to be installed in a New York fiber optic telecommunications backbone network. The Company has included $11,500 and $8,500 in Property, Plant and Equipment and Other Assets, respectively, as the allocation of the $20,000 payment between the fiber asset and the Senior Secured Note. The allocation reflects the Company's estimate of the relative fair values of the assets acquired.

(4)INVESTMENTS

  The equity method of accounting is used to account for investments in joint ventures in which the Company owns less than a majority interest. Under this method, the Company's initial investment is recorded at cost and subsequently adjusted for the amount of its equity in the net income or loss of its joint ventures. Dividends or other distributions are recorded as a reduction of the Company's investment. Investments in joint ventures accounted for using the equity method reflect the Company's equity in their underlying net assets.

  The Company's nonconsolidated investments are as follows:

                                                     MARCH 31,
                                    OWNERSHIP     -----------------   JUNE 30,
                                    PERCENTAGE     1996      1997       1997
                                    ----------    -------  --------  -----------
                                                                     (UNAUDITED)
Continental Fiber Technologies
(Jacksonville).....................     20.0%     $ 4,701  $  7,330   $  7,979
Multimedia Hyperion
Telecommunications (Wichita).......     49.9%       2,620     3,306      3,306
Louisville Lightwave...............     50.0%(1)      996     4,683      8,644
NewChannels Hyperion
Telecommunications (Albany)........     50.0%(2)      999       924        924
NewChannels Hyperion
Telecommunications (Binghamton)....     20.0%(2)      504       504        504
NHT Partnership (Buffalo)..........     40.0%(2)    2,457     4,717      5,300
NewChannels Hyperion
Telecommunications (Syracuse)......     50.0%(2)    3,140     4,215      5,161
Hyperion of Harrisburg.............     50.0%       1,600     5,246      8,576
Hyperion of Tennessee (Nashville)..     25.0%(3)    1,345       --         --
Alternet of Virginia (Richmond)....     37.0%       3,406     7,018      7,212
New Jersey Fiber Technologies (New
Brunswick).........................     19.7%         956     3,340      4,582
TCG of South Florida...............     15.7%(4)    4,679       --         --
PECO-Hyperion (Philadelphia) ......     50.0%         --     10,750     15,000
Lexington Lightwave ...............     50.0%         --      2,311      4,261
Hyperion of York...................     50.0%         --      1,402      2,000
Other .............................  Various          497       949      1,277
                                                  -------  --------   --------
                                                   27,900    56,695     74,726
Cumulative equity in net losses....                (6,813)  (12,010)   (14,574)
                                                  -------  --------   --------
Total Investments..................               $21,087  $ 44,685   $ 60,152
                                                  =======  ========   ========

--------
 (1) The Company increased its ownership in this partnership on May 8, 1996 from 20% to 50%.
 (2) As discussed in Note 12, the Company has entered into agreements, subject to normal closing conditions and receipt of regulatory approval, to exchange its interests in these networks.
 (3) As discussed below, the Company increased its ownership in this partnership on August 1, 1996 to 95%, and accordingly, has consolidated this investment effective August 1, 1996.
 (4) As discussed below, the Company sold its interest in TCG of South Florida on May 16, 1996.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(4)INVESTMENTS, CONTINUED

  Summarized unaudited combined financial information for the Company's investments being accounted for using the equity method of accounting, excluding TCG of South Florida and Hyperion of Tennessee as of and for the periods presented, is as follows:

                                                          MARCH 31,
                                                      ----------------- JUNE 30,
                                                        1996     1997     1997
                                                      -------- -------- --------
   Current assets.................................... $  3,262 $  5,684 $  8,278
   Non-current assets................................   74,055  154,950  181,986
   Current liabilities...............................    6,043    6,797    8,604
   Non-current liabilities...........................   17,718   48,069   55,214

                                                           THREE MONTHS ENDED
                               YEAR ENDED MARCH 31,             JUNE 30,
                            -----------------------------  --------------------
                              1995      1996      1997         1996       1997
                            --------  --------  ---------  ---------  ---------
   Revenues................ $  2,818  $  6,497  $  12,357  $   2,651  $   4,252
   Net loss................   (3,454)   (8,414)   (17,052)    (3,572)    (6,259)

  On May 16, 1996, the Company sold its 15.7% interest in TCG of South Florida for approximately $11,618 resulting in a pre-tax gain of approximately $8,400. Amounts related to TCG of South Florida included in the Company's investments and equity in net loss of joint ventures as of and for the year ended March 31, 1996 were $3,422 and $778, respectively. The Company's equity in net loss of joint ventures included a loss of $221 for TCG of South Florida for the fiscal year ended March 31, 1997.

  On August 1, 1996, the Company purchased additional general and limited partnership interests in Hyperion of Tennessee for approximately $5,000, which increased the Company's ownership of Hyperion of Tennessee to 95%. The following unaudited financial information of the Company assumes that this acquisition had occurred on April 1, 1995:

                                                            YEAR ENDED MARCH 31,
                                                            --------------------
                                                                1996      1997
                                                            --------------------
   Revenues................................................ $   3,963 $    5,303
   Net loss................................................    15,239     31,002
   Net loss per weighted average share of common stock..... $    1.52 $     2.93

(5)FINANCING ARRANGEMENTS

 Note Payable--Adelphia

  The Company has an unsecured credit arrangement with Adelphia which had no repayment terms prior to April 15, 1996. On April 15, 1996, $25,000 of the proceeds from the sale of the 13% Senior Discount Notes (the "Notes") and Class B Common Stock Warrants discussed below were used to repay a portion of this obligation. Interest expense and fees on this credit arrangement were based upon the weighted average cost of unsecured borrowings of Adelphia during the corresponding periods. Interest at 11.28% per annum plus fees was charged on the Note Payable--Adelphia for the years ended March 31, 1995 and 1996. The total amount of interest converted to note principal through April 15, 1996 was $9,007.

  Effective April 15, 1996, the remaining balance due on the Note payable-- Adelphia is evidenced by an unsecured subordinated note due April 16, 2003. This obligation bears interest at 16.5% per annum with interest

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(5)FINANCING ARRANGEMENTS, CONTINUED
payable quarterly in cash; by issuing additional subordinated notes; or a combination of cash and additional subordinated notes, all of which is at the Company's option. Interest accrued through June 30, 1997 on the amount outstanding to Adelphia totaled $5,923 and is included in due to affiliates-- net.

 13% Senior Discount Notes and Class B Common Stock Warrants

  On April 15, 1996, the Company issued $329,000 of 13% Senior Discount Notes due April 15, 2003 and 329,000 warrants to purchase an aggregate of 613,427 shares of its Class B Common Stock. Proceeds to the Company, net of discounts, commissions, and other transaction costs were approximately $168,600. Such net proceeds were used to pay $25,000 of the Note payable--Adelphia discussed above, to make loans of $3,000 to certain key Company officers (see Note 6) and to fund the Company's capital expenditures, working capital requirements, operating losses and its pro-rata investments in joint ventures. Use of proceeds from the Notes also included the repayment of amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12,800 incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia.

  Prior to April 15, 2001, interest on the Notes is not payable in cash, but is added to principal. Thereafter, interest is payable semi-annually commencing October 15, 2001. The Notes are unsecured and are senior to the Note payable--Adelphia and all future subordinated indebtedness. On or before April 15, 1999 and subject to certain restrictions, the Company may redeem, at its option, up to 25% of the aggregate principal amount of the Notes at a price of 113% of the Accreted Value (as defined in the Indenture). On or after April 15, 2001, the Company may redeem, at its option, all or a portion of the Notes at 106.5% which declines to par in 2002, plus accrued interest.

  The holders of the Notes may put the Notes to the Company at any time at a price of 101% of accreted principle upon the occurrence of a Change of Control (as defined in the Indenture). In addition, the Company will be required to offer to purchase Notes at a price of 100% with the proceeds of certain asset sales (as defined in the Indenture).

  The Indenture stipulates, among other things, limitations on additional borrowings, issuance of equity instruments, payment of dividends and other distributions, repurchase of equity interests or subordinated debt, sale-- leaseback transactions, liens, transactions with affiliates, sales of Company assets, mergers and consolidations.

  In accordance with a registration rights agreement, the Company filed a registration statement offering to exchange the Notes for Series B Senior Discount Notes registered under the Securities Act of 1933, as amended (the "Securities Act"). Terms of the Series B Senior Discount Notes are substantially the same as the Notes. The above exchange was consummated within the time periods stipulated in the agreement.

  The Class B Common Stock Warrants are exercisable at $.01 per share, upon the earlier of May 1, 1997 or a Change of Control. Unless exercised, the Class B Common Stock Warrants expire on April 1, 2001. The number of shares and the exercise price for which a warrant is exercisable are subject to adjustment under certain circumstances. In accordance with a registration rights agreement, the Company filed a shelf registration statement under the Securities Act covering the Warrant Shares.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(5)FINANCING ARRANGEMENTS, CONTINUED

  If the Notes and Class B Common Stock Warrants had been issued on April 1, 1995, interest expense would have been approximately $27,796 for the year ended March 31, 1996.

  Other debt consists primarily of capital leases entered into in connection with the acquisition of fiber leases for use in the telecommunications networks. The interest rate on such debt ranges from 11.25% to 15.0%.

  Maturities of debt for the five years after March 31, 1997 are as follows:

        1998............................................................... $489
        1999...............................................................  554
        2000...............................................................  529
        2001...............................................................  382
        2002...............................................................  324

(6)STOCKHOLDERS' EQUITY

  The Class B Common Stock of the Company held by Adelphia and certain key Company officers (the "Officers") is subject to sale and transfer restriction provisions. These provisions state that none of the Officers may transfer any shares unless they have offered to sell such shares to Adelphia (or the other remaining Officers if Adelphia declines) at a price per share equal to the terms of the proposed third party sale or exchange.

  In accordance with a shareholder agreement, upon termination of employment or at any time after October 7, 1996, the Officers could have required Adelphia to purchase all their outstanding Class B shares (the "Officers' Option"). At any time after October 7, 2001, Adelphia could have required the Officers to sell all of their outstanding Class B shares to Adelphia (the "Adelphia Option"). The price per share shall be equal to the fair market value of the shares as determined by a nationally recognized financial advisor selected by Adelphia and the Officers.

  On March 19, 1996, such shareholder agreement was amended primarily to (i) grant the Officers certain registration rights regarding their Class B Common Stock; (ii) extend the Officers' Option date until after October 7, 1998;
(iii) extend the Adelphia Option date until after October 7, 2003 and (iv) provide for aggregate loans to the Officers of $3,000 from the proceeds received from the sale of the Notes and Class B Common Stock Warrants discussed in Note 5. Such loans, including accrued interest at a rate equal to the rate which the Company is able to invest cash on a short-term basis, are secured by a pledge of each Officer's Class B Common Stock in the Company and are payable to the Company on the earlier of October 8, 1998 or the date of the registration of an equity security of the Company as described below. Also, an amount equal to the interest that accrues on such loans from the date six months after the date the loans are made until due and payable will be satisfied through additional compensation to the Officers. The shareholder agreement is terminated upon the registration of an equity security of the Company under the Securities Act or the Securities Exchange Act of 1934, as amended, which equity security is of the same class as the equity security held by the Officers.

  On March 19, 1996, the Board of Directors of the Company approved a ten thousand-for-one stock split of its Class B Common Stock and the reduction of the par value from $1.00 per share to $.01 per share. In addition, on March 19, 1996, the Board of Directors approved charter amendments to increase the Company's authorized shares of Class B Common Stock from 1,000 shares to 30,000,000 shares and authorized 5,000,000 shares of preferred stock with terms of such preferred stock to be determined by the Board of Directors of the Company. No preferred stock has been issued by the Company.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(6)STOCKHOLDERS' EQUITY, CONTINUED

  On October 3, 1996, the Board of Directors of the Company approved charter amendments to (i) increase the Company's authorized shares from 30,000,000 shares of Common Stock to 150,000,000 shares of Class B Common Stock, (ii) authorize 300,000,000 shares of a second class of common stock (Class A Common Stock), and (iii) reclassify each previously authorized and outstanding share of Common Stock as Class B Common Stock. Holders of the Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In addition, each share of Class B Common Stock is automatically convertible into one share of Class A Common Stock. In the event a cash dividend is paid, the holders of the Class A Common Stock and the Class B Common Stock will be paid an equal amount.

  All references in the accompanying consolidated financial statements to the number of shares of common stock and the par value have been retroactively restated to reflect the stock split, the par value reduction and the other actions taken by the Board of Directors on March 19 and October 3, 1996.

  On October 3, 1996, the Board of Directors and stockholders of the Company approved the Company's 1996 Long-Term Compensation Plan (the "1996 Plan"). The 1996 Plan provides for the grant of (i) options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (ii) options which do not so qualify, (iii) share awards (with or without restrictions on vesting), (iv) stock appreciation rights and
(v) stock equivalent or phantom units. The number of shares of Class A Common Stock available for issuance initially will be 1,750,000. Such number is to increase each year by 1% of outstanding shares of all classes of the Company's Common Stock, up to a maximum of 2,500,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The 1996 Plan provides that incentive stock options must be granted with an exercise price of not less than the fair market value of the underlying Common Stock on the date of grant. Options outstanding under the Plan may be exercised by paying the exercise price per share through various alternative settlement methods. On March 4, 1997 and April 1, 1997, the company issued 104,000 and 18,000 shares, respectively, of Class A Common Stock to Daniel R. Milliard pursuant to his employment agreement with the Company. No other stock options, stock awards, stock appreciation rights or phantom stock units have been granted under the Plan.

(7)COMMITMENTS AND CONTINGENCIES

  The Company rents office space, node space and fiber under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $478, $1,210 and $1,103 for the years ended March 31, 1995, 1996 and 1997, respectively.

  The minimum future lease obligations under the noncancelable operating leases as of March 31, 1997 are approximately:

  PERIOD ENDING MARCH 31,
  -----------------------
  1998....................................................................  $553
  1999....................................................................   524
  2000....................................................................   507
  2001....................................................................   521
  2002....................................................................   462
  Thereafter..............................................................   113

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(7)COMMITMENTS AND CONTINGENCIES, CONTINUED

  Certain investors in two of the joint ventures have the right after a specified period of time to sell their interest to the Company. Under one agreement, the sales price represents the investor's aggregate capital contribution less distributions plus interest accrued at the prime rate. The Company's obligation under this commitment at June 30, 1997 was approximately $3,729. The sales price under the second agreement is equal to the fair market value of such investor's interest.

  The Company has entered into employment agreements with certain key Company officers, the terms of which expire on October 20, 1998, as amended. The employment agreements provide for base salary, benefits and bonuses payable if specified management goals are attained. In addition, the employment agreements contain noncompetition and nondisclosure provisions.

  The Company has entered into an employment agreement with the President of the Company, the terms of which expire on March 31, 2001, unless extended by the Company for additional one year periods. The employment agreement provides for base salary, benefits, stock options or stock grants and cash and stock bonuses payable if specified management goals are attained as established annually by the Board of Directors. In addition, the employment agreement contains noncompetition and nondisclosure provisions.

  The Company's operations and the operations of its joint ventures may be adversely affected by changes and developments in governmental regulation, competitive forces and technology. The telecommunications industry is subject to extensive regulation at the federal, state and local levels. On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Telecommunications Act"), the most comprehensive reform of the nation's telecommunications laws since the Communications Act of 1934.

  The more significant provisions of the Telecommunications Act and certain of its possible effects are as follows:

  The Telecommunications Act removes legal barriers of entry in local telephone markets. This provision should enable the Company to provide a full range of services in any state while potentially increasing the level of competition the Company faces in all its markets.

  The Telecommunications Act requires incumbent Local Exchange Company's ("LECs") to "interconnect" with competitors which will provide access to certain networks under reasonable rates, terms and conditions.

  The Telecommunications Act establishes procedures for LEC and Bell Operating Company ("BOC") entry into new markets, including long distance and cable television service.

  By allowing the BOCs to enter the long distance market, this may reduce the market share of the major long distance carriers (the Company's joint ventures' primary customers) and have adverse consequences on the Company's joint ventures' ability to generate revenues from the long distance carriers.

  The Telecommunications Act eliminates the requirement that LECs obtain FCC authorization before constructing new facilities for interstate services and limits the FCC's ability to review LEC tariff filings. The changes will increase the speed with which the LECs are able to introduce new service offerings and new pricing of existing services, thereby increasing the LEC's ability to compete with the Company.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(7)COMMITMENTS AND CONTINGENCIES, CONTINUED
  On July 2, 1996 the FCC released its First Report and Order and Further Notice of Proposed Rulemaking promulgating rules and regulations to implement Congress' statutory directive concerning number portability (the "Number Portability Order"). The FCC ordered all LECs to begin phased development of a long-term service provider portability method in the 100 largest Metropolitan Statistical Areas ("MSAs") no later than October 1, 1997, and to complete deployment in those MSAs by December 31, 1998. Number portability must be provided in those areas by all LECs to all requesting telecommunications carriers. As new carriers are at a competitive disadvantage without telephone number portability, the Company believes the Number Portability Order should enhance the Company's ability to offer service in competition with the incumbent LECs, but it is uncertain how effective these regulations will be in promoting number portability. The Number Portability Order sets interim criteria for number portability cost recovery. The FCC deferred selecting a long term number portability cost recovery scheme to a further rulemaking proceeding which is expected to be decided later in 1997.

  On August 8, 1996 the FCC released its First Report and Order and Second Report and Order and Memorandum Opinion and Order promulgating rules and regulations to implement Congress' statutory directive concerning the interconnection obligations of all telecommunications carriers, including obligations of CLEC and incumbent LEC networks and incumbent LEC pricing of interconnection and unbundled elements (the "Local Competition Orders"). The Local Competition Orders adopt a national framework for interconnection but leave to the individual states the task of implementing the FCC's rules. Because implementation of the Local Competition Orders is occurring at the state level, it is uncertain how these new requirements will affect the Company. To the extent that CLECs are able to interconnect with incumbent LEC networks on favorable terms, the Company believes its ability to provide competitive local exchange services will increase. On May 8, 1997, the FCC issued an order to implement the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service (the "Universal Service Order"). The Universal Service Order requires all telecommunications carriers providing interstate telecommunications services, including the Company, to contribute to universal service support. Such contributions will be assessed based on interstate and international end-user telecommunications revenues. Universal service support will be distributed to all carriers designated as "eligible carriers" by state commissions. This could be advantageous to the Company or it could be beneficial to the Company's competitors depending on the geographic areas for which subsidies are available.

  In a related proceeding, on May 16, 1997, the FCC issued an order to implement certain reforms to its access charge rules (the "Access Charge Reform Order"). To the extent that the Access Charge Reform Order requires incumbent LECs to impose lower, cost-based access charges on Interexchange or Long Distance Carriers ("IXCs"), the Company's potential margins in providing customers with access services may decrease.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(8)RELATED PARTY TRANSACTIONS

  The following table summarizes the Company's transactions with related parties:

                                                                  THREE MONTHS
                                                                      ENDED
                                                  MARCH 31,         JUNE 30,
                                             -------------------- -------------
                                              1995   1996   1997   1996   1997
                                             ------ ------ ------ ------ ------
                                                                   (UNAUDITED)
   REVENUES:
     Management fees........................ $1,045 $1,950 $2,600 $  679 $  614
     Network monitoring fees................    217    446    604    119    216
     Special access fees....................    189    651    540    180    170
                                             ------ ------ ------ ------ ------
     Total.................................. $1,451 $3,047 $3,744 $  978 $1,000
                                             ====== ====== ====== ====== ======
   EXPENSES:
     Interest expense and fees.............. $3,321 $6,088 $4,731 $1,254 $1,259
     Allocated corporate costs..............    511    417  1,199     80    326
     Fiber leases...........................    303  1,022    738    282     16
                                             ------ ------ ------ ------ ------
     Total.................................. $4,135 $7,527 $6,668 $1,616 $1,601
                                             ====== ====== ====== ====== ======

  Management fees from related parties represent fees received by the Company from its unconsolidated joint ventures for the performance of financial, legal, regulatory, network design, construction and other administrative services.

  Network monitoring fees represent fees received by the Company for technical support for the monitoring of each individual joint venture's telecommunications system.

  Special access fees represent amounts charged to joint ventures for use of the network of a wholly owned subsidiary of the Company.

  Interest income charged on certain affiliate receivable balances with joint ventures was $65, $199, $230, $13, and $110 for the years ended March 31, 1995, 1996, and 1997, and the three months ended June 30, 1996 and 1997, respectively.

  Interest expense and fees relate to the Note payable--Adelphia (See Note 5).

  Allocated corporate costs represent costs incurred by Adelphia on behalf of the Company for the administration and operation of the Company. These costs include charges for office space, corporate aircraft and shared services such as finance activities, information systems, computer services, human resources, and taxation. Such costs were estimated by Adelphia and do not necessarily represent the actual costs that would be incurred if the Company was to secure such services on its own.

  Fiber lease expense represents amounts paid to various subsidiaries of Adelphia for the utilization of existing cable television plant for development and operation of the consolidated operating networks.

  During the year ended March 31, 1997, the Company purchased from Adelphia for approximately $6,485, Adelphia's historic cost to acquire the assets, certain fiber that had previously been leased from Adelphia. Because the entities involved in the transaction are under the common control of Adelphia, the excess of the purchase price of the assets over the predecessor owner's net book value was charged to accumulated deficit.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(9)INCOME TAXES

  Adelphia and its corporate subsidiaries (including the Company) file a consolidated federal income tax return. For financial reporting purposes, current and deferred income tax assets and liabilities are computed on a separate company basis. The net operating loss carryforwards and the valuation allowance are adjusted for the effects of filing a consolidated income tax return, similar to provisions of the Internal Revenue Code. At March 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of $30,478 expiring through 2012.

  Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and
(b) operating loss carryforwards.

  The Company's net deferred tax asset is comprised of the following:

                                                                MARCH 31,
                                                            ------------------
                                                              1996      1997
                                                            --------  --------
   DEFERRED TAX ASSETS:
    Differences between book and tax basis of intangible
   assets.................................................. $    119  $    197
    Net operating loss carryforwards.......................    9,302    11,539
    Investment in Partnerships.............................    1,401     2,793
    Other..................................................      134        50
                                                            --------  --------
     Total.................................................   10,956    14,579
    Valuation allowance....................................  (10,459)  (12,356)
                                                            --------  --------
     Total.................................................      497     2,223
                                                            --------  --------
   DEFERRED TAX LIABILITIES:
    Differences between book and tax basis of property,
   plant and
     equipment.............................................      203     2,186
                                                            --------  --------
   Net deferred tax asset.................................. $    294  $     37
                                                            ========  ========

  The net change in the valuation allowance for the years ended March 31, 1996 and 1997 was an increase of $5,164 and $1,897, respectively.

  Income tax benefit (expense) for the years ended March 31, 1995, 1996 and 1997 is as follows:

                                                                  MARCH 31,
                                                               -----------------
                                                               1995  1996  1997
                                                               ----  ----  -----
  Current..................................................... $(8)  $ (9) $  (2)
  Deferred....................................................  37    206   (257)
                                                               ---   ----  -----
  Total....................................................... $29   $197  $(259)
                                                               ===   ====  =====

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                             JUNE 30, 1996 AND 1997
 (INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(9)INCOME TAXES, CONTINUED

  A reconciliation of the statutory federal income tax rate and the Company's effective income tax rate is as follows:

                                                               MARCH 31,
                                                           -------------------
                                                           1995   1996   1997
                                                           -----  -----  -----
  Statutory federal income tax rate.......................  35.0%  35.0%  35.0%
  Change in valuation allowance........................... (39.0) (34.6) (34.6)
  State taxes, net of federal benefit and other...........   4.4    1.0   (1.2)
                                                           -----  -----  -----
  Income tax benefit (expense)............................   0.4%   1.4%  (0.8)%
                                                           =====  =====  =====

(10) QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following tables summarize the financial results of the Company for each of the quarters in the years ended March 31, 1996 and 1997:

                                                THREE MONTHS ENDED
                                   ----------------------------------------------
                                   JUNE 30,  SEPTEMBER 30, DECEMBER 31, MARCH 31,
                                     1995        1995          1995       1996
                                   --------  ------------- ------------ ---------
Revenues.........................  $   686      $   612      $ 1,198     $   826
                                   -------      -------      -------     -------
Operating expenses:
 Network operations..............      628          613          637         812
 Selling, general and
administrative...................      831          534        1,010         709
 Depreciation and amortization...      250          278          333         323
                                   -------      -------      -------     -------
  Total..........................    1,709        1,425        1,980       1,844
                                   -------      -------      -------     -------
Operating loss...................   (1,023)        (813)        (782)     (1,018)
Other income (expense):
 Interest income.................       16           10          --          173
 Interest expense and fees.......   (1,328)      (1,372)      (1,478)     (1,910)
                                   -------      -------      -------     -------
Loss before income taxes and eq-
 uity in net loss
 of joint ventures...............   (2,335)      (2,175)      (2,260)     (2,755)
Income tax benefit (expense).....       19           59          (20)        139
                                   -------      -------      -------     -------
Loss before equity in net loss of
 joint ventures..................   (2,316)      (2,116)      (2,280)     (2,616)
Equity in net loss of joint ven-
 tures...........................     (797)        (845)      (1,509)     (1,141)
                                   -------      -------      -------     -------
Net loss.........................  $(3,113)     $(2,961)     $(3,789)    $(3,757)
                                   =======      =======      =======     =======
Net loss per weighted average
 share of common stock...........  $ (0.31)     $ (0.30)     $ (0.38)    $ (0.38)
                                   =======      =======      =======     =======
Weighted average shares of common
 stock
 outstanding (in thousands)......   10,000       10,000       10,000      10,000
                                   =======      =======      =======     =======

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(10) QUARTERLY FINANCIAL DATA (UNAUDITED), CONTINUED

                                                THREE MONTHS ENDED
                                   ----------------------------------------------
                                   JUNE 30,  SEPTEMBER 30, DECEMBER 31, MARCH 31,
                                     1996        1996          1996       1997
                                   --------  ------------- ------------ ---------
Revenues.........................  $ 1,102      $ 1,175      $  1,334   $  1,477
                                   -------      -------      --------   --------
Operating expenses:
 Network operations..............      859          728           752      1,093
 Selling, general and
administrative...................    1,027        1,164         2,545      2,044
 Depreciation and amortization...      695          886         1,002      1,362
                                   -------      -------      --------   --------
  Total..........................    2,581        2,778         4,299      4,499
                                   -------      -------      --------   --------
Operating loss...................   (1,479)      (1,603)       (2,965)    (3,022)
Other income (expense):
 Gain on sale of investment......    8,405          --            --         --
 Interest income.................    1,433        1,696         1,190      1,657
 Interest expense and fees.......   (6,169)      (7,108)       (7,482)    (7,618)
                                   -------      -------      --------   --------
Income (loss) before income taxes
 and equity in net loss
 of joint ventures...............    2,190       (7,015)       (9,257)    (8,983)
Income tax (expense) benefit.....       (3)         120            63       (437)
                                   -------      -------      --------   --------
Income (loss) before equity in
 net loss of joint ventures......    2,187       (6,895)       (9,194)    (9,420)
Equity in net loss of joint ven-
 tures...........................   (1,636)      (1,362)       (2,145)    (2,080)
                                   -------      -------      --------   --------
Net income (loss)................  $   551      $(8,257)     $(11,339)  $(11,500)
                                   =======      =======      ========   ========
Net income (loss) per weighted
 average share
 of common stock.................  $  0.05      $ (0.78)     $  (1.07)  $  (1.08)
                                   =======      =======      ========   ========
Weighted average shares of common
 stock
 outstanding (in thousands)......   10,525       10,613        10,613     10,613
                                   =======      =======      ========   ========

(11) SUBSEQUENT EVENTS (THROUGH DATE OF INDEPENDENT AUDITORS' REPORT):

  On June 13, 1997, the Company entered into agreements with MCImetro Access Transmission Services, Inc. (together with its affiliate, MCI Communications, "MCI"). Pursuant to this agreement the Company is designated MCI's preferred provider for new end user dedicated access circuits and of conversions of end user dedicated access circuits as a result of conversions from the incumbent LEC in the Company's markets. Hyperion also has certain rights of first refusal to provide MCI with certain telecommunications services. Under this arrangement, the Company issued a warrant to purchase 281,040 shares of Class A Common Stock to MCI representing 2 1/2% of the Common Stock of the Company on a fully diluted basis. MCI can receive additional warrants to purchase up to an additional 6% of the shares of the Company's Class A Common Stock, on a fully diluted basis, at fair value, if MCI meets certain purchase volume thresholds over the term of the agreement.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(12) EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS'
REPORT:

  On August 4, 1997, the Company entered into an agreement with Lenfest Telephony to increase the Company's interest in Hyperion of Harrisburg to 100% in exchange for 225,115 shares of the Company's Class A Common Stock.

  On August 11, 1997, the Company entered into agreements with subsidiaries of Tele-Communications, Inc. to (i) increase the Company's interest in Louisville Lightwave and Lexington Lightwave to 100% and (ii) increase the Company's interest in NHT Partnership (Buffalo) to 100%.

  Both of these transactions are subject to normal closing conditions and receipt of regulatory approvals.

  On August 27, 1997, the Company issued $250,000 aggregate principal amount of 12 1/4% Senior Secured Notes due September 1, 2004 (the "Secured Notes") in a private placement. Interest is payable semi-annually commencing March 1, 1998. The Secured Notes are secured by a first priority pledge of (i) the Pledged Securities (as defined in the Indenture) and (ii) the Stock Collateral (as defined in the Indenture). On or prior to September 1, 2000, the Company may redeem up to 25% of the aggregate principal amount of the Secured Notes at 112.25% of principal with the net proceeds of one or more Qualified Equity Offerings (as defined in the Indenture). Commencing September 1, 2001, the Company may redeem the Secured Notes in whole or in part at 106.125% of principal declining annually to par on September 1, 2003. Holders of the Secured Notes have the right to require the Company to redeem their Secured Notes at 101% of principal upon a Change of Control (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowings, payment of dividends or distributions, repurchase of equity interests, transactions with affiliates and the sale of assets. The Indenture also provides for payment to the Secured Notes holders of liquidated damages of up to 2% per annum of the Secured Notes principal if the Company does not file a registration statement or cause such registration statement to become effective within a prescribed time period with respect to an offer to exchange the Secured Notes for a new issue of debt securities registered under the Securities Act, with terms substantially the same as those of the Secured Notes. The new issue of debt securities is expected to be recorded at the same carrying value as the Secured Notes and, accordingly, no gain or loss is expected to be recognized. Of the $243,300 net proceeds, after payment of transaction costs, approximately $83,400 was placed in escrow for the purchase of the Pledged Securities to provide for payment of the first six scheduled interest payments on the Secured Notes. The Company intends to use the remainder of the net proceeds to fund (i) capital expenditures, (ii) the acquisition of additional ownership interests in certain of its joint ventures and (iii) working capital.

  On May 8, 1997, the Company entered into agreements with Time Warner Entertainment Advance/Newhouse and Advance/Newhouse Partnership (collectively, "TWEAN") to exchange interests in four New York CLEC networks. On September 12, 1997, the Company consummated the agreements and thereby (i) increased its ownership interests in the Buffalo and Syracuse networks to 60% and 100%, respectively, and (ii) eliminated its ownership interests in the Albany and Binghamton networks.

  On October 9, 1997, the Company issued $200,000 aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 (the "Preferred Stock") in a private placement. The Company is required to redeem all of the Preferred Stock on October 15, 2007 at 100% of the liquidation preference of the Preferred Stock then outstanding. Dividends are payable quarterly, commencing January 15, 1998, at 12 7/8% of the liquidation preference of outstanding Preferred Stock. Through October 15, 2002, dividends are payable in cash or additional shares of Preferred Stock at the Company's option. Subsequent to

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
October 15, 2002, dividends are payable in cash. Prior to October 15, 2000, subject to certain conditions, the Company may redeem up to 35% of the aggregate liquidation preference of the originally issued Preferred Stock at 112.875% of the liquidation preference thereof with the net proceeds of one or more Qualified Equity Offerings (as defined). Commencing October 15, 2002, the Company may redeem the Preferred Stock in whole or in part at 106.438% of the liquidation preference thereof declining annually to par on October 15, 2005. Holders of the Preferred Stock have the right to require the Company to redeem their Preferred Stock at 101% of the liquidation preference thereof upon a Change of Control (as defined). The Certificate of Designation stipulates, among other things, limitations on additional borrowings, payment of dividends or distributions, transactions with affiliates and the sale of assets. A related Registration Rights Agreement provides for payment to the Preferred Stock holders of liquidated damages of up to 1% per annum of the Preferred Stock liquidation preference if the Company does not file a registration statement or cause such registration statement to become effective within a prescribed time period with respect to an offer to exchange the Preferred Stock for a new issue of securities registered under the Securities Act, with terms substantially the same as those of the Preferred Stock. The new issue of securities is expected to be recorded at the same carrying value as the Preferred Stock and, accordingly, no gain or loss is expected to be recognized. The Company intends to use the net proceeds of approximately $194,500 to fund the acquisition of increased ownership interests in certain of its networks, for capital expenditures, including the construction and expansion of new and existing networks, and for general corporate and working capital purposes. Pending such uses, the net proceeds will be invested in cash, short-term investments and other cash equivalents.

  The Company may, at its option, on any dividend payment date, exchange in whole, but not in part, the then outstanding shares of Preferred Stock for 12 7/8% Senior Subordinated Debentures due October 15, 2007 (the "Exchange Debentures"). Interest, redemption and registration rights provisions of the Exchange Debentures are consistent with the provisions of the Preferred Stock.

                                  APPENDIX A

                                   GLOSSARY

  Access Charges--The fees paid by long distance carriers to LECs for originating and terminating long distance calls over the LECs' local networks.

  ATM (Asynchronous Transfer Mode)--A recently commercialized switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multi-media" information) at varying rates. The ATM format can be used by many different information systems, including LANs.

  Broadband--Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communication systems include DS-3 fiber optic systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station signal, that transmits high resolution audio and video signals into the home. Broadband connectivity is also an essential element for interactive multimedia applications.

  CAP (Competitive Access Provider)--A company that provides its customers with an alternative to the incumbent local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services. CAPs are also referred to in the industry as alternative local telecommunications service providers (ALTs), metropolitan area network providers (MANs) and alternative access vendors (AAVs).

  Central Offices or LEC-COs--The switching centers or central switching facilities of the LECs or CLECs.

  Centrex--Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the customer. These features include direct dialing within a given phone system, direct dialing of incoming calls, and automatic identification of outbound calls. This is a value-added service that LECs and CLECs can provide to a wide range of customers who do not have the size or the funds to support their own on-site PBX.

  CLEC (Competitive Local Exchange Carrier)--A CAP that also provides switched local telecommunications services.

  Collocation--The ability of a CAP, IXC or end user to connect its network to a LEC-COs. Physical collocation occurs when a CAP places its network connection equipment inside the LEC-COs. Virtual collocation is an alternative to physical collocation pursuant to which the LEC permits a CAP to connect its network to the LEC-COs on comparable terms, even though the CAP's network connection equipment is not physically located inside the central offices.

  Dedicated Lines--Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within the public switched network).

  Digital--A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a threefold improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video and data.

  Dialing Parity--Dialing parity exists when a customer calling to or from the network of a CLEC is not required to dial any more digits than for a comparable call originating and terminating on the incumbent LEC's network.

  Diverse Access Routing--A telecommunications network configuration in which signals are transported simultaneously along two different paths so that if one cable is cut, traffic can continue in the other direction without interruption to its destination. The Company's networks generally provide diverse access routing.

  DS-0, DS-1, DS-3--Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of up to 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

  FCC--Federal Communications Commission

  Fiber Mile--The number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path. See the definition of "route mile" below.

  Fiber Optics--Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet is said to have more bandwidth capacity than copper cable the size of a telephone pole.

  Fiber Optic Ring Network--Most CAPs have built their networks in ring configurations in order to ensure that, if one segment of a network is damaged or cut, the traffic is simply re-routed and sent to its destination in the opposite direction. The Company uses a "self-healing" optical fiber ring architecture known as SONET.

  Frame Relay--Frame relay is a high speed data packet switching service used to transmit data between computers. Frame relay supports data units of variable lengths at access speeds ranging from 56 kilobits to 1.5 megabits. This service is appropriate for connecting LANs, but is not appropriate for voice and video applications due to the variable delays which can occur. Frame relay was designed to operate at higher speeds on modern fiber optic networks.

  Frame Relay Service--Data communications service that functions as a fast packet transport service of variable length data packets between customer designated locations and supports the establishment of software defined logical connections and circuits that act as private facilities on a public platform.

  Hubs--Collection centers located centrally in an area where telecommunications traffic can be aggregated at a central point for transport and distribution.

  Interconnection Decisions--Rulings by the FCC announced in September 1992 and August 1993, which require the RBOCs and most other LECs to provide interconnection in LEC-COs to any CAP, IXC or end user seeking such interconnection for the provision of interstate special access and switched access transport services.

  InterLATA Calls--InterLATA calls are calls that pass from one LATA to another. Typically, these calls are referred to as long distance calls. The Telecommunications Act establishes procedures under which the RBOCs can receive authority to provide interLATA services.

  IntraLATA Calls--IntraLATA calls, also known as short haul calls, are those calls that originate and terminate within the same LATA. All states allow intraLATA competition, but dialing parity still does not exist in most states and very little LEC intraLATA revenue has been won by competitors.

  IXC (Interexchange or Long Distance Carriers)--Usually referred to as long distance carriers. There are many facilities-based IXCs, including AT&T, MCI, WorldCom and Sprint, as well as a few CAPs that provide interexchange service.

  Kilobit--One thousand bits of information. The information-carrying capacity (i.e., bandwidth of a circuit may be measured in "kilobits per second.")

  LANs (Local Area Networks)--The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

  LATAs--The geographically defined Local Access and Transport Areas in which LECs are authorized by the MFJ to provide local exchange services. These LATAs roughly reflect the population density of their respective states (for example California has 11 LATAs while Wyoming has one). There are 164 LATAs in the United States.

  LEC (Local Exchange Carrier)--A company providing local telephone services.

  LEC-CO--Local Exchange Carrier's Central Office.

  Local Exchange Areas--A geographic area determined by the appropriate state regulatory authority in which local calls generally are transmitted without toll charges to the calling or called party.

  Megabit--One million bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "megabits per second."

  MFJ (Modified Final Judgment)--The MFJ was a consent decree entered into in 1982 between AT&T and the Department of Justice which forced the breakup of the old Bell System through the divestiture of the seven separate Regional Bell Operating Companies (RBOCs) from AT&T. Divestiture resulted in two distinct segments of the telecommunications service market: local and long distance. This laid the groundwork for intense competition in the long distance industry, but essentially created seven separate regionally-based local exchange service monopolies. The Telecommunications Act removes most MFJ restrictions on a prospective basis from AT&T and the RBOCs.

  Network Systems Integration--Involves the creation of a turnkey telecommunications network including (i) route and site selection and obtaining rights of way and legal authorizations to install the network; (ii) design and engineering of the system, including technology and vendor assessment and selection, determining fiber optic circuit capacity, and establishing reliability/flexibility standards; and (iii) project and construction management, including contract negotiations, purchasing and logistics, installation as well as testing and construction management.

  Number Portability--The ability of an end user to change local exchange carriers while retaining the same telephone number.

  Off-Net--A customer that is not physically connected to one of the Company's networks but who is accessed through interconnection with a LEC network.

  On-Net--A customer that is physically connected to one of the Company's networks.

  Overlash--An aerial cable construction technique that involves the attachment of a new cable to an existing cable by placing the new cable beside the existing cable, and lashing (or binding) the two cables together by means of a lashing wire that is wrapped around both cables. This technique allows for the addition of new cable facilities utilizing existing pole attachments without the requirement for additional space on the pole.

  PCS (Personal Communications Service)--A type of wireless telephone system that uses light, inexpensive handheld sets and communicates via low power antennas.

  PBX--A Private Branch Exchange is a switching system within an office building which allows calls from outside to be routed directly to the individual or through a central number. A PBX also allows for calling within an office by way of four digit extensions. Centrex is a service which can simulate this service from an outside switching source, thereby eliminating the need for a large capital expenditure on a PBX.

  Physical Collocation--Physical Collocation occurs when a CAP places its own network connection equipment inside the LEC-CO. The Telecommunications Act gives the FCC authority to mandate physical collocation. See Virtual Collocation.

  POPs (Points of Presence)--Locations where an IXC has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that IXC.

  Private Line--A private, dedicated telecommunications connection between different end user locations (excluding IXC POPs).

  Private Line Data Interconnect Service--A data transport service utilizing data products and private line facilities that are packaged together with data products.

  Public Switched Network--That portion of a LEC's network available to all users generally on a shared basis (i.e., not dedicated to a particular user).

  Public Utility Commission--A state regulatory body which regulates utilities, including telephone companies providing intrastate services. In some states this regulatory body may have a different name, such as public service commission.

  RBOCs (Regional Bell Operating Companies)--The seven local telephone companies established by the MFJ. The RBOCs were prohibited from providing interLATA services and from manufacturing telecommunications equipment under the MFJ, but the Telecommunications Act of 1996 establishes procedures for lifting these restrictions.

  Reciprocal Compensation--The compensation paid by a local carrier for termination of a local call on the network of a competing carrier which is obligated to pay a comparable charge to terminate traffic on the network of the first carrier. Reciprocal compensation is distinct from the one way access charges by which the IXCs compensate LEC's for originating or terminating traffic.

  Redundant Electronics--A telecommunications facility using two separate electronic devices to transmit a telecommunications signal so that if one device malfunctions, the signal may continue without interruption.

  Remote Modules (or Remote Switching Modules)--Telephone switching units that are attached to a host switch (usually via DS1 lines) in a different geographic location. Remote modules provide the capability of offering switching functionality to areas that will not economically support a host switch.

  Rights of Way--Rights of certain entities (usually utility, cable TV or telephone companies and local government agencies) to "pass over" or place facilities on, over, or underneath property. This includes the ability to place cable on poles, in conduit, and to bury cable underground.

  Route Miles--The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map.

  Second and Third Tier Markets--Metropolitan markets in the United States with population bases ranging from 250,000 to two million.

  Special Access Services--The lease of private, dedicated telecommunications lines or "circuits" along the network of a LEC or a CAP, which lines or circuits run to or from the IXC POPs. Examples of special access services are telecommunications lines running between POPs of a single IXC, from one IXC POP to the POP of another IXC or from an end user to its IXC POP. Special access services do not require the use of switches.

  SONET (Synchronous Optical Network)--SONET is the electronics and network architecture which enable transmission of voice, video and data (multimedia) at very high speeds. This state-of-the-art self-healing ring network offers advantages over older linear networks in that a cut line or equipment failure can be overcome by re-routing calls within the network. If the line is cut, the traffic is simply reversed and sent to its destination around the other side of the ring.

  Switch--A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

  Switched Access Transport Services--Transportation of switched traffic along dedicated lines between the LEC central offices and IXC POPs.

  Switched Services--Services which utilize a switch, as opposed to dedicated services which are non-switched. These services are the greatest source of revenue for carriers.

  Switched Traffic--Telecommunications traffic along a switched network.

  Virtual Collocation--Virtual collocation is an alternative to physical collocation in which the CAPs connect their equipment to the LECs facilities from a remote location and request that the LEC install the necessary electronics in its central office which is then leased by the LEC to the CAP for charges which are generally higher than the charges for physical collocation. However, the CAP avoids payment of the initial capital costs for the leased facilities which the CAP must incur under physical collocation.

  Voice Grade Equivalent Circuit--One DS-0. One voice grade equivalent circuit is equal to 64 kilobits of bandwidth per second.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE HYPERION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HYPERION SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  -----------

                               TABLE OF CONTENTS

                                                                           Page

Available Information.......................................................   1
Prospectus Summary..........................................................   2
Risk Factors................................................................  11
Use of Proceeds.............................................................  18
Dividend Policy.............................................................  18
Capitalization..............................................................  19
Selected Consolidated Financial Data........................................  20
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations.................................................................  21
Business....................................................................  31
Competition.................................................................  46
Regulation..................................................................  47
Management..................................................................  56
Security Ownership of Certain Beneficial Owners and Management..............  61
Certain Relationships and Transactions......................................  62
Description of Capital Stock................................................  64
Description of Warrants.....................................................  67
The Selling Securityholders.................................................  70
Plan of Distribution........................................................  72
Legal Matters...............................................................  73
Experts.....................................................................  73
Index to Financial Statements............................................... F-1
Glossary.................................................................... A-1


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



                                     LOGO
                  [LOGO OF HYPERION TELECOMMUNICATIONS, INC.]

                        329,000 WARRANTS TO PURCHASE AN
                    AGGREGATE OF 613,427 SHARES OF CLASS B
                      COMMON STOCK AND 613,427 SHARES OF
                      CLASS B COMMON STOCK ISSUABLE UPON
                           EXERCISE OF THE WARRANTS

                                ---------------

                                  PROSPECTUS
                                ---------------


                               NOVEMBER   , 1997
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is an estimate of expenses which will be incurred in connection with the issuance and distribution of the securities being registered.

                                                                     PAYABLE BY
                                                                     THE COMPANY
                                                                     -----------
      SEC filing fee................................................   $   100
      Legal fees and expenses.......................................    30,000
      Accounting fees and expenses..................................     7,500
      Miscellaneous expense.........................................     5,400
                                                                       -------
        Total.......................................................   $43,000
                                                                       =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Hyperion provide for indemnification of the officers and directors of Hyperion to the full extent permissible under Delaware law.

  Hyperion's Certificate of Incorporation also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Hyperion shall not be personally liable to Hyperion or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On April 15, 1996, the Company issued 329,000 Units consisting of $329.0 million aggregate principal amount at maturity of 13% Senior Discount Notes due April 15, 2003 (the "Senior Notes") and 329,000 Warrants to purchase an aggregate of 613,427 shares of common stock (the "Warrants") in a private placement to institutional investors pursuant to the exemptions from registration under Section 4(2) of the Securities Act and Rule 144A. Gross proceeds were approximately $175.3 million and net proceeds to the Company were approximately $168.6 million after discounts and commissions of approximately $6.1 million and other transactions costs. The initial purchasers for the Unit placement were Bear, Stearns & Co. Inc., Chase Securities Inc. and NationsBanc Capital Markets, Inc.

  On March 4, 1997 and April 1, 1997, the Company issued 104,000 shares and 18,000 shares, respectively, of Class A Common Stock of the Company to Daniel
R. Milliard, the President of the Company, as stock bonus awards pursuant to his employment agreement. Such issuances were made under the Company's 1996 Long-Term Incentive Compensation Plan pursuant to the exemption from registration under Section 4(2) of the Securities Act.

  On June 13, 1997, the Company issued a warrant to MCIMetro Access Transmission Services, Inc. ("MCI") to purchase 281,040 shares of Class A Common Stock of the Company, which expires June 13, 2000, at the lower of (i) $20 per share of Class A Common Stock or (ii) the public offering price of the Company's

Class A Common Stock if the Company completes an initial public offering of its Class A Common Stock. The warrant was issued in reliance on the exemption from registration under Section 4(2) of the Securities Act in connection with the Company's designation as MCI's preferred provider of certain products and services in the Company's markets pursuant to a new Preferred Provider Agreement between the parties.

  On August 27, 1997, the Company issued $250.0 million aggregate principal amount of 12 1/4% Senior Secured Notes due 2004 (the "Senior Secured Notes") in a private placement to institutional investors pursuant to exemptions from registration under Section 4(2) of the Securities Act and Rule 144A and in reliance upon Regulation S. Gross proceeds were $250.0 million and net proceeds were approximately $243.3 million after underwriting discounts and commissions of approximately $6.25 million and other transaction costs. The initial purchasers for the Senior Secured Notes were Bear Stearns & Co. Inc., Chase Securities Inc., TD Securities, CIBC Wood Gundy Securities Corp. and Scotia Capital Markets.

  On October 9, 1997, Hyperion issued $200.0 million aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 (the "Preferred Stock") in a private placement to institutional investors pursuant to exemptions from registration under Section 4(2) of the Securities Act and Rule 144A and in reliance upon Regulation S. Gross proceeds were $200.0 million and net proceeds were approximately $194.5 million after underwriting discounts and commissions of approximately $5.0 million and other transaction costs. The initial purchaser for the Preferred Stock was Bear Stearns & Co. Inc.

ITEM 16. EXHIBITS

  (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     2.1     Purchase Agreement effective as of May 13, 1996 between Teleport
             Communications Group Inc. and Hyperion Telecommunications of
             Florida, Inc. (Incorporated herein by reference is Exhibit 2.1 to
             Registration Statement No. 333-06957 on Form S-4.)
     3.1     Certificate of Incorporation of Registrant, together with all amendments thereto. (Incorporated herein by reference is Exhibit
             3.01 to Registrant's Current Report on Form 8-K for the event dated October 9, 1997.)
     3.2     Bylaws of Registrant. (Incorporated herein by reference is Exhibit
             3.2 to Registration Statement No. 333-12619 on Form S-1.)
     4.1     Indenture, dated as of April 15, 1996, between the Registrant and
             Bank of Montreal Trust Company. (Incorporated herein by reference is Exhibit 4.1 to Registration Statement No. 333-06957 on Form S-
             4.)
     4.2     First Supplemental Indenture, dated as of September 11, 1996, between, the Registrant and Bank of Montreal Trust Company.
             (Incorporated herein by reference is Exhibit 4.2 to Registration
             Statement No. 333-12619 on Form S-4.)
     4.3     Form of 13% Senior Discount Note. (Incorporated herein by
             reference is Exhibit 4.3 to Registration Statement No. 333-12619
             on Form S-4.)
     4.4     Registration Rights Agreement dated as of April 15, 1996, between the Registrant and the Initial Purchasers. (Incorporated herein by reference is Exhibit 4.3 to Registration Statement No. 333-06957
             on Form S-4.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     4.5     Subordinated Note dated April 15, 1996 by the Company in favor of
             Adelphia. (Incorporated herein by reference is Exhibit 4.3 to
             Quarterly Report on Form 10-Q for the quarter ended September 30,
             1996 (File No. 0-21605).)
     4.6     Form of Class A Common Stock Certificate. (Incorporated herein by reference is Exhibit 4.1 to Registrant's Registration Statement on
             Form 8-A, dated October 23, 1996.)
     4.7     Indenture, dated as of August 27, 1997, with respect to the
             Registrant's 12 1/4% Senior Secured Notes due 2004, between the
             Registrant and the Bank of Montreal Trust Company. (Incorporated
             herein by reference is Exhibit 4.01 to Form 8-K dated August 27,
             1997 (File No. 0-21605).)
     4.8     Form of 12 1/4% Senior Secured Note due 2004 (contained in Exhibit
             4.7)
     4.9     Pledge Agreement between the Registrant and the Bank of Montreal
             Trust Company as Collateral Agent, dated as of August 27, 1997.
             (Incorporated herein by reference is Exhibit 4.03 to Form 8-K dated August 27, 1997 (File No. 0-21605).)
    4.10     Registration Rights Agreement between the Registrant and the
             Initial Purchasers, dated August 27, 1997, regarding the 12 1/4%
             Senior Secured Notes due 2004. (Incorporated herein by reference is Exhibit 4.04 to Form 8-K dated August 27, 1997 (File No. 0-
             21605).)
    4.11     Pledge, Escrow and Disbursement Agreement, between the Registrant and the Bank of Montreal Trust Company, dated as of August 27,
             1997. (Incorporated herein by reference is Exhibit 4.05 to Form 8-
             K dated August 27, 1997 (File No. 0-21605).)
    4.12     Second Supplemental Indenture, dated as of August 27, 1997, between the Registrant and the Bank of Montreal Trust Company,
             regarding the Registrant's 13% Senior Discount Notes due 2003.
             (Incorporated herein by reference is Exhibit 4.06 to Form 8-K dated August 27, 1997 (File No. 0-21605).)
    4.13     Certificate of Designation for 12 7/8% Series A and Series B
             Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Contained in Exhibit 3.01 to Registrant's Current Report on Form
             8-K for the event dated October 9, 1997 which is incorporated herein by reference.)
    4.14     Form of Certificate for 12 7/8% Senior Exchangeable Redeemable
             Preferred Stock due 2007. (Incorporated herein by reference is
             Exhibit 4.02 to the Registrant's Current Report on Form 8-K for
             the event dated October 9, 1997.)
    4.15     Form of Indenture, with respect to the Registrant's 12 7/8% Senior
             Subordinated Exchange Debentures due 2007. (Contained as Annex A
             in Exhibit 3.01 to Registrant's Current Report on Form 8-K for the
             event dated October 9, 1997 which is incorporated herein by reference.)
    4.16     Registration Rights Agreement between the Registrant and the
             Initial Purchaser dated October 9, 1997, regarding the 12 7/8%
             Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Incorporated herein by reference is Exhibit 4.04 to the
             Registrant's Current Report on Form 8-K for the event dated
             October 9, 1997.)
     5.1**   Opinion of Buchanan Ingersoll Professional Corporation.
    10.1     Purchase Agreement dated as of April 10, 1996 between the
             Registrant and Bear, Stearns & Co. Inc., Chase Securities Inc. and
             NationsBanc Capital Markets, Inc. (collectively, the "Initial
             Purchasers"). (Incorporated herein by reference is Exhibit 1.1 to
             Registration Statement No. 333-06957 on Form S-4.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     10.2    Employment Agreement between the Registrant and Charles R.
             Drenning. (Incorporated herein by reference is Exhibit 10.1 to
             Registration Statement No. 333-06957 on Form S-4.)
     10.3    Employment Agreement between the Registrant and Paul D. Fajerski.
             (Incorporated herein by reference is Exhibit 10.2 to Registration
             Statement No. 333-06957 on Form S-4.)
     10.4    Employment Agreement between the Registrant and Randolph S.
             Fowler. (Incorporated herein by reference is Exhibit 10.3 to
             Registration Statement No. 333-06957 on Form S-4.)
     10.5    Pre-Incorporation and Shareholder Restrictive Agreement between
             Adelphia, Paul D. Fajerski, Charles R. Drenning and Randolph S.
             Fowler. (Incorporated herein by reference is Exhibit 10.5 to
             Registration Statement No. 333-06957 on Form S-4.)
     10.6    Term Loan Note dated May 10, 1996 between Charles R. Drenning in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.6 to Registration Statement No.
             333-06957 on Form S-4.)
     10.7    Term Loan Note dated May 10, 1996 between Paul D. Fajerski in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.7 to Registration Statement No.
             333-06957 on Form S-4.)
     10.8    Term Loan Note dated May 10, 1996 between Randolph S. Fowler in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.8 to Registration Statement No.
             333-06957 on Form S-4.)
     10.9    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Charles R. Drenning. (Incorporated herein by reference is Exhibit 10.9 to Registration Statement No. 333-06957
             on Form S-4.)
    10.10    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Paul D. Fajerski. (Incorporated herein by reference is Exhibit 10.10 to Registration Statement No. 333-06957
             on Form S-4.)
    10.11    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Randolph S. Fowler. (Incorporated herein by reference is Exhibit 10.11 to Registration Statement No. 333-06957
             on Form S-4.)
    10.12    Letter Agreement dated March 19, 1996 between the Registrant,
             Charles R. Drenning, Paul D. Fajerski, Randolph S. Fowler and
             Adelphia. (Incorporated herein by reference is Exhibit 10.12 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.13    Warrant Agreement dated as of April 15, 1996, by and among
             Hyperion Telecommunications, Inc. and Bank of Montreal Trust
             Company. (Incorporated herein by reference is Exhibit 10.13 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.14    Warrant Registration Rights Agreement dated as of April 15, 1996, by and among Hyperion Telecommunications, Inc. and the Initial
             Purchasers. (Incorporated herein by reference is Exhibit 10.14 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.15    Form of Management Agreement. (Incorporated herein by reference is
             Exhibit 10.15 to Registration Statement No. 333-06957 on Form S-
             4.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    10.16    Employment Agreement between Hyperion Telecommunications, Inc. and
             Daniel R. Milliard dated as of March 4, 1997. (Incorporated herein by reference is Exhibit 10.03 to Current Report on Form 8-K of
             Adelphia Communications Corporation dated May 1, 1997 (File Number
             0-16014).)
    10.17    1996 Long-Term Incentive Compensation Plan. (Incorporated herein by reference is Exhibit 10.17 to Registration Statement No. 333-
             13663 on Form S-1.)
    10.18    Registration Rights Agreement among Charles R. Drenning, Paul D.
             Fajerski, Randolph S. Fowler, Adelphia Communications Corporation
             and the Company. (Incorporated herein by reference is Exhibit
             10.18 to Registration Statement No. 333-13663 on Form S-1.)
    10.19    Registration Rights Agreement between Adelphia Communications
             Corporation and the Company. (Incorporated herein by reference is
             Exhibit 10.19 to Registration Statement No. 333-13663 on Form S-
             1.)
    10.20    Extension Agreement dated as of January 8, 1997, among Hyperion
             Telecommunications, Inc., Adelphia Communications Corporation,
             Charles R. Drenning, Paul D. Fajerski, Randolph S. Fowler, and six
             Trusts named therein. (Incorporated herein by reference is Exhibit
             10.04 to Current Report on Form 8-K of Adelphia Communications
             Corporation dated May 1, 1997 (File Number 0-16014).)
    10.21    Purchase Agreement among the Registrant, Bear Stearns & Co. Inc.,
             Chase Securities Inc., TD Securities (USA) Inc., CIBC Wood Gundy
             Securities Corp., and Scotia Capital Markets (the "Initial
             Purchasers") dated August 21, 1997. (Incorporated herein by reference is Exhibit 10.01 to Form 8-K dated August 27, 1997 (File
             No. 0-21605).)
    10.22    Purchase Agreement among the Registrant and Bear Stearns & Co.
             Inc. (the "Initial Purchaser") dated October 1, 1997 regarding the
             12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Incorporated by reference is Exhibit 10.01 to the Registrant's
             Current Report on Form 8-K for the event dated October 9, 1997.)
    21.01    Subsidiaries of the Registrant (Incorporated herein by reference is Exhibit 21.1 to Registrant's Annual Report on Form 10-K for the
             fiscal year ended March 31, 1997.) (File Number 0-21605)
    23.01**  Consent of Buchanan Ingersoll Professional Corporation (contained in its opinion filed as Exhibit 5.01 hereto)
    23.02*   Consent of Deloitte & Touche LLP
    24.01**  Power of Attorney (appearing on signature page)

--------
*Filed herewith.
** Previously filed.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

  (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (3)(i) and (3)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 4th day of November, 1997.

                                          HYPERION TELECOMMUNICATIONS, INC.

                                               /s/ Daniel R. Milliard
                                          By:  ________________________________
                                              Daniel R. Milliard President and
                                                  Chief Operating Officer


  Pursuant to the requirements of the Securities Act, this Amendment to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                           TITLE                       DATE

            *                 Chairman and Director              November 4 ,
-------------------------                                        1997
John J. Rigas

            *                 Vice Chairman and Director         November 4 ,
-------------------------                                        1997
Michael J. Rigas

            *                 Vice Chairman, Treasurer,          November 4 ,
-------------------------     Chief Financial Officer and        1997
Timothy J. Rigas              Director

            *                 Vice Chairman, Chief Executive     November 4 ,
-------------------------     Officer and Director               1997
James P. Rigas

 /s/ Daniel R. Milliard       President, Secretary, Chief        November 4 ,
-------------------------     Operating Officer and Director     1997
Daniel R. Milliard

            *                 Senior Vice President and          November 4 ,
-------------------------     Director                           1997
Charles R. Drenning

            *                 Senior Vice President and          November 4 ,
-------------------------     Director                           1997
Paul D. Fajerski

            *                 Senior Vice President and          November 4 ,
-------------------------     Director                           1997
Randolph S. Fowler

            *                 Vice President and Chief           November 4 ,
-------------------------     Accounting Officer                 1997
Edward E. Babcock

*/s/ Daniel R. Milliard
-------------------------
Daniel R. Milliard, as attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     2.1     Purchase Agreement effective as of May 13, 1996 between Teleport
             Communications Group Inc. and Hyperion Telecommunications of
             Florida, Inc. (Incorporated herein by reference is Exhibit 2.1 to
             Registration Statement No. 333-06957 on Form S-4.)
     3.1     Certificate of Incorporation of Registrant, together with all amendments thereto. (Incorporated herein by reference is Exhibit
             3.01 to Registrant's Current Report on Form 8-K for the event dated October 9, 1997.)
     3.2     Bylaws of Registrant. (Incorporated herein by reference is Exhibit
             3.2 to Registration Statement No. 333-12619 on Form S-1.)
     4.1     Indenture, dated as of April 15, 1996, between the Registrant and
             Bank of Montreal Trust Company. (Incorporated herein by reference is Exhibit 4.1 to Registration Statement No. 333-06957 on Form S-
             4.)
     4.2     First Supplemental Indenture, dated as of September 11, 1996, between, the Registrant and Bank of Montreal Trust Company.
             (Incorporated herein by reference is Exhibit 4.2 to Registration
             Statement No. 333-12619 on Form S-4.)
     4.3     Form of 13% Senior Discount Note. (Incorporated herein by
             reference is Exhibit 4.3 to Registration Statement No. 333-12619
             on Form S-4.)
     4.4     Registration Rights Agreement dated as of April 15, 1996, between the Registrant and the Initial Purchasers. (Incorporated herein by reference is Exhibit 4.3 to Registration Statement No. 333-06957
             on Form S-4.)
     4.5     Subordinated Note dated April 15, 1996 by the Company in favor of
             Adelphia. (Incorporated herein by reference is Exhibit 4.3 to
             Quarterly Report on Form 10-Q for the quarter ended September 30,
             1996 (File No. 0-21605).)
     4.6     Form of Class A Common Stock Certificate. (Incorporated herein by reference is Exhibit 4.1 to Registrant's Registration Statement on
             Form 8-A, dated October 23, 1996.)
     4.7     Indenture, dated as of August 27, 1997, with respect to the
             Registrant's 12 1/4% Senior Secured Notes due 2004, between the
             Registrant and the Bank of Montreal Trust Company. (Incorporated
             herein by reference is Exhibit 4.01 to Form 8-K dated August 27,
             1997 (File No. 0-21605).)
     4.8     Form of 12 1/4% Senior Secured Note due 2004 (contained in Exhibit
             4.7)
     4.9     Pledge Agreement between the Registrant and the Bank of Montreal
             Trust Company as Collateral Agent, dated as of August 27, 1997.
             (Incorporated herein by reference is Exhibit 4.03 to Form 8-K dated August 27, 1997 (File No. 0-21605).)
    4.10     Registration Rights Agreement between the Registrant and the
             Initial Purchasers, dated August 27, 1997, regarding the 12 1/4%
             Senior Secured Notes due 2004. (Incorporated herein by reference is Exhibit 4.04 to Form 8-K dated August 27, 1997 (File No. 0-
             21605).)
    4.11     Pledge, Escrow and Disbursement Agreement, between the Registrant and the Bank of Montreal Trust Company, dated as of August 27,
             1997. (Incorporated herein by reference is Exhibit 4.05 to Form 8-
             K dated August 27, 1997 (File No. 0-21605).)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    4.12     Second Supplemental Indenture, dated as of August 27, 1997, between the Registrant and the Bank of Montreal Trust Company,
             regarding the Registrant's 13% Senior Discount Notes due 2003.
             (Incorporated herein by reference is Exhibit 4.06 to Form 8-K dated August 27, 1997 (File No. 0-21605).)
    4.13     Certificate of Designation for 12 7/8% Series A and Series B
             Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Contained in Exhibit 3.01 to Registrant's Current Report on Form
             8-K for the event dated October 9, 1997 which is incorporated herein by reference.)
    4.14     Form of Certificate for 12 7/8% Senior Exchangeable Redeemable
             Preferred Stock due 2007. (Incorporated herein by reference is
             Exhibit 4.02 to the Registrant's Current Report on Form 8-K for
             the event dated October 9, 1997.)
    4.15     Form of Indenture, with respect to the Registrant's 12 7/8% Senior
             Subordinated Exchange Debentures due 2007. (Contained as Annex A
             in Exhibit 3.01 to Registrant's Current Report on Form 8-K for the
             event dated October 9, 1997 which is incorporated herein by reference.)
    4.16     Registration Rights Agreement between the Registrant and the
             Initial Purchaser dated October 9, 1997, regarding the 12 7/8%
             Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Incorporated herein by reference is Exhibit 4.04 to the
             Registrant's Current Report on Form 8-K for the event dated
             October 9, 1997.)
     5.1**   Opinion of Buchanan Ingersoll Professional Corporation.
    10.1     Purchase Agreement dated as of April 10, 1996 between the
             Registrant and Bear, Stearns & Co. Inc., Chase Securities Inc. and
             NationsBanc Capital Markets, Inc. (collectively, the "Initial
             Purchasers"). (Incorporated herein by reference is Exhibit 1.1 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.2     Employment Agreement between the Registrant and Charles R.
             Drenning. (Incorporated herein by reference is Exhibit 10.1 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.3     Employment Agreement between the Registrant and Paul D. Fajerski.
             (Incorporated herein by reference is Exhibit 10.2 to Registration
             Statement No. 333-06957 on Form S-4.)
    10.4     Employment Agreement between the Registrant and Randolph S.
             Fowler. (Incorporated herein by reference is Exhibit 10.3 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.5     Pre-Incorporation and Shareholder Restrictive Agreement between
             Adelphia, Paul D. Fajerski, Charles R. Drenning and Randolph S.
             Fowler. (Incorporated herein by reference is Exhibit 10.5 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.6     Term Loan Note dated May 10, 1996 between Charles R. Drenning in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.6 to Registration Statement No.
             333-06957 on Form S-4.)
    10.7     Term Loan Note dated May 10, 1996 between Paul D. Fajerski in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.7 to Registration Statement No.
             333-06957 on Form S-4.)
    10.8     Term Loan Note dated May 10, 1996 between Randolph S. Fowler in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.8 to Registration Statement No.
             333-06957 on Form S-4.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     10.9    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Charles R. Drenning. (Incorporated herein by reference is Exhibit 10.9 to Registration Statement No. 333-06957
             on Form S-4.)
    10.10    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Paul D. Fajerski. (Incorporated herein by reference is Exhibit 10.10 to Registration Statement No. 333-06957
             on Form S-4.)
    10.11    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Randolph S. Fowler. (Incorporated herein by reference is Exhibit 10.11 to Registration Statement No. 333-06957
             on Form S-4.)
    10.12    Letter Agreement dated March 19, 1996 between the Registrant,
             Charles R. Drenning, Paul D. Fajerski, Randolph S. Fowler and
             Adelphia. (Incorporated herein by reference is Exhibit 10.12 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.13    Warrant Agreement dated as of April 15, 1996, by and among
             Hyperion Telecommunications, Inc. and Bank of Montreal Trust
             Company. (Incorporated herein by reference is Exhibit 10.13 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.14    Warrant Registration Rights Agreement dated as of April 15, 1996, by and among Hyperion Telecommunications, Inc. and the Initial
             Purchasers. (Incorporated herein by reference is Exhibit 10.14 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.15    Form of Management Agreement. (Incorporated herein by reference is
             Exhibit 10.15 to Registration Statement No. 333-06957 on Form S-
             4.)
    10.16    Employment Agreement between Hyperion Telecommunications, Inc. and
             Daniel R. Milliard dated as of March 4, 1997. (Incorporated herein by reference is Exhibit 10.03 to Current Report on Form 8-K of
             Adelphia Communications Corporation dated May 1, 1997 (File Number
             0-16014).)
    10.17    1996 Long-Term Incentive Compensation Plan. (Incorporated herein by reference is Exhibit 10.17 to Registration Statement No. 333-
             13663 on Form S-1.)
    10.18    Registration Rights Agreement among Charles R. Drenning, Paul D.
             Fajerski, Randolph S. Fowler, Adelphia Communications Corporation
             and the Company. (Incorporated herein by reference is Exhibit
             10.18 to Registration Statement No. 333-13663 on Form S-1.)
    10.19    Registration Rights Agreement between Adelphia Communications
             Corporation and the Company. (Incorporated herein by reference is
             Exhibit 10.19 to Registration Statement No. 333-13663 on Form S-
             1.)
    10.20    Extension Agreement dated as of January 8, 1997, among Hyperion
             Telecommunications, Inc., Adelphia Communications Corporation,
             Charles R. Drenning, Paul D. Fajerski, Randolph S. Fowler, and six
             Trusts named therein. (Incorporated herein by reference is Exhibit
             10.04 to Current Report on Form 8-K of Adelphia Communications
             Corporation dated May 1, 1997 (File Number 0-16014).)
    10.21    Purchase Agreement among the Registrant, Bear Stearns & Co. Inc.,
             Chase Securities Inc., TD Securities (USA) Inc., CIBC Wood Gundy
             Securities Corp., and Scotia Capital Markets (the "Initial
             Purchasers") dated August 21, 1997. (Incorporated herein by reference is Exhibit 10.01 to Form 8-K dated August 27, 1997 (File
             No. 0-21605).)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    10.22    Purchase Agreement among the Registrant and Bear Stearns & Co.
             Inc. (the "Initial Purchaser") dated October 1, 1997 regarding the
             12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Incorporated by reference is Exhibit 10.01 to the Registrant's
             Current Report on Form 8-K for the event dated October 9, 1997.)
    21.01    Subsidiaries of the Registrant (Incorporated herein by reference is Exhibit 21.1 to Registrant's Annual Report on Form 10-K for the
             fiscal year ended March 31, 1997.) (File Number 0-21605)
    23.01**  Consent of Buchanan Ingersoll Professional Corporation (contained in its opinion filed as Exhibit 5.01 hereto)
    23.02*   Consent of Deloitte & Touche LLP
    24.01**  Power of Attorney (appearing on signature page)

--------
*Filed herewith.
** Previously filed.